UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                             File No. 333-76511
                        PRE-EFFECTIVE AMENDMENT NO. 2

                                  FORM SB-2
                      REGISTRATION STATEMENT UNDER THE
                           SECURITIES ACT OF 1933

                       CHINA PREMIUM FOOD CORPORATION
               ----------------------------------------------
           (Name of Small Business Issuer in its Amended Charter)

            Delaware                  2026            62-1681831
-------------------------------    ----------    -------------------
(State or other jurisdiction of    SIC Number     (I.R.S. Employer
incorporation or organization)                   Identification No.)

     11300 US Highway 1, Suite 202, North Palm Beach, Florida 33408 USA
     ------------------------------------------------------------------
                  (Address of principal executive offices)

                  Telephone number:          (561) 625-1411
                                             --------------

                           Susan Lurvey, Secretary
                       China Premium Food Corporation
                        11300 US Highway 1, Suite 202
                         North Palm Beach, FL 33408
                               (561) 625-1411
          (Name, address and telephone number of agent for service)

                                 Copies To:
                         Roy D. Toulan, Jr., Esquire
                             Stibel & Toulan LLP
                              183 State Street
                         Boston, Massachusetts 02109
                               (617) 523-6000
                                _____________

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE


Title of each                                           Proposed        Proposed
class of           Number of                            maximum         maximum
securities         Securities                           offering        aggregate       Amount of
to be              to be            Dollar amount       price           offer           registration
registered         registered       to be registered    per unit (3)    price (2)(3)    fee
-------------      ----------       ----------------    ------------    ------------    ------------

Common Stock,      12,000,000(2)    $12,000,000         $1.00           $12,000,000    $3,336
$.001 par value
per share (1)

<F1>  Common Stock issued upon conversion of Series D Convertible Preferred
      Stock, dividends payable in connection therewith, and the exercise of Warrants issued in connection therewith. The issue of Series D Convertible Preferred Stock took place pursuant to a Subscription Agreement, dated March 9, 1999.

<F2>  Pursuant to Rule 416 under the Securities Act of 1933, also includes an indeterminate number of additional shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments.

<F3>  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

        (ii)


                SUBJECT TO COMPLETION, DATED AUGUST ___, 2000

                                 PROSPECTUS

                               [COMPANY LOGO]


                      ---------------------------------
                                THE RESALE OF
                      12,000,000 SHARES OF COMMON STOCK
                      ---------------------------------

This prospectus relates to the public offering, which is not being underwritten, of up to 12,000,000 shares of our common stock by the selling stockholders identified in this prospectus.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

Our common stock is quoted on the OTC Bulletin Board under the symbol
"CHPF."  On August    , 2000, the last sale price for our common stock as
reported on the OTC Bulletin Board was $        per share.

Investing in the common stock involves risks. See "Risk Factors" beginning on page 5

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense

           The date of this Prospectus is                 , 2000.

============================================================================
The information in this prospectus is not complete and may be changed.
These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
============================================================================

                              TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                    4
  The Company                                                         4
  The Offering                                                        4

RISK FACTORS                                                          5
  We have a limited operating history                                 5
  We will have a need for additional financing                        6
  Additional financing will result in dilution                        6
  We depend upon key personnel                                        6
  There is a limited market for our common stock                      6
  There exist potential risks of low priced "penny" stock             7
  Future sales of common stock could depress the market price         7
  We have significant competition in China                            7
  We do not control our distribution channels                         8
  Risks associated with doing business in China                       8

SELLING SHAREHOLDERS                                                  9

PLAN OF DISTRIBUTION                                                 12

LEGAL PROCEEDINGS                                                    14

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
 CONTROL PERSONS                                                     14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
 AND MANAGEMENT                                                      18

DESCRIPTION OF SECURITIES                                            21
  Common Stock                                                       22
  Series A Convertible Preferred Stock                               23
  Series B Convertible Preferred Stock                               24
  Series C Convertible Preferred Stock                               25
  Series D Convertible Preferred Stock                               26
  Series E Convertible Preferred Stock                               28
  Series F Convertible Preferred Stock                               29
  Series G Convertible Preferred Stock                               31

INTEREST OF NAMED EXPERTS AND COUNSEL                                32

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
 FOR SECURITIES ACT LIABILITIES                                      32

THE COMPANY                                                          33
  Background                                                         33
  Our business                                                       38
  Principal Products, Markets and Distribution                       43
  Marketing and advertising                                          44
  Employees                                                          45

ADDITIONAL INFORMATION                                               45

MANAGEMENT DISCUSSION AND ANALYSIS OF OPERATIONS                     45
  Basis of reporting                                                 45
  Years ended December 31, 1998 and 1999                             46
    Liquidity and capital resources                                  48
  Period from January 1, 2000 to June 30, 2000                       49
    Liquidity and capital resources                                  51
  Debt structure                                                     54
  Effects of inflation                                               54
  Effect of fluctuation in foreign exchange rates                    54
  New accounting standards not yet adopted                           54

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS                      55

DESCRIPTION OF PROPERTY                                              55

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                       56

MARKET FOR COMMON EQUITY AND RELATED
 STOCKHOLDER MATTERS                                                 57

EXECUTIVE COMPENSATION                                               59

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
 ACCOUNTING AND FINANCIAL DISCLOSURE                                  61

FINANCIAL STATEMENTS                                                 F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders listed in this prospectus on page 11 are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

You can contact us by mail at China Premium Food Corporation, 11300 Us Highway 1, Suite 202, North Palm Beach, Fl 33408 or by phone at (561) 625-1411.

                             PROSPECTUS SUMMARY

The Company

      China Premium Food Corporation is a Delaware corporation formed on April 26, 1996. Through our Chinese subsidiaries in the Shanghai and Hangzhou PRC urban markets, we license, market and distribute branded Looney Tunes(TM) milk products and import branded Looney Tunes(TM) snack crackers for sale in supermarkets and convenience stores. In addition, through production arrangements between our U.S. subsidiary and regional dairies, we will market branded Looney Tunes(TM) flavored milk products for sale in the United States, commencing in September of 2000.

      In the past eight months, we have refocused our business from producing milk products in China to the licensing, marketing, importation and distribution of food products, both in China and in the United States. Our business strategy is to

      *  develop sales of these branded products

      * develop efficient distribution systems in Shanghai and Hangzhou for these products

      * expand the products imported to China by our Chinese import/export wholly owned subsidiary

      * finalize the formation of a Chinese joint venture company to distribute premium food products to major hotels in China using a business to business e-commerce portal

      In order to implement this business strategy, we will need to raise additional capital through the sale of our equity.

Financial Matters

      Starting with the audited financial statements in our 1999 Annual Report, we stopped reporting the financial affairs of our Chinese subsidiaries in Shanghai and Hangzhou on a consolidated basis and began to report our investment in these subsidiaries on an equity basis. As a result, we have not reported any income for the last two quarters.

      For the year ended December 31, 1999, we had an accumulated deficit of $12,360,537. As of December 31, 1999, we had cash on hand of $16,854 and total shareholders' equity of $840,057.

      As of June 30, 2000, we had an accumulated deficit of $15,344,972. As of June 30, 2000, we had cash on hand of $1,161,327 and reported total shareholders' equity of $2,515,362.

The Offering

      The common stock offered by the selling shareholders includes shares of common stock issued upon conversion of convertible preferred stock and common stock that we may issue to the selling shareholders to prevent dilution resulting from stock splits, stock dividends and conversion price or warrant exercise price adjustments.

      We will not receive any proceeds from the resale of the common stock covered by this Prospectus, all of which will be paid to the selling shareholders.

                                RISK FACTORS

      An investment in the common stock offered by this prospectus involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase the shares of common stock. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also adversely affect our company.

      Any of the following factors could adversely affect our business, financial condition or results of operations. The trading price of our common stock could, in turn, decline and you could lose all or part of your investment.

Because we have a limited operating history and recently have refocused our business strategy from production to licensing, marketing and distribution, our business projections may not be accurate and our plans may not be successful
----------------------------------------------------------------------------

      While we anticipate favorable results from our business strategy, we have yet to realize any income from this new business direction. Without income and profitability, our business may fail and our common stock will be worthless.

      During the first two quarters of 2000, we continued to shift ours business focus and strategy from the production of milk products to a company involved in the marketing and distribution of a broad range of food products in China, including premium branded items. Our strategy of distributing branded Looney Tunes(TM) retail consumer food products at premium prices in China is untested. We have not as yet sold sufficient products to determine whether this strategy or any projections of profitability based upon this strategy will be successful.

      Similarly, our U.S. strategy of alliances with regional dairies to produce Looney Tunes(TM) flavored milk products is untested. We anticipate initial sales of these flavored milks to begin in late September of 2000.

Since we are not yet a profitable business, we will have a need for additional financing; our failure to raise additional money may have an adverse effect on our business plans
---------------------------------------------------------------------------

      Our failure to obtain additional financing could materially slow or prevent

      * our development of a distribution system in China for our food products

      * our formation of a new Chinese joint venture to distribute premium food products to major hotels in China

      * our development of a business to business e-commerce portal as a sales tool for our new premium food joint venture

      * our ability to increase sales in these areas or achieve and sustain profitability.

      We require approximately $2,000,000 to fund our immediate capital needs in three areas: first, the launch of Looney Tunes(TM) milk products and snack crackers in China; second, our contribution of approximately $1,200,000 in registered capital for a new joint venture; and third, the development of a distribution system for our food products produced locally or imported into China. While we have been successful to date in raising sufficient money to support our marketing and development efforts, there can be no assurance that additional financing will be available on satisfactory terms or at all.

If we obtain additional financing through more sales of our stock, stockholders' investments may be worth less
---------------------------------------------------------------------------

      We may be required or may choose to sell equity securities to obtain financing in the future including the sale of additional preferred stock to the selling security holders. If we sell additional equity securities at a price per share less than the purchase price at which the shares of common stock are offered, investors purchasing common stock in this offering would incur additional dilution. As a result, shareholders' investments may be worth less than they may have anticipated.

Since we depend upon key personnel, the loss of one or more of our management team may have a negative effect on our business
---------------------------------------------------------------------------

      The unexpected loss of the services of any member of the management team could have a material adverse effect on our ability to conduct and grow both our local and import businesses in China. We are and will be dependent on our current management teams for the foreseeable future

      *  to obtain needed additional financing

      * to develop and maintain government and private contacts in China for the local production of our Looney Tunes(TM) branded milk products

      * to develop and maintain government and private contacts in China for the importation of food products into China by our wholly owned Chinese subsidiary

      Our President and CEO, Roy Warren, has developed important contacts with Chinese entrepreneurs with whom we either consult or plan business ventures in China. He also has developed a significant and crucial network of existing and potential investor contacts in the United States. In addition, Steve Langley, our Chief Operating Officer in China, has the benefit of important business contacts developed during his living and working in China for the past six years. A loss of any member of our management team would require us to seek a replacement and reestablish the personal contacts lost.

Since there is a limited market for our common stock, the resale of the common stock covered by this prospectus may depress the price of our stock and we may not meet NASDAQ qualifications
---------------------------------------------------------------------------

      There can be no assurance that a broader market for our common stock will develop subsequent to this offering. Failure of such a market to develop could have a material adverse effect on the liquidity of the common stock and, therefore, on an investment in the shares. This would significantly increase the risks of such an investment.

      In November of 1997, our common stock began trading on the OTC Bulletin Board and now trades under the trading symbol "CHPF." Prior to that time there was no public market for the common stock. Since it has begun trading, there has been a limited inter-dealer market for the common stock. Assuming we can meet the minimum listing requirements, we intend to apply for a listing of our common stock on NASDAQ. There can be no assurance, however, that we will meet the listing requirements of NASDAQ or that our common stock will be approved for trading. In addition, sales of substantial numbers of the common stock covered by this Prospectus into the existing inter-dealer market could have a depressive effect on the market price of our common stock. Such depressive effect could keep the price per share of the common stock below that required for initial listing of our common stock for trading on NASDAQ.

Since our common stock is "penny" stock, the price of our stock in the market may be adversely effected
---------------------------------------------------------------------------

      The penny stock rules could have the effect of limiting the trading market for our common stock and the ability of purchasers in this offering to sell any shares of our common stock in the market. If the trading market for our common stock were so limited, it could have an adverse effect on the liquidity of the shares and could have the effect of materially increasing the risks of an investment in our common stock.

      If the price per share of our common stock on the OTC Bulletin Board continues to trade at below $5 per share, the common stock will come within the definition of "penny stock," as contained in certain rules and regulations of the SEC. Under those regulations, any broker-dealer seeking to effect a transaction in a penny stock not otherwise exempt from the rules must first deliver to the potential customer a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market.

      The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salespersons in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. This information must be given to the customer orally or in writing before the transaction and in writing before or with delivery of the customer's confirmation of the transaction. Under the penny stock rules, the broker-dealer must make a special determination of the suitability of the suggested investment for the individual customer and must receive the customer's written consent to the transaction.

Approximately 71% of our common stock will be available for resale which could depress the market price
---------------------------------------------------------------------------

      After the offering, we will have outstanding approximately 24,700,000 shares of common stock. Of that amount, approximately 17,500,000 shares or 71%, will be available for resale. While we cannot predict the impact of the public resale into the market of any of these shares on the public trading price of our common stock, sales of substantial amounts of our shares or the availability of substantial amounts of our common stock for sale could lower market prices.

Since we are smaller than most of our competitors in Shanghai, and have limited resources, we have difficulty incurring our market share in the consumer milk and snack foods markets
---------------------------------------------------------------------------

      The ability of our competition to sell dairy and other food products at prices below prices charged by us for our products may represent an obstacle to our ability to secure a market share at revenue levels sufficient to achieve profitability.

      In Shanghai, our largest milk competitor controls 80% of the consumer dairy market, is well financed, and has an experienced and long term management team in place. Similarly, our largest competitor in the snack cracker market is large and well financed. We will require a significant expenditure of money to provide marketing and logistic support our Looney Tunes(TM) premium milk products and imported snack crackers through an initial launch and on a continuing basis. In addition, our competitors enjoy long term relationships with local food stores and store chains, and are better financed and benefit from an enhanced distribution system when compared to that employed by us.

Since we are dependent on distributors to sell our products, we do not control our distribution channels
---------------------------------------------------------------------------

      A reduction in sales effort or discontinuance of sales of our products by our distributors could lead to reduced sales.

      We sell our products primarily through distributors. Our agreements with distributors, in large part, are nonexclusive and may be terminated on short notice by either party without cause. Our distributors are not within our control, are not obligated to purchase products from us and may
represent other lines of products.   While we are using several "jobber"
distributors to cover the various areas of our market in China for our Looney Tunes(TM) branded milk products and snack crackers, the loss or ineffectiveness of any of our major distributors could adversely affect our operating results.

Doing business in China is subject to unpredictable political and economic conditions, which may disrupt our operations if these conditions become unfavorable to our business
---------------------------------------------------------------------------

      Investments in China involve several risks including internal and international political risks, evolving national economic policies as well as financial and accounting standards, expropriation and the potential for a reversal in economic conditions.

      The revenues of our Chinese subsidiaries will be in Chinese renminbi ("RMB). In order to pay fees and dividends to us, these subsidiaries will need to convert RMB into US dollars. Under current Chinese law, the conversion of RMB into foreign currency requires government consent. At present, standardized procedures are in place to convert RMB to US dollars for the payment of current accounts, including loan repayments, and dividends based on profits. Government authorities, however, may impose restrictions, which could impact this established procedure.

      To form a new Chinese joint venture, we will need various levels of central and local government approval. These approvals may include site permits, building permits, and approval for transfer of assets. While we believe that, because of the importance attached to nutrition and agricultural issues by the central government, the cooperation of local and national governmental approval agencies will be forthcoming, there can be no assurance of continuation of government support for these projects.

      With respect to the conditions and activities of Chinese companies with which the Company is involved pursuant to its joint venture contracts, the operations of these joint venture companies must be viewed in the context of the Chinese business environment existing in the People's Republic of China. There can be no assurance that the sources from which information is provided concerning the day to day activities of such joint ventures, including their respective relationships to local governmental and regulatory authorities, are wholly reliable. Official statistics also may be produced on a basis different to that used in western countries. Any of the statements as to operations contained in this document must be subject to some degree of uncertainty due to doubts about the reliability of available information from and with regard to the respective joint ventures.

      Moreover, while the government of the People's Republic of China has pursued a policy which has prioritized the development of children's food, in particular milk products, to better serve its people resulting in a focus on the role of agriculture, in general, in China, there can be no assurance that this policy will continue in the long term. Similarly, the recent changes in the laws of China pertaining to the future ownership of commercial facilities presently owned by the state, which has resulted in a perceived policy shift from a controlled economy to a free market system in the dairy industry, may not be accurate in concept or in execution. As such, the risk is present that the acquisition strategy set forth in this document may not be successful owing to a change in government approach, or that the very existence of the joint venture businesses in which the we have controlling interests may be affected adversely.

      Furthermore, many countries in Asia have experienced significant economic downturns since the middle of 1997, resulting in slower real gross domestic product growth for the entire region as a result of higher interest rates and currency fluctuations. Declining economic growth rates could disrupt consumer spending for premium products and negatively affect our business and our profitability over time. The economic downturn in Asia also could lead to a devaluation of the currency of China, which would decrease our revenues U.S. dollar terms. In addition, economic reforms in the region could affect our business in ways that are difficult to predict. For example, since the late 1970s, the Chinese government has been reforming the Chinese economic system to emphasize enterprise autonomy and the utilization of market mechanisms. Although we believe that these reforms measures have had a positive effect on the economic development in China, we cannot be sure that they will be effective or that they will benefit our business.

                            SELLING SHAREHOLDERS

      The following table lists the beneficial ownership of our common stock by the selling shareholders as of the effective date of this registration statement, the number of shares of common stock covered by this prospectus, and includes

      *  the names and addresses of the selling shareholders

      * the number of shares of common stock that each selling shareholder owns, assuming full conversion of the preferred at $0.80 per share and the exercise of all warrants

      * the percentage of all outstanding shares of common stock that ownership represents

      * the number of shares of common stock owned by each selling shareholder that may be offered for sale from time to time by this prospectus

      * the number of shares of common stock owned assuming the sale of all shares covered by this prospectus and the percentage of all outstanding shares of common stock that ownership represents

      The shares may be offered by the selling stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift or through another non-sale related transfer. We may amend or supplement this prospectus from time to time to update the information provided in the table.


                                         Number of Shares         Number of Shares        Number of Shares
                                         Beneficially Owned       Being Offered           Beneficially Owned
                                         Prior to Offering                                After Offering

Name and Address
Of Stockholder                       # of Shares    % of Class       # of Shares      # of Shares    % of Class
                                     -----------    ----------       -----------      -----------    ----------

AUSTINVEST ANSTALT BALZERS            2,625,755        11%            2,625,755           -0-            -0-
(A Lichenstein corporation)
Landstrasse 938
9494 Furstentums
Balzers, Liechtenstein

ESQUIRE TRADE & FINANCE INC.          2,625,755        11%            2,625,755           -0-            -0-
(A B.V.I. corporation)
Trident Chambers
P.O. Box 146
Road Town, Tortola, B.V.I.

AMRO INTERNATIONAL, S.A.              2,726,198        11.5%          2,726,198           -0-            -0-
(A Panama corporation)
c/o Ultra Finanz
Grossmuenster Platz 26
P.O. Box 4401
Zurich, Switzerland CH 8022

SETTONDOWN CAPITAL                      201,493         0.85%           201,493           -0-            -0-
 INTERNATIONAL, LTD.
600 California Street, 14th Floor
San Franciso, CA 94108

LIBRA FINANCE, S.A.                   1,662,500         7%            1,662,500           -0-            -0-
P.O. Box 4603
Zurich, Switzerland

THE KESHET FUND L.P.                    250,000         1.05%           250,000           -0-            -0-
Ragnall House, 18 Peel Road
Douglas, Isle of Man
1M1 4L2, United Kingdom

KESHET L.P.                             268,750         1.13%           268,750           -0-            -0-
Ragnall House, 18 Peel Road
Douglas, Isle of Man
1M1 4L2, United Kingdom

NESHER LTD.                             218,750         0.92%           218,750           -0-            -0-
Ragnall House, 18 Peel Road
Douglas, Isle of Man
1M1 4L2, United Kingdom




TALBIYA B. INVESTMENTS LTD.             200,000         0.84%           200,000           -0-            -0-
Ragnall House, 18 Peel Road
Douglas, Isle of Man
1M1 4L2, United Kingdom

ALON ENTERPRISES LTD.                   344,330         1.45%           344,330           -0-            -0-
Ragnall House, 18 Peel Road
Douglas, Isle of Man
1M1 4L2, United Kingdom


The following table lists the source, by amount, of the shares offered for resale.


Selling Shareholder      Preferred    Preferred    Common       Warrants (and extra
                         Now Owned    Series       Now Owned    Common Issued Upon
                                                                Warrant Exercise*)

AUSTINVEST               34,625       D            132,943        422,500
ANSTALT BALZERS          50,000       F                  -      1,000,000

ESQUIRE TRADE            34,625       D            132,943        422,500
& FINANCE INC.           50,000       F                  -      1,000,000

AMRO INTERNATIONAL,      35,750       D            161,823        455,000
S.A.                     50,000       F                  -      1,000,000 +12,500*

SETTONDOWN CAPITAL            -       D            151,493         50,000
 INTERNATIONAL, LTD.
 (finder's fee only)

LIBRA FINANCE, S.A.           -       F                         1,600,000 + 62,500*
 (finder's fee only)

THE KESHET FUND L.P.     20,000       G                  -              -

KESHET L.P.              21,500       G                  -              -

NESHER LTD.              17,500       G                  -              -

TALBIYA B.               16,000       G                  -              -
INVESTMENTS LTD.

ALON ENTERPRISES LTD.         -       G                  -        344,330
 (finder's fee only)

The Series D, F and G selling shareholders have agreed to restrict their ownership of the common stock to no more than 9.999% of the issued and outstanding shares of common stock.

BENEFICIAL OWNERS

      Austinvest Anstalt Balzers, is owned by Bank fur Arbeit und Wirtschaft AG (B.A.W. A.G. Bank), Vienna, Austria. B.A.W. A.G. Bank is involved in involved in banking services in Austria and Central Europe and maintains strategic partners and alliances in the world's major financial centers.

      Esquire Trade & Finance Inc., is owned by Mr. Matithyahu Kaniel, Israel. Esquire is an international investment entity.

      Amro International, S.A., is owned by Mr. Mark Perkins, Monte Carlo, Monaco. Mr. Perkins is a British citizen. Amro is an investment firm with world wide interests.

      Settondown Capital International, Ltd., is owned by Mr. Anthony Inderriden, Nassau, Bahamas. Settondown is a financial advisor and consulting firm, which assists small companies in obtaining financing through the introduction of sophisticated financial sources.

      Libra Finance, S.A. is an international investment and financial consultant entity. Among other investment activities, Libra advises investors on financially assisting small companies in need of capital.

      The Keshet Fund L.P. is a New York limited partnership, which is a resident of and conducts its investment business from the Isle of Man, United Kingdom. Keshet Management, Ltd., a U.K. Isle of Man corporation, is the general partner.

      Keshet L.P. is a British Virgin Island limited partnership, which is a resident of and conducts its investment business from the Isle of Man, United Kingdom. Keshet Management, Ltd., a U.K. Isle of Man corporation, is the general partner.

      Nesher Ltd. and Talbiya B. Investments Ltd. are U.K. Isle of Man corporations owned by Mr. Abraham Grin, who is responsible for the investment business of these entities.

      Alon Enterprises Ltd. is a B.V.I. corporation owned by Mr. Shmuel Lmakias, Jerusalem, Israel, who is responsible for the computer related and investment business of this entity.

      None of the selling shareholders or their beneficial owners are affiliates of our company.

                            PLAN OF DISTRIBUTION

      The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock offered.
The selling shareholders may sell the shares offered through the OTC Bulletin Board or otherwise. The shares may be offered at market prices and at terms then prevailing or in private sales at negotiated prices. Private sales may be made directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders and any underwriter, dealer or agent who participates in the distribution of these shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received might be deemed to be an underwriting discount or commission under the Securities Act.

      The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell our common stock short and deliver the shares offered to close out such short positions. The selling shareholders also may enter into option or other transactions with broker-dealer or other financial institutions.
These transactions may require the delivery of shares offered to broker-dealers or other financial institution, who may resell the shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders also may pledge the shares offered under this prospectus to a broker-dealer or other financial institution. If a default occurs under the pledge, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus.

      Any broker-dealer participating as an agent in the sale of the shares offered may receive commissions from the selling shareholders (and, if acting as agent for the purchaser of shares, from that purchaser). Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell all of the shares allotted, it may purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may resell such shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale. These resales may be at market prices prevailing at the time of sale or at negotiated prices. Broker-dealers may pay to or receive commissions from the purchasers of such shares.

      We have advised the selling shareholders that the anti-manipulation of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. We will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers on or prior to sales of the shares offered. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. If any broker-dealers purchase shares as principal, commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

      In order to comply with the securities laws of certain states, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is met.

      We cannot guarantee that the selling stockholders will sell all or any of the shares of common stock offered under this prospectus.

                              LEGAL PROCEEDINGS

      In June of 1998, Green Food Peregrine entered into an agreement with State Development Bank of China and the Construction Bank of China with respect to two loans aggregating approximately US $1,200,000. These agreements called for the quarterly payment of approximately US $50,000 to each bank. We did not guaranty or collateralize these loans. In late December 1999, the State Development Bank of China and the Construction Bank of China commenced lawsuits against Green Food Peregrine aggregating approximately US $1,200,000.

      In early December 1999, Eastsea Cow Farm, a raw milk supplier, commenced an action to recover approximately US $43,000. In January 2000, another milk supplier, the Zhejiang Xing Ye Group Co., Ltd., commenced an action for approximately US $6,600 and has obtained a court order seizing the property (including production and office facilities) of Green Food Peregrine.

      In October 1999, a Green Food Peregrine truck driver was adjudicated responsible for an accident which injured another person. The compensation due is approximately US $7,800 and may be paid from available insurance proceeds.

      We have retained Llinks Law Office, a Chinese law firm located in Shanghai, PRC, to represent our business interests generally in China. While judgments have been entered against Green Food Peregrin in these lawsuits, we have been advised by our Chinese counsel that we do not have any liability with respect to these claims against Green Food Peregrine.

      In January 2000, we commenced a non-judicial procedure to terminate the Green Food Peregrine joint venture, based upon our Chinese partner's breach of the joint venture contract. In May 2000, we met with representatives of the PRC's Ministry of Foreign Trade and Economic Cooperation, which has jurisdiction over the Green Food Peregrine joint venture. At that meeting, the MOFTEC representatives agreed with the termination of the joint venture. We continue to pursue the termination process and expect formal termination during 2000.

                       DIRECTORS, EXECUTIVE OFFICERS,
                        PROMOTERS AND CONTROL PERSONS

      The directors, executive officers and significant employees/advisors are as follows. Our directors serve for staggered terms of two years or until their successors are elected. Officers are appointed by, and serve at the pleasure of, the board of directors.


      Name of Officer      Position with the Company
      ---------------      -------------------------

      Roy G. Warren        President, Chief Executive Officer and Director
      Stephen Langley      Chief Operating Officer (China Operations)
      Michael L. Davis     Chief Financial Officer
      Susan E. Lurvey      Treasurer and Secretary
      Nancy Yuan           Chief Financial Officer (China Operations)
      Robert Cummings      Director
      Paul Downes          Director
      George Holdsworth    Director
      Michael Lucci        Director
      John McCormack       Director
      Phillip Pearce       Director

      The experience and background of our executive officers follows:

Mr. Roy Warren - President Since August, 1997; CEO Since May, 1999

      Mr. Warren serves as our President and Chief Executive Officer and as a director. Mr. Warren has been in charge of our day to day US operations and, along with Mr. Downes, charted the course for our initial fund raising efforts. In addition to his day to day operational duties, Mr. Warren continues to develop strategy for our growth and external financial matters.

      For 15 years from 1981 through 1996, Mr. Warren enjoyed an active career in the securities brokerage industry. During those years, Mr. Warren acted as executive officer, principal, securities broker, and partner with brokerage firms in Florida, most notably Kemper Financial Companies, Alex Brown & Sons and Laffer Warren & Company. Mr. Warren currently serves on the Executive Committee of our board of directors.

      Mr. Warren also serves as a director of our U.S. subsidiary, Bravo! Foods, Inc. and our wholly owned Chinese subsidiary, China Premium Food Corporation (Shanghai) Co., Ltd.

Mr. Stephen Langley - Chief Operating Officer (China) Since October, 1999

      Mr. Langley's entire 22 year career has been spent in agribusiness sales, marketing, and management. Seventeen of those years have been with multinational companies, including IBP Inc., a leading processor of fresh beef and pork. While in middle management at IBP, the sales department under his direct supervision accounted for annual sales of US $320 million and sales volume of 1.25 million metric tons. In addition, Mr. Langley was responsible for establishing a market presence for IBP in China. He opened IBP's Shanghai Representative office in 1997 and sales of products imported from IBP-US which amounted to US$ 250,000 in 1997, grew to over US $7 million in 1998. Mr. Langley developed the business strategy and directed all sales activities in China for IBP, including negotiating pricing, shipping, delivery, and other critical details of the supply of perishable goods.

      Mr. Langley and his family have lived in China continuously for the last 6 years. He studied Chinese full time for two years from 1993-1995 and achieved Chinese language Level 3 fluency (Foreign Service scale of 1-5, with Level 5 equal to native speaker.)

      Mr. Langley also serves as a director and General Manager of our wholly owned Chinese subsidiary, China Premium Food Corporation (Shanghai) Co., Ltd.

Mr. Michael L. Davis, Chief Financial Officer - CFO Since October, 1997

      Entering the securities industry over 35 years ago as a securities and special situations analyst with ValueLine, Mr. Davis proceeded to serve as a Tactical Planner, General Portfolio Manager and Short Sale Portfolio Manager with a number of hedge funds. In 1972, he was a member of the Investment Committee at Anchor Corp. which supervised its $2.5 billion family of funds, as well as serving as Anchor's Chief Market Analyst. From 1978 through 1989, Mr. Davis was the Portfolio Manager of Merrill Lynch's Special Value Fund. In addition to his position with us, for the past *** years, Mr. Davis has operated a private consulting firm, M.L. Davis Financial Services. Mr. Davis advises clients on stock selection and general market timing considerations. He researches and writes investment reports on selected small and mid-cap growth companies. In addition. Mr. Davis supervises an investment portfolio for a group of United Arab Emirates investors. Mr. Davis has had 35 years of experience as a securities analyst and portfolio manager for companies such as Value Line and Merrill Lynch. Mr. Davis was appointed our Chief Financial Officer in the summer of 1997.

Ms. Nancy Yuan, Chief Financial Officer (China) - COO (China) Since October,
1999

      Ms. Yuan is a Shanghai native and is fluent in English, Mandarin, and the Shanghai dialect, with a working knowledge of Cantonese. Ms. Yuan has a Master of Science in Accounting from Kent State University with successful completion of the USA CPA exam. She also has an engineering background with an undergraduate degree in that field.

      For the past nine years, Ms. Yuan has had a cross- cultural working experience in corporate accounting policy, procedure, control, and financial analysis with knowledge of the accounting and auditing standards, US GAAP, and PRC accounting and tax regulations. Ms. Yuan was trained at Coopers and Lybrand in Hong Kong, where she was responsible for assessing corporate internal control, corporate accounting policy and procedures, defining risk areas, and auditing financial statements. She also was involved with the flotation of a PRC company for listing in the HK Stock Exchange. In addition, Ms. Yuan has been employed at Moen Incorporated, where she was responsible for manufacturing quality, auditing and data analysis for Moen faucets. Ms. Yuan also was an Assistant Professor at Qingdao University, where she taught classes, established the Precision Measurement Lab, and conducted research in the area of "Tolerance and Technical Measurements".

      In addition to Mr. Warren, our directors are as follows:

Mr. Arthur W. Blanding - Director Since November, 1999

      Mr. Blanding is president of The Omega Company, international technical consultants to the dairy industry. He has over 50 years experience in management of dairy processing, sales and strategic planning consulting. He graduated from Michigan State University in 1956, with a degree in food science, and in 1964 from Oregon State University with a degree in Food Microbiology, and attended Harvard Business School.

      As President of The Omega Company for the past 20 years, Mr. Blanding has completed over 200 projects successfully, both in the U.S. and abroad. Clients of The Omega Company include Abbott International, Cumberland Farms, Dairy Gold, Farm Fresh, Inc., Haagen Dazs, Labatt, Ross Laboratories, and Stop & Shop Company, among others. Mr. Blanding was a consultant for the design and construction of the dairy processing facility built in Shanghai by Green Food Peregrine. The Omega Company is a party to a consulting contract with us concerning technical and production issues.

      Mr. Blanding also serves as a director and Chairman of our U.S. subsidiary, Bravo! Foods, Inc.

Mr. Robert J. Cummings - Director Since 1997

      Mr. Cummings' work experience includes ten years in purchasing at Ford Motor Company. In 1975, he founded and currently operates J & J Production Service, Inc., a manufacturing representative business, which is currently responsible for over $300 million in annual sales. Mr. Cummings currently serves on the executive committee of the our board of directors.

Mr. Paul Downes - Director Since 1997

      Mr. Downes is a director and, from August of 1997 to April of 1998, served as our Chairman. For the past 12 years, Mr. Downes has managed his personal diverse portfolio of international investments with concentration in the United Kingdom, Eastern Europe, North Africa and Asia. In 1985, he founded a group of nursing homes for the elderly in Great Britain which he sold in 1990. Prior to that time, Mr. Downes, who holds the distinction of having won the title of English and European Amateur golf Champion, spent several years organizing golf tournaments and international golf matches in Malaysia, Singapore, Thailand, Philippines, Indonesia and Hong Kong, spending two years living in Southeast Asia. Mr. Downes is one of our "founders" and played a leading role in our initial raising efforts. From March of 1999, Mr. Downes has served as the Chairman of a start up marble quarry company located in Alabama.

Mr. George Holdsworth - Director Since 1997

      From March of 1997 until May, 1998, Mr. Holdsworth was responsible for the operational aspects of our China operations. Since 1998, Mr. Holdsworth has managed his personal investment portfolio and has served as a director and consultant to U.S. Stone Corporation, a start up marble quarry company locate in Alabama.

      Mr. Holdsworth is a graduate of the University of London with a B.S. in Mathematics and an Associate of the London College of Music. He started in business as a manufacturing manager in his father's company, Earlsdon Components, Ltd., where he became Director of Operations, then owner and Managing Director. In 1993, Mr. Holdsworth became owner of Earlsdon Technology, Ltd., a JV Partner of Shanghai Earlsdon Valve Company, Ltd., and lived in Shanghai for four years, until May, 1998. Mr. Holdsworth sold his interest in Shanghai Earlsdon and commenced his duties for us in March, 1997.

Michael G. Lucci - Director Since 1998

      Mr. Lucci is a former All Pro linebacker who played for the Detroit Lions of the National Football League from 1964 through his retirement from professional football in 1973. Mr. Lucci became associated with Bally's Total Fitness Corporation in 1971 and rose through the ranks to become that corporation's Vice President of club operations in the mid-west, Senior Vice-President, and President and Chief Operating Officer in 1993. Mr. Lucci retired in 1996 and, since that time, has managed a diverse investment portfolio for himself and directed the business of his construction company in the Detroit MI area. Along with Messrs. Warren and Cummings, Mr. Lucci serves on the executive committee of our board of directors.

Mr. John McCormack - Director Since 1997

      Mr. McCormack filled the directorship vacated by Mr. Dale Reese in the Summer of 1997. For over 15 years, Mr. McCormack has served as an executive with Dean Foods Co., the nation's leading processor and distributor of a full line of branded and private label products, including fluid milk, cottage cheese and ice cream. Dean Foods also is considered a leader in the frozen vegetable business with brands which include BirdsEye, Freshlike and Veg-All. Prior to a 1999 move to the Chicago area for Dean Foods, Mr. McCormack managed McArthur Dairy in Miami, Florida, a wholly- owned subsidiary of Dean Foods Co., and South Florida's leading dairy processor and distributor. As a Vice

President of Dean Foods, he is in charge of Dean Food's mid-western division out of Chicago, Illinois. Mr. McCormack serves on the compensation committee of our board of directors.

Mr. Phillip Pearce - Director Since 1997

      Mr. Pearce is a "retired" member of the securities industry. Mr. Pearce served as Chairman of the NASD during which time he was instrumental in the founding of NASDAQ. Additionally, Mr. Pearce was a former Director of E.F. Hutton and has served as Governor of the New York Stock Exchange. Since his retirement in 1988, Mr. Pearce has remained active in the securities industry as a corporate financial consultant. Mr. Pearce serves on the compensation committee of our board of directors.

      Mr. Pearce also serves as a director of our U.S. subsidiary, Bravo! Foods, Inc.

                            --------------------

      As of the date of this prospectus, there have been no family relationships among the directors and executive officers. Further, no director, executive officer, promoter or control person has been involved in any legal proceedings during the past five years that are material to an evaluation of the ability or integrity of such director, person nominated to become a director, executive officer, promoter or control person of the Company. None of the individuals listed in this Item 5 has had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of such bankruptcy, if any, or within two years prior to that time. No director, executive officer, promoter or control person was or has been convicted in a criminal proceeding or is subject to a pending criminal proceeding or subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, borrowing, or otherwise limiting his or her involvement in any type of business, securities or banking activities. No director, executive officer, promoter or control person has been found by a court of competent jurisdiction in a civil action to have violated federal or state securities or commodities law.

                        SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock on of July 31, 2000, as to

      * each person known by us to beneficially own more than 5% of our common stock
      *  each of our directors
      *  each of our named executive officers
      *  all of our directors and officers as a group

The following conditions apply to all of the following tables:

      * except as otherwise noted, the named beneficial owners have direct ownership of the stock and have sole voting and investment power with respect to the shares shown

      * the class listed as "common" includes the shares of common stock underlying our issued convertible preferred stock, options and warrants

      * Amro International, S.A., Austinvest Anstalt Balzers and Esquire Trade & Finance Inc. have agreed to limit their ownership of our outstanding common stock to not more than 9.999%.

Holders of 5% or more of our common stock follows:


                  Name & Address of               Amount & Nature of              Percent
Title of Class    Beneficial owner                Beneficial Ownership            of Class
--------------    -----------------               --------------------            --------

Common            Amro International, S.A.        2,726,198                       11.5%
                  Grossmuenster Platz 26
                  P.O. Box 4401
                  Zurich, Switzerland CH 8022

Common            Austinvest Anstalt Balzers      2,625,755                       11%
                  Landstrasse 938
                  9494 Furstentums
                  Balzers, Liechtenstein

Common            Esquire Trade & Finance Inc.    2,625,755                       11%
                  Trident Chambers
                  P.O. Box 146
                  Road Town, Tortola, B.V.I.

Common            Mr. Dale Reese                  2,457,985                       10.4%
                  125 Kingston Road
                  Media, PA

Common            Paul Downes                     24,182 (direct)                  0.102%
                  Tamarind Management Ltd.        2,098,145 (indirect/control)     8.83%
                  5646 Windrift Lane
                  Boca Raton, FL 33433

Common            Libra Finance, S.A.             1,662,500                        7%
                  P.O. Box 4603
                  Zurich, Switzerland

Common            American Flavors China, Inc.    1,531,685                        6.48%
                  1007 Chestnut Street
                  Newton, MA 02164


Common stock owned by our directors follows:


                  Name & Address of               Amount & Nature of              Percent
Title of Class    Beneficial owner                Beneficial Ownership            of Class
--------------    -----------------               --------------------            --------

Common            Paul Downes                     24,182 (direct)                  0.102%
                  Tamarind Management Ltd.        2,098,145 (indirect/control)     8.83%
                  5646 Windrift Lane
                  Boca Raton, FL 33433




Common            Roy G. Warren                   670,414                          2.83%
                  1128 Country Club Road
                  N. Palm Beach, FL 33408

Common            Robert Cummings                 310,000                          1.31%
                  2829 N.E. 44th Street
                  Lighthouse Point, FL 33064

Common            Michael G. Lucci                210,000                          0.88%
                  49 Spanish River Drive
                  Ocean Ridge, FL 33435

Common            John McCormack                  100,000                          0.42%
                  8750 South Grant
                  Burridge, IL 60521

Common            Mr. Arthur W. Blanding          47,426                           0.20%
                  Janesville, WI 53545

Common            Phillip Pearce                  25,000                           0.10%
                  6624 Glenleaf Court
                  Charlotte, NC 28270

Common stock owned by our executive officers follows:


                  Name & Address of               Amount & Nature of              Percent
Title of Class    Beneficial Owner                Beneficial Owner                of Class
--------------    -----------------               ------------------              --------

Common            Roy G. Warren                   670,414                          2.83%
                  (President/CEO/Director)
                  1128 Country Club Road
                  N. Palm Beach, FL 33408

Common            Stephen Langley                 70,000                           0.29%
                  (COO - China)
                  102 Greenwich Drive
                  983 Hua Mu Road
                  Pudong, Shanghai 201204, PRC

Common            Michael L. Davis                25,000                           0.10%
                  (CFO)
                  20 Harris Avenue
                  Hamptom Beach, NH 03843

Common            Nancy Yuan                      25,000                           0.10%
                  (CFO - China)
                  c/o 333 Jiu Jiang Road
                  Finance Square
                  Shanghai 200001, PRC




Common            Susan Lurvey                    12,000                           0.05%
                  (Treasurer/Secretary)
                  6340 Fox Run Circle
                  Jupiter, FL 33458

Common stock owned by our directors and
 executive officers as a group                    802,414                          3.37%


      The following is a breakdown of the amount of underlying common stock the listed holders have the right to acquire within sixty (60) days from convertible preferred stock, options and warrants. This underlying common stock has been included as part of the "common stock" listed in the above tables. For Amro International, S.A., Austinvest Anstalt Balzers, Esquire Trade & Finance Inc., Libra Finance, S.A., please refer to page 11 of this prospectus.


                     Total Equity and                            Underlying
Holder               Rights to Equity    Type of Security        Common Stock
------               ----------------    ----------------        ------------

Mr. Dale Reese           2,457,985       Options                   700,000

Tamarind                 2,122,327       Series B Convertible      107,440
Management, Ltd.                          Preferred
(Mr. Paul Downes)                        Options                 1,383,705

Roy G. Warren              670,414       Options                   410,914

Michael L. Davis            25,000       Options                    25,000

Steve Langley               70,000       Options                    50,000

Nancy Yuan                  25,000       Options                    25,000

      There currently are no arrangements that may result in a change of ownership or control of the Company.

                          DESCRIPTION OF SECURITIES

      We are authorized to issue 20,000,000 shares of common stock, having a par value of $0.001 per share, and 5,000,000 shares of preferred stock, also having a par value of $0.001 per share. We have made five designations of preferred stock:

      * 500,000 Series A convertible preferred shares with a stated value of $1.00 per share
      * 1,260,000 Series B convertible preferred shares with a stated value of $1.00 per share
      * 400,000 Series C convertible preferred shares with a stated value of $3.00 per share
      * 165,000 Series D convertible preferred shares with a stated value of $10.00 per share
      * 1,500,000 Series E convertible preferred shares with a stated value of $2.50 per share
      * 165,000 Series F convertible preferred shares with a stated value of $10.00 per share
      * 200,000 Series G convertible preferred shares with a stated value of $10.00 per share

      The following sets forth the number of issued and outstanding shares of our common stock and preferred stock remaining, after conversion, as of the date of this prospectus.


      *  Common Stock                            12,915,242
      *  Series A Convertible Preferred Stock           -0-
      *  Series B Convertible Preferred Stock       242,559
      *  Series C Convertible Preferred Stock           -0-
      *  Series D Convertible Preferred Stock       105,000
      *  Series E Convertible Preferred Stock           -0-
      *  Series F Convertible Preferred Stock       150,000
      *  Series G Convertible Preferred Stock        75,000

      We anticipate the issuance of additional convertible preferred stock to fund our business plan during the third and fourth quarters of 2000.

Common Stock

      The following is a summary of certain rights and provisions of the shares of our common stock. This summary includes all of the material rights and provisions of these shares.

Dividend Rights
---------------

      The holders of common stock are entitled to receive dividends and other distributions as and when declared by our board of directors out of the assets and available funds. The availability of funds is dependent upon dividends or distribution of profits from ours subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

      The holders of common stock are entitled to one vote per share on all matters presented for a shareholder vote. There is no provision for cumulative voting. Our business is controlled by our board of directors. This board is elected by a majority vote of the shareholders and bylaws have
been adopted for our guidance and control.   Amendments to the bylaws can be
made by majority vote of the board of directors. The vote of the holders of a majority of the outstanding shares of the voting stock of the common stock, Series A and Series B Convertible Preferred Stock is required for mergers, consolidations or other similar transactions.

Liquidation Rights
------------------

      Upon the voluntary or involuntary dissolution, liquidation, or winding up of our business affairs, the holders of common will receive the remainder of ours assets, if any, after

      *  the payment in full of our debts and other liabilities
      *  the payment of dividends due to the holders of preferred stock
      *  the distribution of assets to the holders of preferred stock

      The directors, at their discretion, may authorize and issue debt obligations, whether or not subordinated, without prior approval of the shareholders. The issuance of debt obligations may reduce the liquidation value of the shares of common stock.

Preemptive Rights
-----------------

      Owners of our common stock not have the preemptive right to purchase additional shares offered by the Company in the future. That is, we may sell additional shares of common stock to particular shareholders or to non-shareholders without first offering shares to current shareholders.

Redemption
----------

      We do not have the discretionary right to redeem our common stock.

Preferred Stock

Series A Convertible Preferred Stock consisting of 500,000 shares.

Dividends
---------

      Series A Convertible Preferred Stock shall pay or accrue dividends only to the extent that dividends are declared by the Board of Directors with respect to our common stock. The availability of funds to pay dividends is dependent upon dividends or distribution of profits from our subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting
------

      Voting rights of the Series A Convertible Preferred Stock shall be equal to and same as that attributable to our common stock and shall be non-cumulative.

Conversion
----------

      Series A Convertible Preferred Stock is convertible anytime after December 31, 1997 to our common stock at the fixed ratio of one share of common stock for one share of Series A Convertible Preferred Stock surrendered for conversion.

Adjustments to Conversion Ratio
-------------------------------

The ratio for conversion can be proportionally increased or reduced to reflect

      * a division of the common stock of the Corporation or a combination thereof
      * a reorganization or reclassification or distribution to the holders of common stock of stock, debt securities or other assets
      * a legal merger, consolidation, corporate combination, share exchange, or a sale or lease of substantially all of our assets resulting in the distribution to our common stock holders, stock, debt securities or other assets
      * the issuance or sale of common stock, options, warrants or other rights to purchase the common stock of the Corporation for less than the stated value

Liquidation Preference
----------------------

      Holders of Series A Convertible Preferred Stock shall be entitled to receive for each share of Series A Convertible Preferred Stock a cash payment equal to the par value of such stock. If our assets are insufficient for the Corporation to make this payment, the assets shall be distributed ratably to the holders of the Series A Convertible Preferred Stock.

Liquidation
-----------

      Upon any liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be entitled to receive for each share of Series A Convertible Preferred Stock their Liquidation Preference in addition to whatever rights such holders may have, by operation of law or otherwise, to share in the liquidation value.

Series B Convertible Preferred Stock consisting of 1,260,000 shares.

Dividends
---------

      Series B Convertible Preferred Stock shall pay or accrue dividends at the rate of 9% per annum, payable only upon liquidation or redemption, as a percentage of the stated value, out of the assets and available funds. The availability of funds is dependent upon dividends or distribution of profits from ours subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

      Voting rights of the Series B Convertible Preferred Stock are the same as our common stock.

Conversion
----------

      Series B Convertible Preferred Stock is convertible anytime after December 31, 1997 to our common stock at the fixed ratio of one share of common stock for one share of Series B Convertible Preferred Stock surrendered for conversion.

Adjustments to Conversion Ratio
-------------------------------

The ratio for conversion can be proportionally increased or reduced to reflect

      * a division of the common stock of the Corporation or a combination thereof
      * a reorganization or reclassification or distribution to the holders of common stock of stock, debt securities or other assets
      * a legal merger, consolidation, corporate combination, share exchange, or a sale or lease of substantially all of our assets resulting in the distribution to our common stock holders, stock, debt securities or other assets
      * the issuance or sale of common stock, options, warrants or other rights to purchase the common stock of the Corporation for less than the stated value

Liquidation Preference
----------------------

      Holders of Series B Convertible Preferred Stock shall be entitled to receive for each share of Series B Convertible Preferred Stock a cash payment equal to the stated value plus all accrued dividends. If our assets are insufficient to make the payment, the assets shall be distributed ratably to the holders.

Liquidation
-----------

      Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Convertible Preferred Stock shall be entitled to receive for each share of Series B Convertible Preferred Stock an amount equal to the Stated Value plus all accrued dividends attributable to each such share.

Redemption
----------

      We have the right to redeem any or all of the outstanding shares of Series B Convertible Preferred Stock at a redemption price equal to the stated value of the Series B Convertible Preferred Stock redeemed plus accumulated dividends.

Series C Convertible Preferred Stock consisting of 400,000 shares.

Dividends
---------

      Series C Convertible Preferred Stock shall pay or accrue dividends at the rate of 8% per annum, as a percentage of the stated value of the Series C Convertible Preferred Stock, payable in cash or common stock quarterly, at our option. Accrued dividends are be payable upon conversion or redemption. The availability of funds for the payment is dependent upon dividends or distribution of profits from our subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

      Except as otherwise required by law, the Series C Convertible Preferred Stock shall have no voting rights. So long as any shares of Series C Convertible Preferred Stock are outstanding, we shall not

      * alter or change adversely the powers, preferences or rights given to the Series C Convertible Preferred Stock
      *  alter or amend the certificate of designation
      *  amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders
      *  increase the authorized number of shares of Series C Convertible
         Preferred Stock
      * enter into any agreement with respect to the foregoing, without the affirmative vote of the holders of a majority of the shares of the Series C Convertible Preferred Stock then outstanding

Conversion
----------

      Series C Convertible Preferred Stock is convertible to our common stock at a per share conversion price based upon the lesser of 75% of the average market price on the date of the applicable holder conversion notice or $3.00 per share. The number of shares of common stock issuable upon conversion of each share of Series D Preferred Stock shall equal the sum of the stated value per share plus, at the holder's election, accrued and unpaid dividends on such share, then divided by the conversion price.

Adjustments to Conversion Price
-------------------------------

The conversion price will be adjusted if we

      * pay a stock dividend or otherwise make a distribution or distributions on shares of its junior securities payable in shares of common stock
      * subdivide outstanding shares of common stock into a larger number of shares
      * combine outstanding shares of common stock into a smaller number of shares
      * issue capital stock by reclassification of shares of our common stock

Liquidation Preference
----------------------

      Upon any liquidation, dissolution or winding-up of our business, whether voluntary or involuntary, after the payments of debts and liabilities, and subject to the liquidation rights of the holders of Series A and Series B Convertible Preferred Stock, the holders of Series C Convertible Preferred Stock shall be entitled to receive for each share of Series C Convertible Preferred Stock an amount equal to the stated value plus all accrued but unpaid dividends. This payment will be before any distribution or payment shall be made to the holders of any junior securities. If our assets shall be insufficient to make this payment, then our entire assets will be distributed to the holders of Series C Convertible Preferred Stock..

Redemption
----------

      We have the right to redeem all or a portion of the Series C Convertible Preferred Stock at a price per share equal to the sum of the stated value plus ten percent (10%) of the stated value, computed on a simple interest, non-compounded, and non-annualized basis.

Series D Convertible Preferred Stock consisting of  165,000 shares.

Dividends
---------

      Each share of Series D Convertible preferred stock entitles the holder to receive or accrue dividends at the rate of 6% simple interest per annum, as a percentage of the stated value of the Series D Convertible Preferred Stock. Dividends are payable in cash or common stock quarterly at our option. The payment of dividends shall be made first to the Series D Convertible preferred stockholders before dividends or other distributions are made on any common stock or prior preferred stock. The availability of funds for dividend payments is dependent upon dividends or distribution of profits from its subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

      Except as otherwise required by law, the Series D Convertible Preferred Stock shall have no voting rights. So long as any shares of Series D Convertible Preferred Stock are outstanding, we shall not

      * alter or change adversely the powers, preferences or rights given to the Series D Convertible Preferred Stock
      *  alter or amend the certificate of designation

      *  amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders
      *  increase the authorized number of shares of Series D Convertible
         Preferred Stock
      * enter into any agreement with respect to the foregoing, without the affirmative vote of the holders of a majority of the shares of the Series D Convertible Preferred Stock then outstanding

Conversion
----------

      The holders of Series D Convertible Preferred stock shall be entitled to convert such stock into our common stock at any time subsequent to the 91st day after issuance of such stock or upon the effectiveness of a registration statement for the resale of the common stock underlying the Series D Convertible Preferred stock. The number of shares of common stock issuable upon conversion of each share of Series D Preferred Stock shall equal the sum of the stated value per share and, at the holder's election, accrued and unpaid dividends on such shares. This sum will then be divided by the conversion price. The conversion price shall be equal to the lessor of 100% of the average of the closing bid price of our common stock for the trading day immediately preceding the date of issuance of the shares of Series D Preferred Stock to the holders, or 80% of the average of the three lowest closing bid prices for the 22 trading days immediately preceding the conversion of the Series D Preferred Stock.

Adjustments to Conversion Price
-------------------------------

The conversion price will be adjusted if we

      * issue common stock pay a stock dividend or otherwise make a distribution or distributions on shares of our junior securities
      *  subdivide our common stock into a larger number of shares
      *  combine our common stock into a smaller number of shares
      *  issue capital stock by reclassification of shares of common stock

Liquidation Preference
----------------------

      Upon any liquidation, dissolution or winding-up of our business, whether voluntary or involuntary, after our payment of debt and liabilities, the holders of Series D Convertible Preferred Stock shall be entitled to receive out of our assets an amount equal to the stated value plus all accrued but unpaid dividends per share, whether declared or not. This payment, will be made before any distribution or payment to the holders of any junior securities, including the holders of common stock and preferred stock. If the assets shall be insufficient to make this payment, then the assets shall be distributed ratably among the holders of Series D Convertible Preferred Stock.

Redemption
----------

      We have the option of redeeming the Series D Preferred Stock starting 40 days after the effective date of the registration statement for the resale of the common stock underlying the Series D Convertible Preferred stock. The redemption price shall be equal to the closing bid price of the common stock on the date notice of redemption is given to a holder, multiplied by the number of shares of common stock that would be issued upon conversion of the designated amount being redeemed, including common stock that would have been issued as dividends, at the conversion price in effect on the redemption date. In no event may the redemption amount be less than 120% of the stated value plus the dollar amount of accrued dividends of the Series D Preferred Stock being redeemed.

Series E Convertible Preferred Stock Consisting of 1,500,000 Shares.

Dividends
---------

      Each share of Series E Convertible preferred stock entitles the holder to receive or accrue dividends at the rate of 6% simple interest per annum, as a percentage of the stated value of the Series E Convertible Preferred Stock Dividends are payable in cash or common stock quarterly at our option. The payment of dividends shall be made first to the Series E Convertible preferred stockholders before any dividend or other distribution on any shares of common stock, and equally with any dividend or other distribution on Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, but subordinate to dividends or other distributions to the holders of Series D Preferred Stock. The availability of funds for these payments is dependent upon dividends or distribution of profits from our subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

      Except as otherwise required by law, the Series E Convertible Preferred Stock shall have no voting rights. So long as any shares of Series E Convertible Preferred Stock are outstanding, we shall not

      * alter or change adversely the powers, preferences or rights given to the Series E Convertible Preferred Stock
      *  alter or amend the certificate of designation
      *  amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders
      *  increase the authorized number of shares of Series E Convertible
         Preferred Stock
      * enter into any agreement with respect to the foregoing, without the affirmative vote of the holders of a majority of the shares of the Series E Convertible Preferred Stock then outstanding

Conversion
----------

      The holders of Series E Convertible Preferred stock shall be entitled to convert such stock into the Company's common stock at any time subsequent to the issuance of such stock, subject to a one year "lockup" agreement entered into by the holders of such stock. The number of shares of common stock issuable upon conversion of each share of Series E Preferred Stock shall equal the sum of the stated value per share plus, at the holder's election, accrued and unpaid dividends, then divided by the conversion price. The conversion price shall be equal to the greater of $2.00 per share of common stock or 80% of the average of the closing bid prices for the 5 trading days immediately preceding the conversion of the Series E Preferred Stock. In no event shall the conversion price be greater than $3.00 per share of common stock.

Adjustments to Conversion Price
-------------------------------

The conversion price will be adjusted if we

      * issue common stock pay a stock dividend or otherwise make a distribution or distributions on shares of our junior securities
      *  subdivide our common stock into a larger number of shares
      *  combine our common stock into a smaller number of shares
      *  issue capital stock by reclassification of shares of common stock

Liquidation Preference
----------------------

      Upon any liquidation, dissolution or winding-up of our business, whether voluntary or involuntary, after the payment of debts and liabilities, the holders of Series E Convertible Preferred Stock shall be entitled to receive out of our assets an amount equal to the stated value plus all accrued but unpaid dividends per share. This payment shall be made with the same preferences applicable to the payment of dividends.

Automatic Conversion
--------------------

      We have the option of calling for the conversion of Series E Preferred Stock and dividends not previously converted into common stock at the conversion price provided that the common stock issuable upon conversion of the preferred stock have been registered under the Securities Act, and that the common stock has traded at or above $9.00 per share for thirty (30) consecutive trading days.

Series F Convertible Preferred Stock consisting of  165,000 shares.

Dividends
---------

      Each share of Series F Convertible preferred stock entitles the holder to receive or accrue dividends at the rate of 6% simple interest per annum, as a percentage of the stated value of the Series F Convertible Preferred Stock. Dividends are payable in cash or common stock quarterly at our option. The payment of dividends shall be made first to the Series F Convertible preferred stockholders before dividends or other distributions are made on any common stock or prior preferred stock. The availability of funds for dividend payments is dependent upon dividends or distribution of profits from its subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

      Except as otherwise required by law, the Series F Convertible Preferred Stock shall have no voting rights. So long as any shares of Series F Convertible Preferred Stock are outstanding, we shall not

      * alter or change adversely the powers, preferences or rights given to the Series F Convertible Preferred Stock
      *  alter or amend the certificate of designation
      * amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders

      * increase the authorized number of shares of Series F Convertible Preferred Stock
      * enter into any agreement with respect to the foregoing, without the affirmative vote of the holders of a majority of the shares of the Series F Convertible Preferred Stock then outstanding

Conversion
----------

      The holders of Series F Convertible Preferred stock shall be entitled to convert such stock into our common stock at any time subsequent to the 91st day after issuance of such stock or upon the effectiveness of a registration statement for the resale of the common stock underlying the Series F Convertible Preferred stock. The number of shares of common stock issuable upon conversion of each share of Series F Preferred Stock shall equal the sum of the stated value per share and, at the holder's election, accrued and unpaid dividends on such shares. This sum will then be divided by the conversion price. The conversion price shall be equal to the lessor of 100% of the average of the closing bid price of our common stock for the trading day immediately preceding the date of issuance of the shares of Series F Preferred Stock to the holders, or 80% of the average of the three lowest closing bid prices for the 22 trading days immediately preceding the conversion of the Series F Preferred Stock.

Adjustments to Conversion Price
-------------------------------

The conversion price will be adjusted if we

      * issue common stock pay a stock dividend or otherwise make a distribution or distributions on shares of our junior securities
      *  subdivide our common stock into a larger number of shares
      *  combine our common stock into a smaller number of shares
      *  issue capital stock by reclassification of shares of common stock

Liquidation Preference
----------------------

      Upon any liquidation, dissolution or winding-up of our business, whether voluntary or involuntary, after our payment of debt and liabilities, the holders of Series F Convertible Preferred Stock shall be entitled to receive out of our assets an amount equal to the stated value plus all accrued but unpaid dividends per share, whether declared or not. This payment, will be made before any distribution or payment to the holders of any junior securities, including the holders of common stock and preferred stock. If the assets shall be insufficient to make this payment, then the assets shall be distributed ratably among the holders of Series F Convertible Preferred Stock.

Redemption
----------

      We have the option of redeeming the Series F Preferred Stock starting 40 days after the effective date of the registration statement for the resale of the common stock underlying the Series F Convertible Preferred stock. The redemption price shall be equal to the closing bid price of the common stock on the date notice of redemption is given to a holder, multiplied by the number of shares of common stock that would be issued upon conversion of the designated amount being redeemed, including common stock that would have been issued as dividends, at the conversion price in effect on the redemption date. In no event may the redemption amount be less than 120% of the stated value plus the dollar amount of accrued dividends of the Series F Preferred Stock being redeemed.

Series G Convertible Preferred Stock consisting of 200,000 shares.

Dividends
---------

      Each share of Series G Convertible preferred stock entitles the holder to receive or accrue dividends at the rate of 7% simple interest per annum, as a percentage of the stated value of the Series G Convertible Preferred Stock. Dividends are payable in cash or common stock quarterly at our option. The payment of dividends shall be made first to the Series G Convertible Preferred stockholders before dividends are made on any common stock or prior preferred stock, except Series G Preferred. Dividends or other distributions made on Series D Convertible Preferred shall be made equally with Series G Convertible Preferred. The availability of funds for dividend payments is dependent upon dividends or distribution of profits from its subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

Voting Rights
-------------

      Except as otherwise required by law, the Series G Convertible Preferred Stock shall have no voting rights. So long as shares of Series G Convertible Preferred Stock are outstanding, we shall not

      * alter or change adversely the powers, preferences or rights given to the Series G Convertible Preferred Stock
      *  alter or amend the certificate of designation
      *  amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders
      *  increase the authorized number of shares of Series G Convertible
         Preferred Stock
      * enter into any agreement with respect to the foregoing, without the affirmative vote of the holders of a majority of the shares of the Series G Convertible Preferred Stock then outstanding

Conversion
----------

      The holders of Series G Convertible Preferred stock shall be entitled to convert such stock into our common stock at any time subsequent to issuance. The number of shares of common stock issuable upon conversion of each share of Series G Preferred Stock shall equal the sum of the stated value per share and, at the holder's election, accrued and unpaid dividends on such shares. This sum will then be divided by the conversion price. The conversion price shall be equal to the lessor of $0.85, or 80% of the average of the three lowest closing bid prices for the 22 trading days immediately preceding the conversion of the Series G Preferred Stock.

Adjustments to Conversion Price
-------------------------------

The conversion price will be adjusted if we

      * issue common stock pay a stock dividend or otherwise make a distribution or distributions on shares of our junior securities
      *  subdivide our common stock into a larger number of shares
      *  combine our common stock into a smaller number of shares
      *  issue capital stock by reclassification of shares of common stock

Liquidation Preference
----------------------

      Upon any liquidation, dissolution or winding-up of our business, whether voluntary or involuntary, after our payment of debt and liabilities, the holders of Series G Convertible Preferred Stock shall be entitled to receive out of our assets an amount equal to the stated value plus all accrued but unpaid dividends per share, whether declared or not. This payment, will be made before any distribution or payment to the holders of any junior securities, including the holders of common stock and preferred stock, except Series D Convertible Preferred. If the assets shall be insufficient to make this payment, then the assets shall be distributed ratably among the holders of Series G Convertible Preferred Stock.

Mandatory Conversion
--------------------

      We have the option of calling for the conversion of Series G Preferred Stock and dividends not previously converted into common stock at the conversion price, after three years from issuance of the Series G Preferred Stock.

Redemption
----------

      We have the option of redeeming the Series G Preferred Stock after the effective date of the registration statement for the resale of the common stock underlying the Series G Convertible Preferred stock. The redemption price shall be equal to 135% of the stated value, plus accrued dividends, multiplied by the number of shares of Series G Preferred Stock.

                    INTEREST OF NAMED EXPERTS AND COUNSEL

      The financial statements for the years ended December 31, 1999 and 1998 included in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report. This reports is included and incorporated in this prospectus in reliance upon such report given upon the authority of BDO Seidman LLP as experts in auditing and accounting.

      Stibel & Toulan LLP, Boston, Massachusetts, will pass upon certain legal matters relating to the validity of the securities offered hereby for China Premium.

                      DISCLOSURE OF COMMISSION POSITION
              ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      The Amended and Restated Certificate of Incorporation and By-Laws contain provisions eliminating the personal liability of a director to us and our stockholders for certain breaches of his or her fiduciary duty of care as a director. These provisions, however, do not eliminate or limit the personal liability of a director

      * for any breach of a director's duty of loyalty to us or our stockholders
      * for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law
      * for unlawful dividends or unlawful stock repurchases or redemptions under Delaware statutory provisions making directors personally liable, under a negligence standard
      * for any transaction from which the director derived an improper personal benefit

      These provisions offer persons who serve on our board of directors protection against awards of monetary damages resulting from breaches of their duty of care, except as indicated above, including grossly negligent business decisions made in connection with takeover proposals. As a result of these provisions, our ability or that of our stockholders to prosecute an action against a director for a breach of his duty of care has been limited.
 These provisions, however, do not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that these provisions will have no effect on claims arising under the federal securities laws.

                                 THE COMPANY

Background

      We are a Delaware corporation, which presently owns the majority interest in two Sino-American joint ventures in China, known as Green Food Peregrine Children's Food Co. Ltd. and Hangzhou Meilijian Dairy Products Co., Ltd. In addition, we wholly own a so called "free trade zone" subsidiary in Shanghai, known as China Premium Food Corporation (Shanghai) Co., Ltd., as well as a U.S. subsidiary, known as Bravo! Foods, Inc.

      We were formed on April 26, 1996, and were formerly known as Shakespeare Holding, Inc. In February, 1997, Shakespeare merged with Manor Products Corp., a Delaware company established on January 26, 1996, and changed its name to China Peregrine Food Corporation. Manor was a shell company with 331 shareholders and no operating history. Similarly, China Peregrine Food Corporation was a company without substantial assets or operating activity until it purchased the assets of China Peregrine Enterprises Limited in March, 1997.

      Our March 5, 1997 purchase of the assets of China Peregrine Enterprises Limited resulted in our becoming an operating entity. These assets consisted of the equity position and contractual rights which China Peregrine Enterprises had in the Green Food Peregrine Chinese joint venture. In consideration for this purchase, we issued 45% of its outstanding common stock to the limited partnership. Owing to our non-operating status prior to the above-described acquisition, this transaction has been accounted for as a "reverse" acquisition for financial reporting purposes. On February 1, 2000, we changed ours name from China Peregrine Food Corporation to China Premium Food Corporation.

Green Food Peregrine Children's Food Co. Ltd.
---------------------------------------------

      From April of 1993, through March 5, 1997, the majority equity interest in Green Food Peregrine was owned by China Peregrine Enterprises, a Texas limited partnership created for the purpose of controlling the operation of the Green Food Peregrine joint venture business. The Green Food Peregrine joint venture company was formed pursuant to a joint venture contract and Articles of Association, dated April 13, 1993, between China National Green Food, China Peregrine Enterprises, and Amer-China Partners Ltd. China Peregrine Enterprises was required to invest US $3,000,000 as its share of the joint venture's registered capital, with an initial investment of US $720,000. On October 1, 1997, Amer-China executed an agreement for the transfer of Amer-China's contract rights and equity interest in Green Food Peregrine to us. We paid 120,000 shares of ours common stock in consideration for this transfer. The Ministry of Foreign Trade and Economic Cooperation approved this transfer and our equity interest in Green Food Peregrine increased from 67.6% to 70%.

      The stated purpose of the joint venture contract is to strengthen economic cooperation and exchange of technology to develop and improve the quality of products which are competitive in the domestic and international markets and to improve economic efficiency and ensure satisfactory economic profits. The scope of the business of Green Food Peregrine is the manufacture, distribution and marketing of children's fresh milk and other children's food products, including baby foods and supplements. The geographic scope of the joint venture was initially set in Shanghai and Beijing, with expansion to other cities having a population exceeding 2 million upon approval by the Board of Directors. This joint venture has never done business beyond the Shanghai metropolitan area.

      No party to the joint venture contract may assign or sell any or part of its ownership interests without a written consent from all other parties to the joint venture contract. Similarly, any changes in the registered capital of Green Food Peregrine must receive the unanimous approval of the Board of Directors and be approved by the examination and approval authority. The respective responsibilities of the parties under the joint venture contract include China National Green Food Corporation's assistance and compliance with all local legal, governmental and other requirements for the operation of the business. The other parties, have the responsibility for providing equipment and materials to operate the business and to initiate and maintain qualified management, who have the responsibility of operating the business of the joint venture.

      The Board of directors of Green Food Peregrine consists of five members, with China National Green Food Corporation having the right to appoint two members. We have the right to appoint three members, plus the appointment of one advisory director, who has no right to vote. The term of board members is four years unless extended by the appointing party. The Chairman of the Board is elected from the members appointed by China National Green Food Corporation. While the Chairman is designated as the legal representative of the joint venture, the Chairman acts at all times subject to the direction of the Board of Directors. The joint venture contract provides that the Board of Directors is the "highest organ of power of the joint venture" and the Board has the sole power to revise the Articles of Association for the joint venture company, increase or assign the registered capital and make determinations concerning the termination, dissolution or liquidation of the joint venture.

      The management of the business of Green Food Peregrine is the responsibility of the General Manager, who is nominated by the Company and approved by the Board of Directors. The General Manager is responsible for implementing all resolutions of the Board of Directors and for organizing and exercising management of the daily administrative and production functions of the joint venture.

      The term of the joint venture contract is fifty years, and can be extended by the Board of Directors upon the approval and examination of the approval authority. The joint venture contract, however, may be terminated by written notice prior to the expiration of the stated term upon certain events including a violation of the joint venture contract by any party, without resolution; accumulated losses in excess of the total registered capital, without resolution; assignment of equity ownership by one party without approval; and the violation of Chinese laws in the operation of the joint venture. Upon a written notice of termination, the parties to the joint venture contract are charged with making attempts to negotiate a resolution of the circumstances which led to the notice of termination within sixty days after the issuance of the termination notice. If the parties cannot reach an agreement to settle the matter, the Board of Directors is directed to submit an application to the examination and approval authority for dissolution.

      In January, 2000, we commenced the termination process under the joint venture contract. The termination is based upon

      * the violation of the joint venture contract by our Chinese partner for refusal to cooperate in our attempts to exercise contractual right to change management of the joint venture

      * the existence of accumulated losses in excess of the total registered capital of the joint venture company

      We are pursuing the termination process. This joint venture ceased operations at the beginning of this year and, as of December 31, 1999, we wrote off our investment in this company.

Hangzhou Meilijian Dairy Products Co., Ltd.
-------------------------------------------

      On September 3, 1997 and June 28, 1998, respectively, we executed agreements to acquire a 52% interest in Hangzhou Meilijian Dairy Products Co., Ltd. from American Flavors China, Inc., a Delaware corporation. American Flavors China is controlled by Noam and Florence Sender. Prior to this transaction, the Senders had no affiliation with us. The remaining 48% of Hangzhou Meilijian is owned by Hangzhou Dairy Co., a controlled entity of the regional Chinese government. On July 31, 1998, the Board of Directors of Hangzhou Meilijian approved the acquisition and, subsequently, the acquisition transaction was approved by the regional government agency.

      The joint venture contract between Hangzhou Dairy Complex and American Flavors China, Inc. was executed on July 25, 1993. As a limited liability company, the liability of each equity owner is limited to its respective contributions of registered capital. As such, no party is liable to the other for the liabilities of the joint venture entity. The total registered capital for this joint venture is US $5,000,000, with American Flavors China initially contributing 52% of that amount. The contribution of capital was paid into the joint venture entity in cash and equipment.

      The stated purpose of the joint venture contract is to strengthen economic cooperation and exchange of technology to develop and improve the quality of products which are competitive in the domestic and international markets and to improve economic efficiency and ensure satisfactory economic profits. The scope of the business is the production of dairy products, drinks with milk content, fruit juice and the development of new products.

      No party to the joint venture contract may assign or sell any or part of its ownership interests without a written consent from all other parties to the joint venture contract. Similarly, any changes in the registered capital of the Hangzhou Meilijian must receive the unanimous approval of the Board of Directors and be approved by the examination and approval authority.

      The Board of directors of Hangzhou Meilijian consists of six members, with three members being appointed by each party. The term of board members is four years unless extended by the appointing party. The Chairman of the Board is elected from the members appointed by us and is designated as the legal representative of the joint venture. The Board has the sole power to revise the Articles of Association for the joint venture company, increase or assign the registered capital and make determinations concerning the merger, termination, dissolution or liquidation of the joint venture. The management of the business of Hangzhou Meilijian is the responsibility of the Board of Directors, with limited powers delegated to the General Manager.

      The term of the joint venture contract is twenty years, and can be extended by the Board of Directors upon the approval and examination of the approval authority. The joint venture contract, however, may be terminated prior to the expiration of the stated term upon certain events including a violation of the joint venture contract by any party, without resolution; accumulated losses resulting in the inability of the joint venture to continue; and conditions of impossibility of performance.

      The joint venture contract provides for the continuation of the operation of Hangzhou Meilijian subsequent to the expiration of the twenty year term, by unanimous agreement of the parties. If the joint venture is not continued beyond the term of the joint venture contract, provisions are made for the orderly liquidation of the assets of the company and any remaining capital after payment of debts shall be divided according to the parties' respective registered capital contributions. If any dispute is not resolved in accordance with the terms of the contract, the dispute shall be submitted to the American Institute of the Stockholm chamber of commerce in Stockholm, Sweden, for the final decision in accordance with the arbitration rules of the Institute.

      On July 27, 2000, we executed a letter of intent with our Chinese partner for the sale of our joint venture interest to our Chinese partner. This anticipated transaction is conditioned upon the parties negotiating a satisfactory sale price with guidance from a government sanctioned valuation appraisal of the joint venture company. We expect completion of the appraisal before the end of August 2000.

      This buy out transaction is part of our plan to refocus our business from the production of food products to the licencing, marketing and distribution of food products. To support that plan, we have entered into a supply contract with Hangzhou Meilijian for its production of Looney Tunes(TM) branded milk products for us. We will sell, market and distribute these branded milk products in the greater Shanghai area.

China Premium Food Corporation (Shanghai) Co., Ltd.
---------------------------------------------------

      In December 1999, we obtained Chinese government approval for the registration of a new wholly owned subsidiary in the Wai Gao Qiao "free trade zone" in Shanghai, China. We formed this import-export company to import, export and distribute food products on a wholesale level in China. China Premium (Shanghai) will be our legal presence in China with respect to contractual arrangements for the marketing and distribution of our branded food products. The existing supply contract with Hangzhou Meilijian has been entered into by China Premium (Shanghai) on our behalf. This subsidiary also will in responsible for the establishment of a distribution network, initially in the greater Shanghai area, for the distribution of our local and imported food items.

      We wholly own this company as a "WHOFIE" - a wholly owned foreign investment enterprise in China. Senior management of our WHOFIE, including its board of directors, is western. WHOFIE's are limited liability companies, much like traditional corporations in the U.S. We have capitalized our WHOFIE in the amount of approximately US$ 300,000 and we have agreed to contribute an additional amount of US $2,000,000 over a five year period, commencing July 1, 2000.

      We will not give this additional capital directly to our subsidiary. Instead, we will provide this additional capital in installments as needed in the form US dollars used as collateral for loans in RMB by a Chinese bank to our subsidiary. As the RMB loans are paid off by our subsidiary, the collateral in US dollars will be given back to us. By this method of financing, we will avoid the potential impact of PRC regulations governing the conversion of Chinese currency into US dollars. A foreign exchange bank has agreed to act as the "facility" for these loan transactions. Our subsidiary will be able to borrow up to 90% of the US dollar collateral that we provide at an exchange rate at one percent below the national rate.

Bravo! Foods, Inc.
------------------

      In December of 1999, we formed Bravo! Foods, Inc., a Delaware subsidiary, which we will utilize to advance our business strategy of promoting and distributing branded Looney Tunes(TM) products in the United States, through strategic arrangements with local dairy processors. We have capitalized Bravo! in an initial amount of $350,000 to provide sufficient working capital for start up activities, including the first installment of a guaranteed royalty payment to Warner Bros. in the amount of $250,000. Bravo! enjoys a separate licensing agreement with Warner Bros. for the use of Looney Tunes(TM) characters on milk products in the entire United States.

      We own 100% of Bravo!'s common stock. This ownership is reflected in the composition of the Bravo! directors, three of four of which serve on our board. We will share office facilities with our new subsidiary and plan to consolidate our financial reporting.

Yangling Mandarin Premium Foods Co., Ltd.
-----------------------------------------

      In May 2000, we executed a definitive agreement to purchase a controlling interest in Mandarin Fine Foods Co., a Chinese registered limited liability company, which promotes and distributes premium food products to four and five star hotels throughout China. In 1999, Mandarin Fine Foods had approximately RMB 49,800,000 in sales, or US $6,000,000, with a gross profit margin of approximately 20%. Mandarin Fine Foods is owned by Mr. Li Zhiyun, a citizen of China.

      During the course of our due diligence for this transaction, we became aware that our acquisition of Mandarin would significantly limit the scope of its business license under PRC regulations concerning Foreign Investment Enterprises. We also became aware, however, of an agricultural development program funded by the national government in the Western China Shaanxi Province, known as the Yangling Model District for Agricultural High-tech and New-tech Industry. Through this program, the government of Shaanxi Province is authorized to issue business licenses which are much broader in scope than normal to new companies in the Yangling Model District, including foreign investment joint ventures.

      Owing to the enhanced scope of the business license offered in the Yangling District, we agreed with Mr. Li to forego the purchase of Mandarin Fine Foods in favor of establishing a new joint venture company in Yangling. We agreed that the parties to this joint venture would be China Premium Food Corporation, as the foreign party, and Yangling Kechuang Agricultural Techniques Development Co.,a new Chinese company established by Mr. Li in the Yangling District, as the Chinese party. The new joint venture will be named "Yangling Mandarin Premium Food Co., Ltd.". The stated purpose of Yangling Mandarin will be

      * to establish an enterprise in Yangling Model District for Agricultural High-tech and New-tech Industry
      *  to produce and distribute food and beverages
      *  to develop domestic markets for such products
      * to set up a domestic production base to strengthen its position in the distribution market

As part of this transaction, Mr. Li has agreed to liquidate Mandarin Fine
Foods.

      Initially, we will own fifty-seven percent (57%)of the equity of Yangling Mandarin and Kechuang will own forty-three percent (43%). The registered capital will be RMB 10,000,000, or US $1.2 million, and the term of the new joint venture will be thirty (30) years. The registered capital contributed by both parties will be in cash, with 15% paid within three months of the issuance of the business license and the balance within the following six months. Control of Yangling Mandarin will be in our hands, with the appointment of two of the three directors and the General Manager. Any two directors can call for a directors' meeting and the rights reserved to our Chinese partner do not include the ability to affect the day to day operations or the strategic planning of the joint venture's business. Mr. Li will become our paid consultant and will be employed by Yangling Mandarin as its General Manager. These joint positions will allow us to utilize Mr. Li's considerable expertise in this premium food distribution business, while maintaining ultimate control over the affairs of this new joint venture.

      According to "Provisions on Encouraging the Development of Yangling Model District for Agricultural High-tech and New-tech Industry" issued by the people's government of Shaanxi Province on February 9, 1998, the Shaanxi Province government has granted the Administrative Committee of the Yangling District extensive and high-level powers, including economic administration powers at the provincial level, administrative powers at the municipal level and some of the general administrative powers at the provincial level. As a result, most of the governmental approvals and registrations needed for the establishment and operation of Yangling Mandarin may be obtained directly from the Administrative Committee, except for those requiring the approvals of the government authorities at the national level. Owing to the relatively small number of foreign investment enterprises in the Yangling District and the efforts of the Shaanxi Province government to implement this program, local officials have indicated that Yangling Mandarin may be established and approved before the end on the third quarter, 2000. Significantly, as of June 1, 2000, the Yangling Administration on Industry and Commerce has been authorized to issue broad business licenses to foreign investment enterprises.

      Kechuang and Yangling Mandarin will have the same scope of business: aquatics, plantation, food storage and transportation, processing and distribution of food and beverage, distribution of alcohol, and E-commerce in connection with the above businesses.

Our Business

      Initially, our mission was to implement a comprehensive manufacturing, distribution and marketing strategy that would allow us to operate our Chinese operations toward profitability and to expand the joint venture business into new markets with dairy and non-dairy food products. This strategy envisioned the creation of a nationwide network of state-of-the-art manufacturing facilities that could process products and deliver the highest quality of fresh refrigerated pasteurized milk to the local consumer. Such facilities would have allowed us to develop a position as an effective competitor in the dairy business in major cities in China and allow for the expansion of our business into other dairy and non-dairy food products.

      In early 1997, we purchased the majority equity interest in Green Food Peregrine to implement this mission. To date, over $6 million dollars have been invested in the Green Food Peregrine effort. Despite various business strategies, product shifts and attempted management changes, Green Food Peregrine's pasteurized milk business failed to reach economic viability, never having penetrated more than 3% of the relevant market. The business activities of Green Food Peregrine ceased in December of 1999. Accordingly, we doubt that we will recover our investment in that joint venture and have written off that investment as of December 31, 1999.

      The Hangzhou Meilijian joint venture, although technologically limited by western standards, is the dominant dairy and juice producer in Hangzhou, a city of 6 million people, with an 80% market share. With new capital invested in advanced processing equipment, delivery systems, and marketing efforts, this joint venture was close to breakeven in 1999. While we believed that new product launches in 2000, including Looney Tunes(TM) branded items, would have result in profitability, we encountered management difficulties with this joint venture around new product issues. The Hangzhou Meilijian joint venture has been in business for over 40 years and has over 420 employees. Hangzhou Meilijian produces and distributes dairy and juice products, including baggie milk, milk powder, aseptic packaged milk and juice products, as well as bottled drinkable yogurt. Hangzhou is located approximately 180 miles from Shanghai.

      In light of our then existing joint venture experiences, during 1999 and this year several initiatives were undertaken to differentiate our products, marketing and, ultimately, business strategy. We were moved by these initiatives from a capital intensive production business toward a business which supplies value added branded rights, sales and distribution to existing production facilities operated by others.

First - licensing agreement with Warner Bros.
---------------------------------------------

      In March of 1999, we commenced a licensing agreement with Warner Bros. Consumer Products, permitting us to produce and distribute a line of high quality, flavored milks branded with the Warner Bros. Looney Tunes(TM) logos, characters and names in the Shanghai and Hangzhou greater metropolitan areas. This licensing agreement extends through March 2002.

      Through taste testing and product development in the summer and fall of 1999, a line of white and flavored milk drinks for the Chinese urban market was created. These products each feature a different Looney Tunes(TM) character and have particular packaging and flavor profiles for each different cartoon character. Carrefour hypermarkets, Shanghai's largest food retailer, introduced the first four flavored milks during their October, 1999 20th anniversary promotion in Shanghai, including Tweety orange milk, Daffy banana milk, Taz chocolate milk and Silvester vanilla milk. Despite a retail price premium of 40% over the major competitor's flavored milks, these new products outsold the competitive brands by 4 to 1, with no external advertising and minimal in-store promotion.

      To obtain this license, we agreed to pay 3% royalty fee of net invoiced price of each licensed product and a guaranteed royalty consideration of $300,000, of which $45,000 was paid at the beginning of the agreement. The and the balance will be paid by 10 installments of $21,250 in each quarter starting on September 30, 1999 and a balloon payment of $42,500 on or before March 31, 2002. The licensing agreement is for a term of 3 years, commencing March 1999.

      We have signed supply agreements with Hangzhou Meilijian and Huai Nan Dairy to produce branded Looney Tunes(TM) white and flavored milks for us, which we will sell in Shanghai, through 21 hyperstores and 600 convenience type stores. We also will sell these products in 10 hyperstores outside of Shanghai in Hangzhou, Ningbo, Nanjing, Fuzhou, Wuxi and Suzhou. We have scheduled these sales to commence in September, 2000.

      Hangzhou Meilijian will produce white whole and low fat milk, as well as lactase milk in 500 milliliter aseptic Tetra-Pak "pillow pouches". These "fresh" milk products have an unrefrigerated shelf life of 30 days. Huai Nan Dairy will produce flavored milk in 250 milliliter aseptic pillow pouches. Both dairy processors will utilize Tetra-Pak aseptic packaging using the latest Tetra-Pak machines. Ingredients for the flavored milks are formulated to our specifications and supplied on an exclusive basis by Givaudan Roure. Based upon the China Premium (Shanghai) supply contracts with these dairy processors, we anticipate the following monthly gross profit


Type          Production           Retail Price      Gross Profit
----          ----------           ------------      ------------

white milk    12.50 metric tons    RMB 3.95/500ml    RMB 14,000/US $1,687
lactase        6.25 metric tons    RMB 4.19/500ml    RMB  2,250/US $271
flavored       9.5  metric tons    RMB 2.95/250ml    RMB 28,500/UC $3,434


      We do not have reliable information on the volume of product sold by potential competitors. While there is no direct competition - no one sells branded white or flavored milk products, Parmalat sells white milk in 500ml pouches for RMB 2.75 - 2.90 and 250ml pouches for RMB 1.60 - 1.70. Nestle sells Chocolate and Strawberry in 250ml aseptic boxes for RMB 1.70. Local dairy processors in Shanghai - Bright, Quan Jia and Jun Yao - sell 950ml white in non aseptic packaging for RMB 6.8 (Bright) and 4.95 (Quan Jia and Jun Yao). Bright sells chocolate in 250ml non aseptic packaging for RMB
2.10. Our flavors have been specifically formulated for Chinese tastes, determined by several blind taste tests at local schools in Shanghai. We believe that our flavors are unique and superior to the potential competition and that, combined with our Looney Tunes(TM) packaging, will command premium pricing of our products. Demographic statistics confirm that urban consumers have the financial capability to pay a premium price for premium value at the consumer products level. See, Chinese State Statistical Bureau Reports for 1997 and China The Consumer Revolution, Conhua Li, Deloitte & Touche Consulting Group, John Wiley & Sons, Publishers, 1998.

      We will distribute these branded milk products to the 21 hyperstores located in Shanghai in two rented .6 metric ton trucks. These trucks, which are supplied with drivers, each cost approximately US $1,000 per month. The outlying hyperstores are serviced by delivery to specified distributors in the Shanghai area, utilizing the same trucks. The timing of the distribution of our Looney Tunes(TM) milk products is non critical owing to the 30 day non refrigerated shelf life of the milk in the Tetra-Pak aseptic packaging. Distribution to these hyperstores represents approximately 70% of the outlets of this type to which we could sell our aseptic flavored milk. Distribution to the 600 convenience type stores will be based upon one of the following methods

      * three China Premium (Shanghai) rented trucks at a total cost of approximately US $3,000 per month
      * through local logistics companies at a cost of between 7% to 10% of wholesale price
      * pick up by buyer store at a cost of between 7% to 12% added to store gross margin

      These costs included in the gross profit presentation at an estimated distribution/sales cost of 24% of wholesale pricing.

      Administration of supply, distribution, marketing and sales of the Looney Tunes(TM) branded milk products in China will be the responsibility of China Premium (Shanghai).

Second - elimination of production joint ventures.
--------------------------------------------------

      Beginning in the third quarter of 1999, we recognized that Green Food Peregrine would require considerable additional resources to make any appreciable progress toward profitability. In addition, in order to take advantage of the new Looney Tunes(TM) products, planned advertising and promotional support in Shanghai, we realized that much greater distribution and reach than possible with Green Food Peregrine was essential for a successful product launch. This analysis led to a strategic decision to exit the production business in Shanghai and to establish strategic arrangements throughout China with large producers of dairy and healthy beverages for Looney Tunes(TM) product production. We contemplated our contribution to be our Looney Tunes(TM) production rights, including advertising and marketing support, with production handled by existing, well established dairies in China.

      Similarly, in the second quarter of 2000, we engaged in discussions and negotiations with our Chinese partner in Hangzhou Meilijian in an effort to determine whether our presence in that joint venture would best serve our refocused goals. Specifically, our concern over the commitment of our partner to embrace fully our plans for Looney Tunes(TM) branded milk products led us to the execution of a letter of intent for our exit from the joint venture on a buy out basis.

      As with our termination of the Green Food Peregrine joint venture, this move will enable us to better utilize our capital resources for a direct return on our promotion, marketing, distribution and sales efforts, without the heavy financial burdens of maintaining production facilities. In addition, our direct promotion and distribution experience will enable us to broaden our imported product base in China through the attraction of U.S. companies who wish to avail themselves of Chinese consumer markets.

Third - establishment of China Premium (Shanghai) import/export company.
------------------------------------------------------------------------

      In December 1999, we moved further away from production by positioning ourselves in the business of food distribution in China. We obtained government approval for the registration of China Premium Food Corporation (Shanghai) Co., Ltd., our wholly owned subsidiary in the Wai Gao Qiao Free Trade Zone in Shanghai, China. This subsidiary offers foreign companies all the infrastructure necessary to facilitate import/export transactions in or with China, including tax and legal compliance, customs and foreign currency exchange. Pursuant to Wai Gao Qiao rules, this subsidiary can distribute products that it imports into China, while maintaining reasonable price/profit margins owing to its status as a direct importer.

      In April of 1999, we announced a definitive, exclusive, private label agreement with Lance, Inc. to export snack foods to China. Lance will serve as our exclusive supplier of cookies, cakes, crackers, meat snacks, nuts and chips for the Chinese market. We have imported our first shipment of Lance crackers and will distribute them in China through China Premium (Shanghai). These Lance products are and will continue to be marketed as branded Looney Tunes(TM) products. Based upon our contacts with Lance and Warner Bros., we anticipate the following monthly gross profit


Supermarket     Distribution    Gross         Direct          Distribution    Gross
Distribution    Cost            Profit        Distribution    Cost            Profit

165,000         17%             RMB 39.600    165,000         27%             RMB 6,600
sleeves                         US $4,771     Sleeves                         US $795


      Initially, we will use local "jobbers" for distribution of the Lance products to small stores on a direct distribution basis, which means an individual delivery to every store. In addition, China Premium (Shanghai) has reached an agreement with Jian Shang, a local high end retail chain having 150 outlets.

      Snack crackers and cookies in Shanghai retail from RMB 1,70 to 2.30 per 100 to 125 gram package. The major competitors are imported goods from Keebler and Danone. Snack crackers from local companies are at the lower end of the price scale. Our Lance/Looney Tunes crackers will retail at approximately RMB 2.95 for a 39 gram package. We believe that Lance's premium quality, unique flavors - no competitor has a peanut butter cracker in its line- and branded packaging will support the premium price. Our informal tests with point purchase displays in selected locations in the Pu Dong business district of Shanghai, confirms our price acceptance and sales expectations.

      We are in the process of establishing a new joint venture in the Yangling District of Shaanxi Province. This joint venture will service the premium food needs of four and five star hotels throughout China, both directly and through a business to business e-commerce portal. This internet portal, which will be available to U.S. companies from the supply side, has been launched in a demo version and shortly will be beta tested. Imported products will comprise a significant portion of the food products offered. China Premium (Shanghai) will assume the responsibility for the importation of these products, as well as the maintenance of the e-commence site.

Fourth - Bravo! Foods, Inc.
---------------------------

      In December of 1999, we formed a wholly owned subsidiary, Bravo! Foods, Inc., which will be utilized to advance our business strategy of promoting and distributing branded products in the United States. On July 27, 2000, Bravo! executed licensing agreement with Warner Bros. to use Looney Tunes(TM) characters and names on milk products in the entire United States.

      This licensing agreement grants Bravo! the right to use the cartoon characters Bugs Bunny, Tweety, Tasmanian Devil, Road Runner, Wilie B. Coyote, Lola Bunny, Marvin the Martian, Sylvester and Daffy Duck on milk products for sale in specified retail outlets in the fifty United States, Puerto Rico and the United States Virgin Islands. The initial term of the agreement is for 3 years, from January 1, 2000 through December 31, 2002. The licensing agreement recognizes that Bravo! will use third party production agreements for the processing of white and flavored milk products, and that the milk products will be produced and sold directly by those processors. Bravo!'s responsibilities are to design and provide Warner Bros. approved packaging artwork, to help determine the best tasting flavors for the particular market, and to assist in the administration, promotion and expansion of the Looney Tunes(TM) branded milk program. Ingredients for the flavored milks are formulated to our specifications and supplied on an exclusive basis by Givaudan Roure. Bravo! will not be responsible for the handling of any of the flavor ingredients nor will it participate in sales or distribution.

      We have agreed to a royalty rate of 5% on the amount invoiced to the producer dairies for the right to use the Looney Tunes(TM) characters, flavor ingredients and for administrative and promotional assistance. The processor dairies targeted for this program are members of the Quality Chekd cooperative, which has over 40 member dairies. Bravo! and Quality Chekd have entered into a promotion agreement which governs the administration, promotion and marketing of this member dairy program. We have scheduled a back to school Looney Tunes(TM) launch with Turner Dairy and Sinton Dairy in early September 2000, for fresh flavored milks. These dairies do not believe that the Looney Tunes(TM) flavored milk line will diminish their existing sales of traditional milk. Rather, they believe that these products will develop their own market as an adjunct to existing sales. Participating dairies expect to sell the equivalent of 2,000,000 pints of Looney Tunes(TM) flavored milk per year.

      Based upon a revenue and cost analysis of Bravo! obligations under the licensing agreement, we expect Bravo! to realize a post royalty gross profit of $0.0572 for each pint of chocolate flavored milk processed and $0.0566 for all other flavors. We anticipate an expansion to four participating Quality Chekd dairies before the end of 2000. Costs of sales and overhead run approximately $450,000 per year. With a modest ramp up to four participating dairies, we expect Bravo! to break even financially. With ten participating dairies, we believe that Bravo! will report annualized net profits of $650,000.00.

Fifth - formation of Yangling Mandarin Premium Food Co.,Ltd.
------------------------------------------------------------

      On August 2, 2000, we executed an agreement with Mr. Li to form Yangling Mandarin, a new joint venture in the Shaanxi Province in Western China. We decided to form a new joint venture with Mr. Li rather than acquire Mandarin Fine Foods from him. This decision was mandated by the limitations that would have been placed upon the scope of Mandarin's existing business license with the equity involvement of a foreign investment enterprise. Yangling Mandarin is being formed pursuant to a national Chinese demonstration program, which allows the issuance of a broad business license to food related companies, irrespective of foreign investment involvement. With the formation of Yangling Mandarin, Mr, Li will liquidate and dissolve Mandarin fine Foods with no asset or equity exchange with or purchase by us.

      While we will lose the ability to report a portion of Mandarin's assets and sales on our financial statements, our primary goal in agreeing to acquire Mandarin was to enter into a solid and cooperative business relationship with Mr. Li. In addition to Mr. Li's demonstrated entrepreneurial skills, he has developed an extensive network of business contacts throughout China, which we find invaluable to our plans for a broad based premium food distribution enterprise in China. Mr. Li shares our vision in that regard.

      With Mr. Li's help we believe that we can become the dominant distributor of premium food products to four and five star hotels throughout China. While at Mandarin, Mr. Li's customers included most of the finest hotels in China and many top restaurants in Beijing and Shanghai, China's two largest and most advanced cities. The bulk of Mr. Li's efforts in building a US $6 to $8 million dollar sales volume with a 20% net profit margin centered on eight product categories, most of which are imported from outside China. Under Mr. Li's guidance, Mandarin was the largest importer of prime, aged, U.S. beef to China, representing approximately 60% of all premium U.S. beef exported to China. Additional products included dairy and cheese, Italian food dry goods, caviar, smoked salmon, oysters, various other meat products and seafood, and several pastry and dessert foods. Food items purchased from Yangling Mandarin will be delivered through a distribution system utilizing strategically placed warehouses in five major cities in Eastern China.

      Our China Premium (Shanghai) import/export wholly owned subsidiary will be utilized to import these core products and an expanded product line to China for Yangling Mandarin. As a further tool for our new joint venture, we have developed a business to business food distribution portal (website), which will allow hotel and other buyers to order all their food requirements on line through customized customer web pages at our site. These custom web pages not only will allow a user a friendly ordering scheme, they will provide up to date information on specials, as well as provide the ability to track the physical progress of a shipped order of imported goods. Our business to business e-commerce portal is a two way communication system, which allows vendors to log on to obtain information concerning becoming suppliers in our ordering/distribution system.

      We have launched our website as a demo and are preparing the final database loading of food items to conduct a beta test at the St. Regis (formerly the Beijing International Club Hotel), a five star establishment in Beijing.

Principal products and markets for milk in China
------------------------------------------------

      Historically and at present, the predominant milk product available to consumers in major cities in the People's Republic of China has been non-refrigerated "baggie milk," prepared for retail consumption on a daily basis. The processing of baggie milk customarily has involved either a type of pasteurization that has not met western bacteria count standards, or the utilization of an ultra high temperature (UHT) process. Hangzhou Meilijian utilizes the UHT process for the production of its milk products. The distribution of milk in China has been through a methodology known as the "reserve system" which was put in place more than a decade ago as a way to deliver state-produced milk directly to milk stations and public housing units. Since refrigeration is not part of this distribution system, the trend in recent years has been to utilize UHT processed milk products in an attempt to meet bacteria count standards.

      Our past attempts to produce and sell western quality fresh, pasteurized, refrigerated milk in gable topped cartons were not successful. "Gable topped" cartons are traditional Western style treated paper box like containers with triangular "gable" tops. The insurmountable problem for us was the lack of sufficient capital to develop an appropriately scaled efficient distribution system for fresh, refrigerated milk. With less trucks than ideal, deliveries often were made after the normal peak buying hours for milk. This resulted in our milk sitting on the shelf for more time than our competitors. Since the lack of adequate home refrigeration has created a date conscious consumer public, our milk often was by passed in favor of more recent product.

      Besides moving away from production, two events in China have changed the way we can run our milk business. First, the introduction and acceptance of aseptic Tetra-Pak pillow pouches and boxes has resulted in milk product that has an unrefrigerated 30 day shelf life. This extended life places us on a more level playing field with our competitors. Second, the advent of hyperstores in major Chinese cities has made selling and delivering milk products significantly more efficient and less costly. Hyperstores also are changing the dominance of the "reserve system" market to a more traditional western consumer model, with its own resultant efficiencies. We believe that we have positioned our milk business in China to eliminate our past problems and take advantage of the new, more efficient paradigm presented to us.

      The final piece in our China milk strategy is to differentiate our product from that of our competitors. We believe that our Looney Tunes(TM) branded milk program will be more and more successful at this differentiation as Looney Tunes(TM) characters become more widely known in China. This differentiation, together with the superior taste of our flavored milks, we believe will lead to a greater acceptance of our premium pricing and our resultant profitability.

Marketing and Advertising
-------------------------

      In China, the viewing rate for television is over 80% for those who have watched television as recently as the previous day. This figure rises to 86% for urban population. Nationwide, 54% of households own black and white televisions and another 40% have color televisions. In Beijing and Shanghai, 94% of households own color televisions. At this time, there virtually is no advertising for milk or ready-to-feed infant formula in Shanghai. There is TV and print advertising for other carbonated and non-carbonated beverages, and multi-national company branded, aseptic and powdered products. We believe 0that all beverage advertising for branded quality products will increase overall awareness and consumption for these categories. After our September 2000, launch of our Looney Tunes(TM) branded products and expanded distribution, we intend to begin print and television advertising.

      We hope to coordinate ours advertising efforts with national awareness campaigns by Warner Bros. in China for Looney Tunes(TM) characters.

Employees

      We have five full time employees located at its North Palm Beach corporate offices. Hangzhou Meilijian currently employs approximately 400 workers with 25 assigned management duties and the balance split between production and distribution. China Premium (Shanghai) has ten employees in management with two clerical staff. Bravo! will have one full time employee, with two other management positions shared with our staff. Yangling Mandarin will employ 8 in management positions and approximately 22 in sales, distribution and office.

                     WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved.

      We are subject to the informational requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza          Citicorp Center            Seven World Trade Center
Room 1024                500 West Madison Street    13th Floor
450 Fifth Street, N.W.   Suite 1400                 New York, NY 10048
Washington, D.C. 20549   Chicago, IL 60661

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.

                            MANAGEMENT DISCUSSION
                         AND ANALYSIS OF OPERATIONS

Basis of Reporting

      Prior to the year ending December 31, 1999, we reported ours financial affairs and those of our Chinese subsidiaries on a consolidated basis. In connection with prior filings with the Securities and Exchange Commission, we received comments from the Commission's reviewing staff that these financial matters should be reported on an equity method basis rather than a consolidated basis.

      In initially determining that consolidation was appropriate, we considered the facts and circumstances of each of these investments in light of the guidance provided by SFAS No. 94 and EITF No. 96-16. Paragraph 13 of SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries", states that the "usual condition for a controlling financial interest is ownership of a majority voting interest....

      A majority-owned subsidiary shall not be consolidated if control is likely to be temporary or if it does not rest with the majority owner (as, for instance, if the subsidiary... operates under foreign exchange restrictions, controls, or other governmentally imposed uncertainties so severe that they cast significant doubt on the parent's ability to control the subsidiary)."

      In EITF No. 96-16, the Task Force addressed the question of what rights held by a minority shareholder would be considered so restrictive as to call into question whether control rests with the majority owner. The Task Force reached a consensus that "participating" rights granted to a minority interest would overcome the presumption in SFAS No. 94 that the majority investor should consolidate the investee. "Participating" rights were contrasted by the Task Force to "protective" rights in that "participating" rights "provide the minority shareholder with the right to effectively participate in significant decisions that would be expected to be related to the investee's ordinary course of business...". The existence of "protective" rights, which the Task Force felt described all minority rights, would not be sufficient to preclude consolidation.

      Based on this framework, we believed that GAAP would hold that a majority shareholder should consolidate its investment in an investee unless there exists a preponderance of evidence that would rebut the presumption that control rests with the majority shareholder. In this analysis, we did not perceive the existence of evidence sufficient to overcome this presumption. As a result, we reported our financial affairs, and those of our subsidiaries, on a consolidated basis.

      In reviewing our prior filings, the Commission's reviewing staff analyzed SFAS No. 94 and EITF No. 96-16 considerations and reached a different conclusion on the consolidation issue. We have been advised by the Commission's staff reviewer to report ours financial affairs utilizing the equity method. In order to expedite the process of the review of the filings in question, we have made the strategic decision not to seek a further review of the Commission's staff reviewer's conclusions.

      Accordingly, we have restated our prior financial statements and presented financial reports for the year ending December 31, 1999 on the equity method basis rather than on a consolidated basis.

Financial Condition And Results of Operations -
------------------------------------------------
For Periods Ended December 31, 1998 and December 31, 1999
---------------------------------------------------------

Financial Condition for year ended December 31, 1999

      For the year ended December 31, 1999, we had an accumulated deficit of US $12,360,537. As of December 31, 1999, we had cash on hand of US $16,854 and reported total shareholders' equity of US $840,057.

      On July 31, 1998, we purchased certain assets of American Flavors China, Inc., consisting of that company's 52%equity interest in and to a Sino-American joint venture in Hangzhou, People's Republic of China, known as Hangzhou Meilijian Dairy Products Co., Ltd. For financial reporting purposes, Hangzhou Meilijian is considered our subsidiary of the Company as of that date. As of July 31, 1998, Hangzhou Meilijian had total assets of $6,512,950, with total current assets of $1,928,336. Total liabilities amounted to $3,544,961, with total current liabilities of $2,870,890.

      In addition, the joint venture company had total equity of $2,967,989, with total revenues of $2,831,255.As of December 31, 1999, Hangzhou Meilijian had total assets of $5,483,490, with total current assets of $931,443. Total liabilities amounted to $3,175,406, with total current liabilities of $2,265,023. In addition, the joint venture company had total equity of $2,308,084, with total revenues of $5,664,661.

Results of operations

Year Ended December 31, 1999
----------------------------

      Owing to the change in financial reporting to the equity method, we have not reported any of the revenue of our subsidiaries and, accordingly, have not reported any sales revenue, cost of goods sold or selling expenses for the fiscal year ending December 31, 1999. After general and administrative expenses of $2,622,788 and other net expenses of $1,394,546, including interest expenses of $15,539, loss on investments in Green Food Peregrine of $1,034,606 and in Meilijian of $334,401, we had a net loss before income taxes of $4,017,334. This loss, combined with accrued dividends on preferred stock of $958,177, resulted in a basic loss per share of $0.67.

      Ours losses on its investments in its Chinese subsidiaries in 1999 result from the high level of expenses associated with the continuing attempts to penetrate the market in Shanghai and the introduction of new products in Hangzhou. In addition, we experienced significant general and administrative expenses in connection with raising capital in 1999 in excess of $937,000 and expenses associated with the filing requirements of a fully reporting company under the Securities Exchange act of 1934.

Year Ended December 31, 1999 Compared to
----------------------------------------
Year Ended December 31, 1998
----------------------------

      General and administrative expenses increased approximately 108% to $2,622,788 in 1999 from $1,260,588 in 1998. This increase reflects three 1999 fund raising exercises, the consummation of licensing agreements with Warner Bros. with guaranteed royalty payments in 1999 of $87,500, and the preparation and filing of SEC reporting documents.

      Interest expense increased from a net positive income number in 1998 to expenses of $15,539 in 1999. The increase in interest expense largely was a result of the debt associated with the Green Food Peregrine and Hangzhou Meilijian operations and 10.5% interest on an installment note having a face value of $282,637, arising out of the acquisition of our interest in Hangzhou Meilijian in 1998.

      Losses on investments in our subsidiaries increased approximately 13.4% to $1,379,007 in 1999 from $1,215,793 in 1998. The increase largely was the result of the write off of the entire balance of our investment in Green Food Peregrine in 1999, when that joint venture ceased operations and we decided to terminate the joint venture.

      Consequently, our net loss increased approximately 63.2% to $4,017,334 in 1999 from $2,461,829 in 1998. We reported a loss per share of $0.41 in 1998 and $0.67 in 1999. The increase in the loss per share was due to the change to the equity method of reporting and the write off of our investment in Green Food Peregrine.

      As of December 31, 1998, there were 7,717,957 shares of common stock outstanding while as of December 31, 1999 there were 10,278,129 shares of common stock outstanding. Due to the timing of issuance of new shares, however, the weighted average number of shares of common stock outstanding in 1999 was 7,422,965. The loss per share in 1999 increased by approximately 63.4%compared with 1998.

Hangzhou Meilijian Year Ended December 31, 1999
-----------------------------------------------

      For the fiscal year ending December 31, 1999, Meilijian had net sales of $5,664,661 and had a gross profit of $768,517. In addition to the $4,896,144 cost of goods sold, Meilijian had selling expenses of $629,564, and general and administrative expenses of $664,921. After net interest expenses of $129,810 and other net expenses of $6,532, Meilijian had a net loss before income tax of $662,310. General and administrative expenses are approximately 12% of revenues for 1999. We anticipate that as Meilijian's revenue will increase through marketing, general and administrative expenses will increase in total but decrease as a percentage of revenue.

      Meilijian's loss from operations for 1999 are the result of efforts associated with the introduction of new products in 1999.

Hangzhou Meilijian Year Ended December 31, 1999 Compared to
-----------------------------------------------------------
Year Ended December 31, 1998
----------------------------

      Meilijian's revenues increased almost 16.2% to $5,664,661 in 1999 from $4,873,748 in 1998. The increase was due to the continuing marketing efforts to increase in sales volume of baggie milk, and the development of an aseptic milk packaged product for sale in the Hangzhou and other surrounding markets.

      Cost of goods sold increased approximately 15.4% to $4,896,144 in 1999 from $4,241,471 in 1998. This increase was due mainly to a higher level of revenue that required a corresponding increase in cost of goods sold. However, cost of goods sold accounting for a percentage of revenue decreased to 86% in 1999 from 87% in 1998. Consequently, the gross profit ratio increased to 13.5% in 1999 from 13% in 1998.

      Selling expenses increased approximately 41.3% to $629,564 in 1999 from 445,662 in 1998. As a percentage of revenues, selling expense increased to 11% in 1999 from 9% in 1998. These increases were due mainly to the continuing efforts to increase sales volume and the introduction of new products in the Meilijian market area.

      Meilijian's general and administrative expenses increased approximately 59% to $664,921 in 1999 from $415,991 in 1998. This increase reflects the effects of increased sales and the introduction of new products in 1999. As a percentage of the total revenue, the general and administrative expenses increased to 11.7% in 1999 from 8.5% in 1999.

      Interest expense decreased approximately 25.9% to $129,810 in 1999 from $175,205 in 1998. The decrease in interest expense largely was a result of the debt repayment. Meilijian's net loss increased approximately 59% to $662,310 in 1999 from $415,178 in 1998.

Liquidity and capital resources
-------------------------------

      As of December 31, 1998, we reported that net cash used in operating activities was $981,129, net cash used in investing activities was $769,868, and net cash provided by financial activities was $1,775,710 with a positive foreign currency translation adjustment of $28,414.

      As of December 31, 1999, we reported that net cash used in operating activities was $1,911,100, net cash used in investing activities was $946,585, and net cash provided by financing activities was $2,569,392 with a negative foreign currency translation adjustment of $86.

      Net cash used in operating activities increased approximately 100% to $1,911,186 in 1999 from $952,715 of net cash used by operating activities in 1998. The increase in negative cash flow in operating activities reflects the increased costs in 1999 in supporting Green Food Peregrine.

      Net cash used in investing activities increased approximately 23% to $946,585 in 1999 from $769,868 in 1998. The increase mainly was due to advances to Green Food Peregrine.

      Net cash provided by financing activities increased 44.7% to $2,569,392 in 1999 from $1,775,710 in 1998. The necessity for increased fund raising activities resulted from increased general and administrative expenses as well as the continuing support of the operations of Green Food Peregrine and the implementation of the Warner Bros. licensing agreements.

      Going forward, our primary requirements for cash consist of

      * the capital contribution required for the Yangling Mandarin new joint venture

      * expenses related to the development of the distribution business infrastructure for Yangling Mandarin

      * expenses related to the development of the e- commerce business infrastructure for Yangling Mandarin

      * additional working capital for the day to day operation of China Premium (Shanghai)

      * product development, marketing and advertising for the marketing and sales of our Looney Tunes(TM) milk products in China

      * expenses related to the development of the distribution infrastructure for China Premium (Shanghai) for Looney Tunes(TM) flavored milks and snack crackers

      * payments of guaranteed royalty payments to Warner Bros. under existing licensing agreements

      * additional working capital for our day to day operation in the United States, including Bravo!

      We estimate that approximately US $2,000,000 will be needed to fund these activities through the end of 2000. We anticipate the sale of additional equity under commitments built into the Series D and Series G Convertible Preferred transactions. In addition, we have commenced discussions with representatives of the Series D, F and G investors concerning the establishment of an equity line of credit with a present bank investor for future funding.

Financial Condition And Results of Operations -
For Periods Ended March 31, 2000 and June 30, 2000

Financial condition for the period ended June 30, 2000

      As of June 30, 2000, we had an accumulated deficit of $15,344,972. As of June 30, 2000, we had cash on hand of $1,161,327 and reported total shareholders' equity of $2,515,362.

      For this same period of time, general and administrative expenses were $1,493,997. The continued increase in these expenses from prior periods is a result of intensified activities in establishing a refocused business base in China. After interest expenses of $8,334 and the loss on our investment in its Hangzhou Meilijian subsidiary of $86,550, we had a net loss of $1,588,881.

Results of operations

Six Months Ended June 30, 2000, Compared to
-------------------------------------------
Six Months Ended June 30, 1999
------------------------------

      Our net loss decreased approximately 18% to $1,588,881 in 2000 from $1,874,102 in 1999. We reported a loss per share of $0.32 in 1999 and $0.27 in 2000. The decrease in the loss per share was due to

      * the write off of the our investment in Green Food Peregrine as of December 31, 1999 - the investment loss was $607,604 for the six months ended June 30, 1999

      * increase in number of shares of common stock outstanding as of June 30, 2000.

      Accrued and paid dividends increased approximately 94% to $1,395,554 in 2000 from $720,207 in 1999. This increase was the result of deemed dividends associated with the conversion features of two additional classes of convertible preferred stock issued in the quarter ended June 30, 2000. We realized net proceeds of $2,155,000 from the sale of these two series of convertible preferred stock.

      As of June 30, 2000 there were 12,915,242 shares of common stock outstanding compared with 10,278,129 shares of common stock outstanding as of June 30, 1999. Due to the timing of issuance of new shares, however, the weighted average number of shares of common stock outstanding in 2000 was 11,011,151. The loss per share in 2000 decreased by approximately 19% compared with 1999.

      General and administrative expenses increased by approximately 26% to $1,493,997 in 2000 from $1,183,039 in 1999. This increase reflects the costs associated with the establishment and funding of the day to day operations new businesses in China including

      *  an import/export company in Shanghai's Free Trade Zone

      * the development of software and graphic design associated with a business to business e-commerce food distribution portal

      * the development of logistics capabilities for the launch of Looney Tunes(TM) branded milk products and snack crackers in Shanghai and surrounding areas

      In addition, general and administrative expenses increased as a result of legal and accounting expenses associated with the restatement of our financial statements on the equity basis, fund raising exercises activities, and the preparation and our filing of SEC reporting documents.

Three Months Ended June 30, 2000 Compared to
--------------------------------------------
Three Months Ended June 30, 1999
--------------------------------

      Our net loss decreased approximately 7% to $851,457 in 2000 from $912,533 in 1999. We reported a loss per share of $0.19 in 1999 and $0.16 in 2000. The decrease in the loss per share was due to

      * the write off of our investment in Green Food Peregrine as of December 31, 1999 - the investment loss was $204,100 for the six months ended June 30, 1999

      * increase in number of shares of common stock outstanding as of June 30, 2000

      Accrued and paid dividends increased approximately 50% to $1,025,790 in 2000 from $684,362 in 1999. This increase was the result of deemed dividends associated with the conversion features of two additional classes of convertible preferred stock issued in the quarter ended June 30, 2000. We realized net proceeds of $2,155,000 from the sale of these two series of convertible preferred stock.

      General and administrative expenses increased by approximately 21% to $808,814 in 2000 from $670,387 in 1999. This increase reflects the costs associated with the establishment and funding of the day to day operations new businesses in China including

      *  an import/export company in Shanghai's Free Trade Zone

      * the development of software and graphic design associated with a business to business e-commerce food distribution portal

      * the development of logistics capabilities for the launch of Looney Tunes(TM) branded milk products and snack crackers in Shanghai and surrounding areas

      In addition, general and administrative expenses increased as a result of legal and accounting expenses associated with the restatement of our financial statements on the equity basis, fund raising exercises activities, and the preparation and our filing of SEC reporting documents.

      Losses on our investment in Hangzhou Meilijian increased approximately 11% to $86,550 in 2000 from $78,235 in 1999. The increase reflected the result of high level of selling and general and administrative expenses associated with the continuing attempts to penetrate the market and the introduction of new products in Hangzhou. Gross profit for the this period was $650,860 with revenues of $2,976,488. As a percentage of sales, the cost of sales was 78% for this period.

Liquidity and capital resources
-------------------------------

      As of June 30, 1999, we Company reported that net cash used in operating activities was $801,843, net cash used in investing activities was $625,925, and net cash provided by financial activities was $1,247,311.

      As of June 30, 2000, net cash used in operating activities was $1,366,492, net cash used in investing activities was $314,468, and net cash provided by financing activities was $2,825,433.

      Net cash used in operating activities increased approximately 70% to $1,366,492 in 2000 from $801,843 of net cash used by operating activities in 1999. The increase in negative cash flow in operating activities reflects the increased costs experienced during this period associated with the establishment and funding of the day to day operations new businesses in China and supporting our U.S. operations.

      Net cash used in investing activities decreased approximately 99% to $314,468 in 2000 from $625,925 in 1999. The increase mainly was due to advances made to China Premium Food Corporation (Shanghai) Co., Inc., our wholly owned import/export Chinese company and to purchase inventory for Mandarin Fine Food.

      Net cash provided by financing activities increased 126% to $2,825,433 in 2000 from $1,247,311 in 1999. The increased necessity for fund raising activities resulted from the establishment and funding of the day to day operations of new businesses in China and the United States, and supporting our U.S. management operations.

      During the first and second quarters of 2000, ending June 30, 2000, we continued to shift our business focus and strategy from the production of milk products to a company involved in the marketing and distribution of a broad range of food products in China and the United States, including premium branded items. In China, these efforts are through China Premium Food (Shanghai) Co., Inc., our wholly owned import/export/distribution subsidiary. China Premium (Shanghai) will import and distribute Looney Tunes(TM) snack crackers and distribute Looney Tunes(TM) milk products in the greater Shanghai area. In the United States, Bravo! Food, Inc., a subsidiary, will promote and market Looney Tunes(TM) milk products.

      In February of 2000, we announced an agreement in principle to acquire the majority equity interest in and control of the operations of Mandarin Fine Foods Company of Beijing and Shanghai. Mandarin is the dominant distributor of premium food products to four and five star hotels throughout China. Mandarin's customers include most of the finest hotels in China and many top restaurants in Beijing and Shanghai, the two largest and most advanced cities in China. The bulk of Mandarin's $8 million dollar sales volume is derived from eight product categories, most of which are imported from outside China. Mandarin is the largest importer of prime, aged, U.S. beef to China and represents approximately 60% of all premium U.S. beef exported to China. Additional products include dairy and cheese, Italian food dry goods, caviar, smoked salmon, oysters, various other meat products and seafood, and several pastry and dessert foods. Currently, Mandarin processes its caviar in China, utilizing local Sturgeon, and produces its own "fresh" pasta in China. On May 11, 2000, the Company executed a definitive agreement for the acquisition of Mandarin.

      During the course of the due diligence for the Mandarin transaction, we became aware that our acquisition of Mandarin would significantly limit the scope of its business license under PRC regulations concerning Foreign Investment Enterprises. We also became aware, however, of an agricultural development program funded by the national government in the Western China Shaanxi Province, known as the Yangling Model District for Agricultural High-tech and New-tech Industry. Through this program, the government of Shaanxi Province is authorized to issue business licenses which are much broader in scope than normal to new companies in the Yangling Model District, including foreign investment joint ventures.

      Owing to the greatly enhanced scope of the business license offered in the Yangling District, we agreed with Mr. Li Zhi Yun, the sole owner of Mandarin Fine Foods, to forego the purchase of Mandarin Fine Foods in favor of establishing a new joint venture company in Yangling. We agreed that the parties to this joint venture would be China Premium Food Corporation, as the foreign party, and Yangling Kechuang Agricultural Techniques Development Co., a new Chinese company established by Mr. Li in the Yangling District, as the Chinese party. The new joint venture will be named Yangling Mandarin Premium Food Company., Ltd.". The stated purpose of Yangling Mandarin will be to establish an enterprise in Yangling Model District for Agricultural High-tech and New-tech Industry, to produce and distribute food and beverages, to develop domestic markets for such products, to set up a domestic production base to strengthen its position in the distribution market. As part of this transaction, Mr. Li has agreed to liquidate Mandarin Fine Foods.

Going forward, our primary requirements for cash consist of

      * the capital contribution required for the Yangling Mandarin new joint venture

      * expenses related to the development of the distribution business infrastructure for Yangling Mandarin

      * expenses related to the development of the e- commerce business infrastructure for Yangling Mandarin

      * additional working capital for the day to day operation of China Premium (Shanghai)

      * product development, marketing and advertising for the marketing and sales of our Looney Tunes(TM) milk products in China

      * expenses related to the development of the distribution infrastructure for China Premium (Shanghai) for Looney Tunes(TM) flavored milks and snack crackers

      * payments of guaranteed royalty payments to Warner Bros. under existing licensing agreements

      * additional working capital for our day to day operation of our U.S. subsidiary Bravo! Foods

      We estimate that approximately US $2,000,000 will be needed to fund these activities through the end of 2000. We anticipate the sale of additional equity under commitments built into the Series D and Series G Convertible Preferred transactions. In addition, we have commenced discussions with representatives of the Series D, F and G investors concerning the establishment of an equity line of credit with a present bank investor for future funding.

      In addition to these anticipated expenses, we currently have monthly working capital needs of $140,000. This represents a significant reduction resulting from the commencement of joint venture termination procedures and the elimination of the funding of Green Food Peregrine. We anticipate contributions to overhead to begin by the end of the third quarter of this year due to product launches involving the Looney Tunes(TM) brand in China.

      On April 7, 2000, we received gross proceeds approximating $1,500,000 to fund working capital and investment capital needs, through the issuance of Series F Convertible Preferred Stock. These funds represent the first of a series of investments that are planned and structured in the form of 3,000,000 stock warrants and 1,600,000 stock warrants at $1.00 and $0.84 exercise prices, respectively. These warrants are callable when our shares trade at $1.60 and $2.40, respectively, thereby enabling the Company to force the exercise and resultant additional investment of $4,344,000 at an average exercise price of $.94.

      In addition, on June 19, 2000, we received gross proceeds of $750,000 to fund working capital and investment capital needs, through the issuance of Series G Convertible Preferred Stock. The Series G subscription agreement provides for the mandatory investment of an additional $750,000 upon the effectiveness of an amended SB-2 registration statement filed with the SEC covering this preferred, associated warrants and the underlying common stock.

Debt structure

      During the process of acquiring from American Flavor China, Inc. the 52% of equity interest in and to Hangzhou Meilijian, we issued a promissory note to assume the American Flavor's debt owed to a supplier. The face value of that note was $282,637.53 at interest rate of 10.5% per annum without any collateral attached. The note has a monthly installment payment of $7,250 with 23 payments and a balloon payment of $159,862.38 when the note will be due on July 15, 2000. The minimum cash payments are $87,000 in 1999 and approximately $203,362 in 2000. The note has a late charge of 3% of overdue principal and interest installment if the note holder does not receive the payment within 15 days of due dates. This note currently is being renegotiated to extend the time for payment.

Effects of inflation

      We believe that inflation has not had material effect on its net sales and results of operations.

Effect of fluctuation in foreign exchange rates

      Our operating subsidiary, Green Food Peregrine, is located in China. It buys and sells products in China using Chinese renminbi as functional currency. Based on Chinese government regulation, all foreign currencies under the category of current account are allowed to freely exchange with hard currencies. During the past two years of operation, there were no significant changes in exchange rates. However, there is no assurance that there will be no significant change in exchange rates in the near future.

New accounting standards not adopted yet

      Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

      Historically, we have not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to affect its financial statements.

               DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

      This prospectus contains "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this prospectus that address future activities, events or developments, including such things as future revenues, product development, market acceptance, responses from competitors, capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of its experience and its assessment of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Whether actual results will conform to our expectations and predictions, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties discussed in this prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by us; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations.

                           DESCRIPTION OF PROPERTY

      Neither we nor our subsidiaries currently own any real property. As of February 1, 1999, we moved its corporate offices from West Palm Beach to 11300 US Highway 1, Suite 202, North, Palm Beach, Florida, pursuant to a lease with HCF Realty, Inc., having a term of five years. Our initial aggregate monthly rent amounts to approximately $4,900, which will increase (assuming an estimated annual increase of 2%) to approximately $6,100 per month by the fifth year.

      Hangzhou Meilijian currently leases its plant and land from the City of Hangzhou, under operating leases which expire December 31, 2013, at the rate of approximately US $7,900 per month for 1999, US $6,400 per month through 2003 and an aggregate of US $1,164,730 thereafter.

      China Premium (Shanghai) leases office space at 333 Jiu Jiang Road, Room 705, 7th Floor, Finance Square, Shanghai 200001, China, at the rate of US $1,500 per month.

      We lease the residence occupied by Mr. Langley and family located at 102 Greenwich Drive 983 Hua Mu Road Pudong, Shanghai 201204, PRC, at the rental rate of US $4,100 per month.

      We do not have a policy to acquire property for possible capital gains or income generation. In addition, we do not invest in securities of real estate entities or developed or underdeveloped properties.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans/Fees

      In February, 1997 we issued 25,000 shares of common stock in exchange for 100% of equity interest of Manor Products Corp. Manor was a Delaware company established on January 10, 1996. In early 1996, 80% of equity interest of Manor was bought by the principal of the initial founding entity of the Company. Accordingly, this acquisition was regarded as a related party transaction.

      In January, 1997, the major limited partner of China Peregrine Enterprises loaned US $200,000 to that limited partnership in order for China Peregrine Enterprises to meet interim registered capital requirements of the Green Food Peregrine Articles of Association and Joint Venture Contract. In March, 1997, three of our shareholders together provided a loan of US $1,315,000 to pay China Peregrine Enterprises' final registered capital requirement to Green Food Peregrine. This last capital contribution was set by the Board of Directors of Green Food Peregrine as a condition precedent to the approval of the Company's acquisition of the interest of China Peregrine Enterprises in and to the Green Food Peregrine joint venture. These two loans were paid off during May and June, 1997, utilizing the proceeds from a Rule 504 regulation D offering.

      In March, 1997, a holder of the majority of the partnership interests in China Peregrine Enterprises, together with two other investors of ours, assumed a US $1,260,000 outstanding line of credit owed by the limited partnership to a Tennessee-based financial institution. On March 15, 1997, we issued 1,260,000 shares of its Series B preferred stock to these shareholders in consideration for this assumption. The line of credit was paid in full in October, 1997.

      In the course of setting up the Hangzhou Meilijian joint venture, Meilijian contributed fixed assets with a value in excess of its required capital contribution amount. Based on an agreement signed by the Chinese and American investors, the excess portion was treated as a fixed asset loan from Meilijian at an interest rate of 8% per annum. The balance of this loan at December 31, 1998 was $560,080.

      On January 1, 1994, Meilijian provided us with the use of its trademark, which was valued at RMB500,000 -approximately US $60,245. We recorded this trademark value as a part of deferred assets and a shareholder loan. We recorded amortization of RMB50,000 -approximately US $6,025- per year for trademark and paid cash of RMB50,000 to Meilijian per year against the shareholder loan. The balance of this loan at December 31, 1998 was $36,238. Accumulated interest on these loans amounted to $81,265.

Relationships

      Mr. Paul Downes has investment power with respect to the affairs of Tamarind Management, Ltd. Accordingly, ours securities held by Mr. Downes and Tamarind have been combined in this document for reporting purposes. The Downes/Tamarind ownership of issued and underlying shares of common stock, Series B Preferred Stock and Options represents 8.93% of all issued and outstanding common stock and shares of common stock underlying the preferred stock plus unexercised options and warrants.

      We purchased the assets of China Peregrine Enterprises, Limited in March of 1997, in exchange for 1,040,000 shares of our common stock. At the time of this asset purchase, Mr. Dale Reese was the major equity holder in the China Peregrine Enterprises limited partnership and Mr. Charles Beech controlled the activities of China Peregrine Enterprises by virtue of his control of China

Peregrine International, Inc., the General Partner of China Peregrine Enterprises. At the time of the asset purchase, Messrs. Reese and Beech were two of our three directors. As noted above, through the assumption of a loan in excess of one million dollars owed by China Peregrine Enterprises to a Tennessee bank, and by virtue of his position as one of our founders, and through stock purchases, Mr. Reese presently holds 10.4% of our equity. Mr. Beech, directly and through Peregrine Enterprises, Inc., presently holds less than 1% of our equity.

                          MARKET FOR COMMON EQUITY
                       AND RELATED STOCKHOLDER MATTERS

Common stock market price

      Of the 12,915,242 shares of our common stock issued and outstanding as of August 18, 2000, approximately 5,529,477 shares are able to be traded on the over-the-counter trading on the OTC Electronic Bulletin Board, which trading commenced October 24, 1997. Of this amount, 4,749,477 shares have been held for in excess of two years and 780,000 have been held for one year. The following quarterly quotations for our common stock transactions on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.


          QUARTER              HIGH BID PRICE    LOW BID PRICE

1997      Q4 (10/1 - 12/31)         $6.87            $3.00

1998      Q1 (1/3 - 3/31)           $4.10            $2.10

          Q2 (4/1 - 6/30)           $2.60            $0.60

          Q3 (7/1 - 9/30)           $2.50            $0.33

          Q4 (10/1 - 12/31)         $2.25            $1.00

1999      Q1 (1/3 - 3/31)           $2.87            $0.87

          Q2 (4/1 - 6/23)           $2.87            $1.31

          Q3 (7/1 - 9/30)           $1.92            $1.12

          Q4 (10/1 - 12/31)         $1.25            $0.81

2000      Q1 (1/3 - 3/31)           $1.10            $0.62

          Q2 (4/1 - 6/23)           $1.12            $0.70

Non-market equity subject to options, warrants and conversion

Stock Warrants and Options
--------------------------

We have outstanding the following warrants and options:

      * 292,000 warrants exercisable purchase an aggregate of 292,00 shares of common stock at an exercise price of $1.00 per share, having an expiration date of June 30, 2003;

      * Series D Warrants exercisable to purchase an aggregate of 125,000 shares of common stock at an exercise of $2.96 per share, having an expiration dates in March and April 2002.

      * Series D Warrants exercisable to purchase an aggregate of 1,300,000 shares of common stock at an exercise of $0.625 per share, having an expiration date of January 31, 2003.

      * Series E Warrants exercisable to purchase an aggregate of 165,000 shares of common stock at an exercise of $3.00 per share, having an expiration dates in 2001;

      * Series E Warrants exercisable to purchase an aggregate of 33,000 shares of common stock comprising part of the Placement Agent Warrants at an exercise price of $2.75 per share, having an expiration dates in 2001;

      * Series E Warrants exercisable to purchase an aggregate of 33,000 shares of common stock comprising part of the Placement Agent Warrants at an exercise price of $5.00 per share, having an expiration dates in 2001;

      * Series F Warrants exercisable to purchase an aggregate of 3,000,000 shares of common stock at an exercise of $1.00 per share, having an expiration date of April 5, 2003.

      * Series F Warrants exercisable to purchase an aggregate of 1,600,000 shares of common stock at an exercise of $0.84 per share, having an expiration date of April 5, 2003.

      * Series G Warrants exercisable to purchase an aggregate of 334,330 shares of common stock at an exercise of $0.9625 per share, having an expiration date of June 18, 2003.

      * Options to purchase 3,100,533 shares of common stock pursuant to 1997 and 1999 stock option plans at a purchase price of $1.00 per share, having expiration dates in 2002 (as to 3,045,533 shares) and 2004 (as to 55,000 shares), respectively. In 1999, we issued 1,016,000 additional options to consultants of which 250,000 remain at 80.75 per share, having an expiration date of October 17, 2000. In 2000, we issued 75,000 options to two executive officers at $1.10 per share, having an expiration date of September 1, 2004.

Convertible preferred

      Please refer to page 22 of this prospectus for the number of convertible preferred shares issued and outstanding.

Common stock subject to sale under rule 144

      Of the 12,915,242 shares of our common stock presently issued and outstanding, approximately 2,764,036 shares have been held by non-affiliates for in excess of one year; an additional 2,765,411 shares have been held by affiliates for in excess of one year. These shares may be sold pursuant to Rule 144, subject to the volume and other limitations set forth under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of the Company for at least one year is entitled to sell, within any three-month period and in accordance with an approved manner of sale, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in our common stock during the four calendar weeks preceding such sale, or (ii) 1% of the shares then outstanding. A person who is not deemed to be an "affiliate" and who has held restricted shares for at least two years would be entitled to sell such shares without regard to the resale limitations of Rule 144.

Equity holders at August 23, 2000


   Common stock                12,915,242 shares    1,200 holders (approximate)
   Series B preferred stock       242,559 shares    2 holders
   Series D preferred stock       105,000 shares    3 holders
   Series F preferred stock       150,000 shares    3 holders
   Series G preferred stock        75,000 shares    4 holders

Dividends

      We have not paid dividends on its common stock and do not anticipate paying dividends. We intend to retain future earnings, if any, to finance working capital, to expand its operations, and to pursue its acquisition strategy.

      The holders of common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by our board of directors out of the assets and funds legally available therefor. The availability of funds is dependent upon dividends or distribution of profits from our subsidiaries, and may be subject to regulatory control and approval by the appropriate government authorities on either a regional or national level in the People's Republic of China.

      We have accrued dividends for our convertible preferred stock for 1999 in the amount of $958,117 and accrues and paid $1,395,354 for the period ended June 30, 2000.

                           EXECUTIVE COMPENSATION

Summary compensation table

The following table sets forth the compensation paid by us during the last three fiscal years to our Chief Executive Officer, and the four other most highly compensated executive officers whose total 1999 salary and bonus exceeded $100,000:


                                   Annual Compensation-                    -Long-Term Compensation-
Name & Position            Year    Salary         Bonus      Other             Restricted Stock
                                                                                    Awards

Roy G. Warren              1997    $120,000                                        410,914
President                  1998    $120,000
                           1999
Chief Executive Officer    1999    $120,000




Steven Langley             1999    $ 75,000       $30,000    $70,000(2)            200,000(3)
Chief Operating
Officer (China)

Nancy Yuan                 1999    $ 40,000       $ 5,000                           25,000(4)
Chief Financial
Officer (China)

Charles Beech              1997                                                    510,914
Chairman                   1998
                           1999
Chief Executive Officer    1997    $120,000(5)
1998
1999

Paul Downes (6)            1997                                                  1,383,705
Chairman                   1998

<F1>  Unless otherwise noted, the Options listed above were authorized by a directors' resolution on April 20, 1997. At that time, a market did not exist for our unrestricted shares, which had a par value of $0.001.

<F2>  Includes $48,000 annual allowance for housing in Shanghai, PRC for Mr.
      Langley and his family and $22,000 educational expense for family members.

<F3>  Pursuant to October 1, 1999 agreement for five year options (from vesting) at market as of September 1, 1999, subject to the following vesting schedule: 50,000 at 9-1-99; 50,000 at 9-1-00; 50,000 at
      9-1-01; 50,000 at 9-1-02.

<F4>  Pursuant to October 1, 1999 agreement for five year options at $1.00 per share.

<F5>  Salary deemed paid to Mr. Beech for expense accounting purposes only.

<F6>  These options were granted to Tamarind Management, Ltd., an affiliate of Mr. Downes.

Option Grant Table 1999


                   Securities
                   Underlying    Percentage    Per Share          Expiration
Name & Position     Options       of Total     Exercise $            Date
----------------------------------------------------------------------------

Stephen Langley     200,000        88.88%      market at          5 years from
Chief Operating                                12-1-99($1.10)     vesting
Officer (China)

Nancy Yuan           25,000        11.12%      market at          9-12-04
Chief Financial                                12-1-99 ($1.10)
Officer (China)

Aggregated Option Exercises in Fiscal 1998 and 1999

None of the named executive officers exercised any stock options during fiscal 1998 or 1999. The following table provides information on the value of such officers' unexercised options at December 31, 1998 and 1999.

Aggregated 1999 Fiscal Year End Option Value Table


                         Securities Underlying          Value of "In The Money"
Name & Position           Unexercised Options           Unexercised Options (1)
---------------          ---------------------          -----------------------

Roy G. Warren        410,914                                      $-0-

Stephen Langley       50,000 (150,000 unexercisable)              $-0-

Nancy Yuan            25,000                                      $-0-

Charles Beech        510,914                                      $-0-

Paul Downes (2)    1,383,705                                      $-0-

<F1>  On December 31, 1999, the Company's unrestricted common stock was quoted on the NASD Over The Counter Electronic Bulletin Board at a closing price of $0.81; the reported dollar values represent the "in-the money" value of the options listed as of each year end.

<F2>  These options were granted to Tamarind Management, Ltd., an affiliate of Mr. Downes.

Compensation of Directors

      Directors were compensated for their travel expenses to and from board of directors' meetings in 1998 and 1999. There were 4 in person meetings and 11 telephonic meetings of the board in 1998 and 2 in person meetings and 11 telephonic meetings of the board in 1999.

Employment contracts

      There are employment contracts with Stephen Langley, the Chief Operating Officer for our Chinese operations, and Nancy Yuan, the Chief Financial Officer for our Chinese operations. These contracts are dated December 1, 1999 and reflect effective dates of September 1, 1999 and September 13, 1999, respectively. Both Mr. Langley and Ms. Yuan reside in the Shanghai PRC metropolitan area.

      Mr. Langley has a five year contract at a base annual salary of $75,000, with a quarterly bonus of $7,500 in the first year. In subsequent years, Mr. Langley's bonus is performance based. In addition, Mr. Langley receives a $48,000 annual housing allowance and a $22,000 education allowance for his family. Mr. Langley's employment agreement calls for his receipt of five year stock options for 200,000 shares at an exercise price of $1.12 per share. These options are in four equal traunches of 50,000 with vesting over a three year period.

      Ms. Yuan has a five year contract at a base annual salary of $40,000, with an annual bonus of $5,000 in the first year. Ms. Yuan's employment agreement calls for her receipt of one time five year stock options for 25,000 shares at an exercise price of $1.12 per share.

                      CHANGES IN AND DISAGREEMENTS WITH
             ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      We have not had any changes in or disagreements with its independent accountants.

                      CHINA PEREGRINE FOOD CORPORATION



                        ____________________________




                            FINANCIAL STATEMENTS

               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                        ____________________________

                      China Peregrine Food Corporation


                        Index to Financial Statements



Report of Independent Certified Public Accountants               F-3

Financial Statements
  Balance Sheets                                                 F-4
  Statements of Operations and Comprehensive Loss                F-6
  Statement of Shareholders' Equity                              F-7
  Statements of Cash Flows                                       F-9
  Summary of Accounting Policies                                 F-13
  Notes to Financial Statements                                  F-17

Report of Independent Certified Public Accountants




To the Board of Directors
China Peregrine Food Corporation

We have audited the accompanying balance sheets of China Peregrine Food Corporation (a Delaware corporation) as of December 31, 1998 and 1999, and the related statements of operations and comprehensive loss, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Peregrine Food Corporation as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with generally accepted accounting principles in the United States.

As discussed in the summary of accounting policies, the financial statements for the year ended December 31, 1998 have been restated to reflect the accounting for the Company's investment in its foreign subsidiaries using the equity method of accounting.




BDO Seidman, LLP
Los Angeles, California
February 25, 2000

                      CHINA PEREGRINE FOOD CORPORATION

                               BALANCE SHEETS


                                                                              December 31,
                                                                        ------------------------
                                                                           1998           1999
                                                                        ------------------------
                                                                        (restated)

Assets

Current assets:
  Cash and cash equivalents                                             $  305,233    $   16,854
  Subscription receivable                                                  235,000             -
  Prepaid expenses                                                          37,532        18,196
                                                                        ------------------------
Total current assets                                                       557,765        35,050
Furniture and equipment, net                                                89,198       131,264
Investment in and advance to GFP (Note 1)                                  164,017             -
Investment in and advance to Meilijian (Note 2)                          1,582,578     1,246,422
Goodwill                                                                   293,096       229,148
License rights (Note 3)                                                          -       214,286
Deposits                                                                     5,000        10,000
                                                                        ------------------------
Total assets                                                            $2,711,654    $1,866,170
                                                                        ========================



Liabilities and Shareholders' Equity

Current liabilities:
  Current portion of note payable (Note 3)                              $   58,104    $  277,741
  Accrued liabilities                                                      245,151       250,833
                                                                        ------------------------
Total current liabilities                                                  303,255       528,574

Dividends payable                                                          200,667       370,039

Note payable, less current portion (Note 3)                                192,741       127,500
                                                                        ------------------------

Total liabilities                                                          696,663     1,026,113
                                                                        ------------------------

Commitments and contingencies (Note 6)

Shareholders' Equity (Notes 7 and 8 ):
  Series A convertible preferred stock, par value $0.001 per share,
   500,000 shares authorized, 500,000 shares issued and outstanding            500           500
  Series B convertible, 9% cumulative, and redeemable preferred stock, stated value $1.00 per share, 1,260,000 shares authorized,
   1,260,000 shares issued and outstanding, redeemable at $1,260,000     1,260,000     1,260,000
  Series C convertible, 8% cumulative and redeemable preferred stock, stated value $3.00 per share, 83,334 and 14,904 shares issued and
   outstanding                                                             250,000        44,713
  Series D convertible, 6% cumulative and redeemable preferred stock, stated value $10.00 per share, 80,250 shares issued and
   outstanding at December 31, 1999                                              -       762,500
  Series E convertible, 6% cumulative and redeemable preferred stock, stated value $2.50 per share, 330,000 shares issued and converted
   into common stock, 0 shares outstanding at December 31, 1999                  -             -
  Preferred stock - Series C subscribed                                    135,000             -
  Common stock, par value $0.001 per share, 20,000,000 shares
   authorized, 7,717,957 and 10,278,129 shares issued and outstanding        7,718        10,278
  Common stock subscribed                                                  100,000             -
  Additional paid-in capital                                             7,781,062    11,256,952
  Accumulated deficit                                                   (7,385,026)  (12,360,537)
  Accumulated other comprehensive loss - translation adjustment           (134,263)     (134,349)
                                                                        ------------------------

Total shareholders' equity                                               2,014,991       840,057
                                                                        ------------------------

Total liabilities and shareholders' equity                              $2,711,654    $1,866,170
                                                                        ========================

        See accompanying summary of accounting policies and notes to financial statements.

                      CHINA PEREGRINE FOOD CORPORATION

                          STATEMENTS OF OPERATIONS
                           AND COMPREHENSIVE LOSS


                                                                    Years ended December 31,
                                                                   --------------------------
                                                                       1998           1999
                                                                   --------------------------
                                                                    (restated)

Revenue                                                            $         -    $         -

Cost of sales                                                                -              -
                                                                   --------------------------

Gross margin                                                                 -              -

General and administrative expense                                   1,260,588      2,622,788
                                                                   --------------------------

Loss from operations                                                (1,260,588)    (2,622,788)

Other (income) expense:
  Interest (income) expense, net                                       (14,552)        15,539
  Loss on investment in GFP                                            972,062      1,034,606
  Loss on investment in Meilijian                                      149,198        344,401
  Loss attributed to acquiring 2.4% equity interest in GFP              94,533              -
                                                                   --------------------------

Operating loss                                                      (2,461,829)    (4,017,334)

Income taxes (Note 5)                                                        -              -
                                                                   --------------------------

Net loss                                                            (2,461,829)    (4,017,334)

Dividends accrued for Series B preferred stock                         113,400        113,400
Dividends accrued for Series C preferred stock                          85,551         13,775
Dividends accrued for Series D preferred stock                               -        714,863
Dividends accrued for Series E preferred stock                               -        116,139
                                                                   --------------------------

Net loss applicable to common shares                               $(2,660,780)   $(4,975,511)
                                                                   ==========================

Loss per share                                                     $     (0.41)   $     (0.67)
                                                                   ==========================

Weighted average number of common shares outstanding                 6,430,337      7,422,965
                                                                   ==========================

Comprehensive loss and its components consist of the following:

Net loss                                                           $(2,660,780)   $(4,975,511)
Foreign currency translation adjustment                                 28,414            (86)
                                                                   --------------------------

Comprehensive loss                                                 $(2,632,366)   $(4,975,597)
                                                                   ==========================


        See accompanying summary of accounting policies and notes to financial statements.

                      CHINA PEREGRINE FOOD CORPORATION

                     STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                                                                                             Accumulated
                             Preferred Stock         Common Stock                                               Other
                          ---------------------  -------------------  Additional    Accumulated   Stock    Comprehensive
                           Shares      Amount      Shares     Amount    Capital       Deficit   Subscribed      Loss        Total
                          ---------------------------------------------------------------------------------------------------------

Balance, January 1,
 1998 (restated)          1,760,000  $1,260,500   5,289,000  $ 5,289  $ 4,429,110  $ (4,724,246)  $      -  $(162,677)  $  807,976

Issuance of stock in
 exchange for stock
 promotion service                                   50,000       50       49,950                                           50,000
Issuance of stock to
 acquire 2.4% interest
 in GFP                                             120,000      120      119,880                                          120,000
Issuance of stock in
 exchange for furniture
 purchases                                            5,272        5       11,857                                           11,862
Rule 506 Regulation D
 issuance                                           557,000      557    1,391,943                                        1,392,500
Issuance of stock to
 acquire 52% interest
 in Meilijian                                     1,531,685    1,532    1,530,153                                        1,531,685
Issuance of stock for
 warrants exercised                                 165,000      165      164,835                  100,000                 265,000
Issuance of Series C
 preferred to Utah
 Resource International,
 Inc.                        83,334     250,000                                                                            250,000
Deemed dividends for
 Series C preferred
 stock                                                                     83,334       (83,334)                                 -
Stock subscribed                                                                                   135,000                 135,000
Series B preferred stock
 dividends                                                                             (113,400)                          (113,400)
Series C preferred stock
 dividends                                                                               (2,217)                            (2,217)
Net loss                                                                             (2,461,829)                        (2,461,829)
Translation adjustments                                                                                        28,414       28,414
                          ---------------------------------------------------------------------------------------------------------

Balance, December 31,
 1998                     1,843,334   1,510,500   7,717,957    7,718    7,781,062    (7,385,026)   235,000   (134,263)   2,014,991

Conversion from Series C
 to Common                   (2,393)     (7,179)      7,957        8        7,171             -          -          -            -
Conversion from Series C
 to Common                   (1,592)     (4,780)      6,002        6        4,774             -          -          -            -
Conversion from Series C
 to Common                   (4,320)    (12,960)     20,000       20       12,940             -          -          -            -
Conversion from Series C
 to Common                   (4,320)    (12,960)     20,000       20       12,940             -          -          -            -
Section 4(2) private
 offering                    50,000     135,000     100,000      100       99,900             -   (235,000)         -            -
Conversion from Series C
 to Common                  (50,000)   (135,000)    150,000      150      134,850             -          -          -            -
Conversion from Series C
 to Common                  (15,313)    (45,939)     40,000       40       45,899             -          -          -            -
Section 4(2) private
 offering                         -           -      25,000       25       24,975             -          -          -       25,000
Section 4(2) private
 offering                         -           -     290,000      290      289,710             -          -          -      290,000
Issuance of Preferred
 Stock Series D,
 Rule 506                    50,000     470,000           -        -            -             -          -          -      470,000
Issuance of Preferred
 Stock Series D
 for finder fees              3,500      35,000           -        -      (35,000)            -          -          -            -
Issuance of stock for
 warrants exercised               -           -      30,000       30       29,970             -          -          -       30,000
Deemed dividends
 recognized for Series D          -           -           -        -      123,462      (123,462)         -          -            -
Cancellation of common
 stock S 4(2) offering            -           -    (105,000)    (105)    (104,895)            -          -          -     (105,000)
Issuance of Preferred
 Stock Series D,
 Rule 506                    25,000     240,000           -        -            -             -          -          -      240,000
Issuance of Series D
 for issuance cost            1,750      17,500           -        -      (17,500)            -          -          -            -
Issuance of stock for
 warrants exercised               -           -      53,334       53       53,281             -          -          -       53,334
Section 4(2) private
 offering                         -           -     145,000      145      144,855             -          -          -      145,000
Deemed dividends
 recognized for
 Series D, Tranche                -           -           -        -      411,538      (411,538)         -          -            -
Compensation cost for
 issuance of stock
 options                          -           -           -        -       48,563             -          -          -       48,563



Section 4(2) private
 offering                         -           -     117,200      117      117,083             -          -          -      117,200
Issuance of stock for
 consulting services              -           -       1,999        2        1,998             -          -          -        2,000
Deemed dividends
 recognized for
 Series D 2nd Tranche             -           -           -        -      106,485      (106,485)         -          -            -
Issuance of stock for
 consulting services              -           -       4,084        4        5,996             -          -          -        6,000

Conversion from Series C
 to Common                   (7,673)    (23,019)     20,000       20       22,999             -          -          -            -
Issuance of Preferred
 stock Series E,
 Rule 506                   100,000     215,746           -        -            -             -          -          -      215,746
Deemed dividends
 recognized for
 Series E, 1st Tranche            -           -           -        -       62,552       (62,552)         -          -            -
Deemed dividends
 recognized for
 Series D, 2nd Tranche            -           -           -        -       36,017       (36,017)         -          -            -
Conversion from Series E
 to Common                  (60,000)   (129,448)    104,896      105      129,343             -          -          -            -
Issuance of stock for
 consulting services              -           -       1,082        1        1,999             -          -          -        2,000
Conversion from Series E
 to Common                  (40,000)    (86,298)     69,444       69       86,229             -          -          -            -
Section 4(2) private
 offering                         -           -      65,000       65       64,935             -          -          -       65,000
Issuance of Preferred
 stock Series E,
 Rule 506                    30,000      64,724           -        -            -             -          -          -       64,724
Deemed dividends
 recognized for
 Series E, 2nd Tranche            -           -           -        -       26,250       (26,250)         -          -            -
Issuance of stock for
 consulting services              -           -       1,274        2        1,998             -          -          -        2,000
Conversion from Series E
 to Common                  (10,000)    (21,575)     20,000       20       21,555             -          -          -            -
Issuance of Preferred
 stock Series E,
 Rule 506                    60,000     129,448           -        -            -             -          -          -      129,448
Deemed dividends
 recognized for
 Series E, 3rd Tranche            -           -           -        -       22,500       (22,500)         -          -            -
Issuance of Preferred
 stock Series E,
 Rule 506                    40,000      86,298           -        -            -             -          -          -       86,298
Issuance of Preferred
 stock Series E,
 Rule 506                   100,000     215,746           -        -            -             -          -          -      215,746

Issuance of stock for
 consulting services              -           -       1,163        1        1,999             -          -          -        2,000
Conversion from Series C
 to Common                   (6,961)    (20,883)     30,000       30       20,853             -          -          -            -
Conversion from Series E
 to Common                 (180,000)   (388,340)    360,000      360      387,980             -          -          -            -
Conversion from Series E
 to Common                  (40,000)    (86,294)     80,000       80       86,214             -          -          -            -
Issuance of stock for
 exercise of S-8 options          -           -     250,000      250      124,750             -          -          -      125,000
Issuance of stock for
 exercise of S-8 options          -           -     250,000      250      124,750             -          -          -      125,000
Issuance of stock for
 exercise of S-8 options          -           -     266,000      266      187,234             -          -          -      187,500
Conversion from Series C
 to Common                   25,858     (77,574)    134,000      134       77,440             -          -          -            -
Issuance of stock for
 consulting services              -           -       1,737        2        1,998             -          -          -        2,000
Accrued dividends for
 Series B                         -           -           -        -            -      (113,400)         -          -     (113,400)
Accrued dividends for
 Series C                         -           -           -        -            -       (13,775)         -          -      (13,775)
Accrued dividends for
 Series D                         -           -           -        -            -       (37,361)         -          -      (37,361)
Accrued dividends for
 Series E                         -           -           -        -            -        (4,837)         -          -       (4,837)
Compensation related to
 issuance of stock
 options and warrants             -           -           -        -      467,300             -          -          -      467,300
Net loss                          -           -           -        -            -    (4,017,334)         -          -   (4,017,334)
Translation adjustment            -           -           -        -            -             -          -        (86)         (86)
                          ---------------------------------------------------------------------------------------------------------

Balance, December 31,
 1999                     1,855,154  $2,067,713  10,278,129  $10,278  $11,256,952  $(12,360,537)  $      -  $(134,349)  $  840,057
                          ========================================================================================================

        See accompanying summary of accounting policies and notes to financial statements.

                      CHINA PEREGRINE FOOD CORPORATION

                          STATEMENTS OF CASH FLOWS
              Increase (Decrease) in Cash and Cash Equivalents


                                                            Years ended December 31,
                                                         -----------------------------
                                                             1998             1999
                                                         -----------------------------
                                                          (restated)

Cash flows from operating activities:
  Net loss                                               $(2,461,829)     $(4,017,334)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                             46,709          175,261
    Issuance of common stock for issuance cost                     -            6,000
    Compensation for stock option                                  -          515,863
    Stock issuance in exchange for services                   50,000           10,000
    Investment loss in GFP                                 1,038,397        1,034,606
    Investment loss in Meilijian                             148,984          344,487
    Increase (decrease) in cash from changes in:
      Prepaid expenses                                        65,452           19,336
      Accounts payable                                        (1,768)          (5,000)
      Accrued liabilities                                    132,928            5,681
                                                         ----------------------------

Net cash used in operating activities                       (981,129)      (1,911,100)
                                                         ----------------------------

Cash flows from investing activities
  Purchase of equipment and machinery                         (5,109)         (67,666)
  Advances to GFP                                           (527,779)        (870.589)
  Advance to Meilijian                                             -           (8,330)
  Acquisition of investment in Advances to Meilijian        (236,980)               -
                                                         ----------------------------

Net cash used in investing activities:                      (769,868)        (946,585)
                                                         ----------------------------

Cash flows from financing activities:
  Repayment of note payable                                  (31,790)        (145,604)
  Proceeds of Series C preferred stock                       250,000                -
  Proceeds of Series D preferred stock                             -          710,000
  Proceeds of Series E preferred stock                             -          711,962
  Proceeds from issuance of common stock                   1,392,500          537,200
  Proceeds from stock subscription                                 -          235,000
  Proceeds from warrants and options exercised               165,000          520,834
                                                         ----------------------------

Net cash provided by financing activities                  1,775,710        2,569,392
                                                         ----------------------------

Net increase in cash and cash equivalents                     24,713         (288,293)

Effect of changes in exchange rate on cash                    28,414              (86)

Cash and cash equivalents, beginning of year                 252,106          305,233
                                                         ----------------------------

Cash and cash equivalents, end of year                   $   305,233      $    16,854
                                                         ============================

Cash paid during the year:
  Interest                                               $    11,707      $   21,646
                                                         ===========================

Supplemental Disclosure of Non-Cash Activities:

In January 1998, the Company issued 50,000 shares of common stock at $1.00 per share in exchange for stock promotion services provided by a capital service company.

On February 2, 1998, the Company issued 5,272 shares of common stock at $2.25 per share to an individual in exchange for his services in connection with the furnishing of the Company's corporate office.

On February 19, 1998 the Company issued 120,000 shares of common stock at $1.00 per share to Amer-China Partners, Limited (ACPL) pursuant to a signed agreement dated October 1, 1997 to acquire all of ACPL's interest and rights (2.4%) in and to the Green Food Peregrine Children's Food Co. Ltd.

On May 2, 1998 as part of a Rule 506 Regulation D offering, the Company issued 2,000 shares of common stock at $2.50 per share in exchange for accounting services provided by two existing shareholders.

On August 8, 1998 the Company issued 1,531,685 shares of common stock at $1.00 per share as consideration for 52% of American Flavor China's all interest in and rights to Hangzhou Meilijian Dairy Products Co. Ltd.

On December 29, 1998, the Company sold 50,000 shares of Series C preferred stock to an institutional investor at $3.00 per share with 450,000 warrants attached at an exercise price of $1.00 per shares expiring at April 30, 1999. Accordingly, the Company recorded a stock subscription of $135,000, net of expense of $15,000 as of December 31, 1998. The Company received the proceeds of $135,000 on January 4, 1999.

In October 1998, the Board of Directors of the Company decided to reduce the exercise price of warrants issued during the Rule 504, Regulation D offering in 1997 from $5.00 to $1.00. Subsequently, certain holders of 265,000 warrants exercised their warrants at $1.00 per share. The Company issued 165,000 shares of common stock in December and recorded $100,000 of stock subscribed as of December 31, 1998, which has been fully collected in February 1999.

An institutional holder of Preferred Stock Series C converted 27,938 shares into 93,959 shares of common stock from January 4, 1999 through to February 23, 1999.

An institutional holder of Preferred Stock Series C converted a total of 50,000 shares of Preferred Stock Series C into 150,000 shares of common stock on February 18, 1999 and February 19, 1999, respectively, (25,000 shares per each conversion)

During March 1999 the Company issued 3,500 shares of Preferred Stock Series D at $10 per share to pay the relevant finder's fee for the first tranche of 50,000 shares of Preferred Stock Series D.

During April 1999, the Company issued 1,750 shares of Preferred Stock Series D at $10 per share to pay the relevant finder's fee for the second tranche of 25,000 shares of Preferred Stock Series D.

During June 1999, the Company issued 1,999 shares of common stock at $1 per share in exchange for $2,000 of consulting fees and 4,084 shares of common stock at approximately $1.47 of market price in exchange for $6,000 of consulting fees with the same consulting service provider.

During June 1999, the Company signed stock option agreements with five non-employees, who had provided bookkeeping, research and organization services to the Company, for a total of 55,000 restrictive shares of common stock. These option agreements contain an exercise price of $1 per share and expire in five years. Accordingly, the Company recognized non-employee compensation cost of $48,563.

During July 1999, an institutional holder of Preferred Stock Series C converted 7,673 shares into 20,000 shares of common stock.

During July 1999, four holders of Preferred Stock Series E converted 60,000 shares into 104,896 shares of common stock.

During August 1999, the Company issued 1,082 shares of common stock at a market price of $1.85 per share in exchange for $2,000 of consulting fees and 1,274 shares of common stock at a market price of $1.57 per share in exchange for a further $2,000 of consulting fees with the same service provider.

Four accredited and sophisticated investors converted a total of 50,000 shares of Preferred Stock Series E into 89,444 shares of common stock on August 3, 1999 (40,000 shares), and August 23, 1999 (10,000 shares), respectively.

During October 1999, an institutional holder of Preferred Stock Series C converted 6,961 shares into 30,000 shares of common stock.

During October 1999, four holders of Preferred Stock Series E converted 220,000 shares into 440,000 shares of common stock.

During November 1999, an institutional holder of Preferred Stock Series C converted 25,858 shares into 134,000 shares of common stock.

        See accompanying summary of accounting policies and notes to financial statements.

                      CHINA PEREGRINE FOOD CORPORATION

                       SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation and Restatement

China Peregrine Food Corporation (formerly Shakespeare Holding, Inc.) (the Company) was incorporated under the laws of the State of Delaware on April 26, 1996. Shakespeare Holdings, Inc. was a shell company without any substantial assets and operating activities until it merged with China Peregrine Enterprises, Ltd. in March, 1997 and the Company changed to its current name.

In February, 1997, the Company issued 25,000 shares of common stock to acquire a 100% equity interest in Manor Products Corp. (Manor), a Delaware company, established on January 26, 1996. Manor was a shell company with 331 shareholders.

On March 5, 1997, the Company issued 1,040,000 shares of its common stock in exchange for a 100% equity interest in China Peregrine Enterprise, Limited (CPEL). CPEL was a Texas limited partnership, which was created for the sole purpose of controlling the operation of a joint venture in Shanghai, China known as Green Food Peregrine Children's Food Co. Ltd.

Green Food Peregrine Children's Food Co. Ltd. (GFP) is a foreign investment equity joint venture with registered capital of US$5 million and established under the law of People's Republic of China on July 3, 1993. The Company accounted for 67.6%, China National Green Food Corporation accounted for 30%, and Amer-China, an Illinois limited partnership, accounted for 2.4% of the GFP's equity interest as of December 31, 1997.

In February 1998, the company acquired the 2.4% of equity interest owned by Amer-China in GFP in exchange for 120,000 shares of the Company's common stock at $1.00 per share. On May 2, 1998, the Company approved and ratified an agreement with the China National Green Food Corporation to satisfy the need for additional capital for GFP by the contribution of $1,500,000 by the Company over the next 18 months. This contribution will constitute an increase in the registered capital in GFP attributed to the Company and a commensurate increase in the equity holding of the Company in GFP from 70% (after the approval of the Company's acquisition of ACPL's equity interest) to 76.92%.

On June 18, 1998, the Company entered into a definitive agreement with American Flavor China, Inc. a U.S. based entity to acquire its 52% equity interest in Hangzhou Meilijian Dairy Products, Co. Ltd. (HMDP). The acquisition transaction was effective on August 1, 1998. The terms of this acquisition are as follows: 1) to assume $285,637 of debt of American Flavor China, Inc., 2) to pay cash of $210,000, and 3) to issue 1,531,685 shares of the Company's common stock at $1 per share. As a result of this acquisition transaction, the Company recognized goodwill of $319,741, which will be amortized over a period of five years on a straight-line basis.

The Company's financial statements for the year ended December 31, 1998 have been restated. Prior financial statements were prepared on a consolidation basis whereby the Company consolidated GFP and Meilijian. Subsequent to issuing the 1998 financial statements the Company agreed with the SEC's position that, despite its ownership of more than 50% equity interest in each of these entities, the Company did not control these entities due to the influence of the Chinese government owned minority shareholders. As such, the Company agreed that the equity method should be used to account for the Company's investment in these foreign subsidiaries. The restatement did not have an impact on the previously reported net loss for 1998 and shareholders' equity at December 31, 1998. The financial statements for the year ended December 31, 1999 were prepared based on the equity method. On January 3, 2000, the Company commenced to terminate its interest in GFP. Accordingly, the Company wrote off its investment in and advance to GFP as of December 31, 1999.

As shown in the accompanying financial statements, the Company has suffered operating losses since inception and has an accumulated deficit of $7,385,026 and negative working capital at December 31, 1999. Management plans to improve gross profit margins in its Chinese joint venture and obtain additional financing. While there is no assurance that funding will be available or that the Company will be able to improve its margins, the Company is continuing to actively seek equity and/or debt financing. No assurances can be given that the Company will be successful in carrying out its plans. See Subsequent Events for fund raising details at Note 9.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Furniture and Fixtures

Furniture and fixtures are stated at cost. Depreciation is computed primarily utilizing the straight-line method over a period of five years.

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Additions and betterment to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of income.

Goodwill

Goodwill represents the excess of acquisition cost over the net assets acquired in business combinations in 1998. Goodwill is amortized on a straight line basis over five years.

Periodically, the Company reviews the recoverability of goodwill as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The measurement of possible impairment is based primarily on the undiscounted future operating cash flows without interest charges of the acquired entity over the remaining amortization period. Based upon its most recent analysis, the Company believes that no material impairment exists at December 31, 1998. The assessed recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. The amortization expense of $26,645 and $63,948 was incurred for the years ended December 31, 1998 and 1999, respectively.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimated allowance for doubtful accounts receivable and the deferred income tax asset allowance. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amount of cash, accrued liabilities and notes payable are reasonable estimates of their fair value because of the short maturity of these items. The carrying amounts of the Company's notes payable approximate fair value because the interest rates on these instruments are similar to the debt with the same maturity.

Income Taxes

The Company accounts for income taxes using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expenses or benefits in the period that covers the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

Accounting for the Impairment of Long Lived Assets and of the long-lived Assets to Be Disposed of

Statement of the Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed Of" (SFAS 121) establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company has adopted this accounting standard and its effects on the financial position and the results of operations were immaterial.

Earnings (Loss) Per Share

Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). The statement replaces the calculation of primary and fully diluted earnings
(loss) per share with basic and diluted earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings (loss) per share.

For the years ended December 31, 1998 and 1999, total stock options and stock warrants of 4,945,867 and 4,263,533 were not included in the computation of diluted earnings per share because their effect was antidilutive.

Stock-based Compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS No. 123). The Company adopts the intrinsic value method of accounting for employee stock options and disclose the pro forma impact on net income and earnings per share as if the fair value based method had been applied. For equity instruments, including stock options issued to non-employee, including directors, the fair value of the equity instruments or the fair value of the consideration received, whichever is more readily determinable, is used to determine the value of services or goods received and the corresponding charge to operations.

Comprehensive Income (Loss)

During the year ended January 1, 1997 the Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," ("SFAS 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of operations. Comprehensive income (loss) is comprised of net income and all changes to stockholders' equity except those due to investments by owners and distributions to owners. Adoption of SFAS 130 did not have a material impact on the Company's financial position or results of operations.

New Accounting Standards Not Yet Adopted

Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 was originally to be effective for fiscal years beginning after June 15, 1999. SFAS No. 137 has deferred the effective date of SFAS 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to affect its financial statements.

Reclassifications

Certain reclassifications have been made to the prior year consolidated financial statements to conform with the 1998 presentation.

                      CHINA PEREGRINE FOOD CORPORATION

                        NOTES TO FINANCIAL STATEMENTS

Note 1.  Investment in and Advance to GFP

Investment in and advance to GFP consists of:


                                                       December 31,
                                                --------------------------
                                                    1998           1999
                                                --------------------------

Investment in GFP                               $ 3,500,000    $ 3,500,000
Advance to GFP                                      527,779      1,398,368
Equity interest in GFP's accumulated deficit     (3,863,762)    (4,898,368)
                                                --------------------------
Investment in and advance to GFP                $   164,017    $         -
                                                ==========================

From the inception of GFP, the Company recognized the corresponding GFP's comprehensive loss on its own book. The Company advanced to GFP approximately $527,779 in 1998 and approximately $870,529 in 1999, respectively. The Company picked up 70% of total loss in GFP in 1998, which was $972,062. The Company also wrote off the goodwill of $94,533, which resulted from the acquisition of 2.4% of equity interest in GFP in 1998. In later 1999, GFP substantially stopped its operation and the Company decided to terminate this joint venture. Accordingly, the Company wrote off the entire balance of investment in and advance to GFP as of December 31, 1999.

Note 2.  Investment in and Advance to Meilijian

Investment in and advance to Meilijian consists of:


                                                       December 31,
                                                --------------------------
                                                    1998           1999
                                                --------------------------

Investment in Meilijian                         $ 2,731,831    $ 2,731,831
Advance to Meilijian                                188,207        196,537
Equity interest in Meilijian's accumulated
 deficit and comprehensive loss                  (1,337,460)    (1,681,946)
                                                --------------------------
Investment in and advance to Meilijian          $ 1,582,578    $ 1,246,422
                                                ==========================

The Company acquired the relevant assets, on August 1, 1998, through the acquisition transaction with America Flavor China, Inc. as follows:


                                                  Amount
                                                  ------

Investment in Meilijian                         $2,652,000
Appropriated earnings                               79,831
Accumulated deficit                               (807,853)
Translation adjustment                            (380,624)
Advance to Meilijian                               188,207

The Company exchanged the relevant consideration with America Flavor China, Inc. See the details in Basis of Presentation. The Company also paid $26,980 for due diligence service, which consisted of a part of total consideration given for this acquisition transaction. In the period of five-month ended December 31, 1998, the Company recognized a loss in investment in Meilijian of $149,198, which were the 52% of loss for the five months in 1998. Accordingly, for the year ended December 31, 1999, the Company picked up a loss in investment in Meilijian of $344,401.

Note 3.  Note Payable

During the process of acquiring from American Flavor China, Inc. the 52% of equity interest in and to Meilijian, the Company issued a promissory note to assume the American Flavor's debt owed to a supplier. The face value of that unsecured note was $282,637 at an interest rate of 10.5% per annum. The note has a monthly installment payment of $7,250 with 23 payments and a balloon payment of $159,862 on July 15, 2000. The note has a late charge article that the Company will be charged 3% of overdue principal and interest if the note holder does not receive the payment within 15 days of the monthly payment due date. As of December 31, 1999, the remaining balance is $192,741.

On January 1, 1999, the Company entered into a license agreement (the Agreement) with a third party for the right to print cartoon characters, as defined in the Agreement, on its products. The Company agreed to pay 3% royalty fee of net invoiced price of each licensed article and a guaranteed consideration of $300,000 of which $45,000 was paid at inception of the Agreement, and the balance will be paid by 10 installments of $21,250 each quarter starting on September 30, 1999 and a balloon payment of $42,500 on or before March 31, 2002. The Company recorded license right of $300,000, amortized over a period of three years.

The Company recorded the $300,000 as note payable and the remaining balance as of December 31, 1999 is as follows:


                                                 Amount
                                                 ------

Total Long-Term Note Payable                    $212,500
Less Current Portion                              85,000
                                                --------
Long-Term Note Payable                          $127,500
                                                ========

Note 4.  Related Party Transactions

The Company advanced $527,779 in 1998 and $870,529 in 1999 to GFP, respectively, in accordance with the decision made in 1998 to increase $1,500,000 in the registered capital in GFP. However, the increase in registered capital was not approved by Chinese government agency as of December 31, 1999.

The Company advanced $8,330 to Meilijian in 1999.

Note 5.  Income Taxes

The Company is subject to Federal income tax. As the Company experienced operating losses for the years of 1998 and 1999, no income tax provision was provided for 1998 and 1999, respectively.

The Company has gross deferred tax assets of approximately $702,000 and $1,439,000 at December 31, 1998 and 1999, respectively, relating principally to tax effects of net operating loss carryforwards. In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not that the assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable loss and projections for future taxable income over the periods in which the deferred tax items are recognizable for tax reporting purposes, it is more likely than not the Company will not realize the benefits of these differences at December 31, 1998 and 1999. As such, management has recorded a valuation allowance for the full amount of deferred tax assets at December
31, 1998 and 1999.

At December 31, 1999, the Company has available net operating losses of approximately $4,233,000 for federal income tax purpose, to offset future taxable income, if any, and expire at various dates through the year 2014 for federal income tax. However, the utilization of net operating losses may be subject to certain limitations as prescribed by Section 382 of the Internal Revenue Code.

Note 6.  Commitments and Contingencies

Commitments

The Company leases office space at its corporate office in Florida under operating leases expiring in February, 2004.

Future minimum rental payments required under operating leases as of December 31, 1999 are as follows:


Years ending December 31,       Amount
-------------------------       ------

         2000                  $ 43,042
         2001                    45,194
         2002                    47,453
         2003                    49,826
                               --------
                               $185,515
                               ========

Rental expense for the years ended December 31, 1998 and 1999 was approximately $66,724 and $42,000, respectively.

In January 1999, Hangzhon United Dairy Company contributed $289,073 worth of plant and equipment to Meilijian which was recorded in Meilijian's book as paid in capital. The Company has agreed to contribute approximately additional $300,000 capital in cash. As of February 25, 2000 the Company has not paid the $300,000.

Note 7.  Shareholders' Equity

1998

On January 15, 1998, the Company issued 50,000 shares of common stock at $1.00 per share in exchange for stock promotion services provided by a capital service company.

On February 2, 1998, the Company issued 5,272 shares of common stock at $2.25 per share to an individual in exchange for his services in connection with the furnishing of the Company's corporate office.

On May 2, 1998, the Company issued 557,000 units (each unit composed of one share of common stock and one warrant to purchase one share of common stock) at a price of $2.50 per unit, pursuant to a private offering in accordance with the exemption provided in Rule 506, Regulation D. The net proceeds of this offering were $1,387,500. Among the 557,000 shares issued, 2,000 shares valued at $5,000 were issued in exchange for accounting service. The holders of such warrants are entitled to purchase, from time to time, up to 557,000 shares of common stock, par value $0.001 per share, at an exercise price of $1.00 per share, at any time after June 30, 1998 and through and including June 30, 2003.

On February 19, 1998, the Company issued 120,000 shares of common stock at a price of $1.00 per share to Amer-China Partners, Limited (ACPL) pursuant to a signed agreement dated October 1, 1997 to acquire ACPL's entire interest and right (2.4%) in and to the Green Food Peregrine Children's Food Co. Ltd.

On July 31, 1998, the Company issued 1,531,685 shares of common stock to American Flavor China, Inc. to acquire its 52% of equity interest in and to Hangzhou Meilijian Dairy Products Co. Ltd. at $1.00 per share.

In October, 1998, the Board of Directors of the Company decided to reduce the exercise price of warrants issued during the Rule 504, Regulation D offering in 1997 from $5.00 to $1.00. Subsequently, certain holders of 265,000 warrants exercised their warrants at $1.00 per share. The Company issued 165,000 shares of common stock in December and recorded $100,000 of stock subscribed as of December 31, 1998, which was fully collected in February 1999.

In November 19, 1998 the Company conducted a Rule 504 Regulation D offering to sell Series C preferred stock to two institutional investors in order for the Company to raise funds to increase its equity capital position in GFP in 1999. One institutional investor purchased on November 19, 1998 83,334 shares of Series C preferred stock at $3.00 per share with 83,334 warrants attached at an exercise price of $1.00 per share. The other institutional investor purchased on December 29, 1998 another 50,000 shares of Series C preferred stock at $3.00 per share with 450,000 warrants attached at an exercise price of $1.00 per share and the relevant proceeds were received on January 4, 1999. The total net proceeds of the Rule 504 offering was $385,000, net of offering expense of approximately $15,000.

Each share of Series C preferred stock has the following features: 1) stated value of $3 per share, 2) dividend accrued at 8% per annum and payable in cash of common stock at the Company's option and upon conversion, at the option of the holder, or redemption, 3) no voting right,
4) convertible into common stock, and 5) redeemable at a price up to 110% of the stated value at the Company's option.

The conversion feature is specified in the offering memorandum as follows: the number of shares of common stock issuable upon conversion of each share of Series C preferred stock shall equal (i) the sum of (A) the stated value per share and (B) at the holder's election accrued and unpaid dividends on such share, divided by (ii) the conversion price. The conversion price for each share of Series C convertible preferred stock in effect on any conversion date shall be the lesser of (a) 75% of the average per share market price of 10 trading days immediately before the date of the applicable holder conversion notice or (b) $3.00 per share, provided that, during the period from November 1, 1998 through February 29, 1999, the conversion price shall not be less than $1.00 for each share of underlying common stock (the price floor), which price floor shall be applicable to the aggregate number of issued and outstanding Series C preferred stock held by any one holder, as follows: 100% during November 1998; 75% during December 1998; 50% during January 1999; 25% during February 1999; and no applicable price floor thereafter.

On November 19, 1998, the Company recognized a deemed dividend $83,334 because of the built-in beneficial conversion feature which allows each share of preferred stock to be converted into each share of common stock at 75% of market price at issuing date. As a result of implementing the accrued dividend policy for the Series C preferred stock, the Company recognized $2,217 of dividends payable to the 83,334 shares of Series C preferred stock.

Three institutional investors purchased 16,250 shares, 16,250 shares, and 17,500 shares of Series D preferred stock at $10.00 per unit.

Each share of Series D preferred stock entitles the holder to receive or accrue dividends at the rate of 6% simple interest per annum, which is payable in cash or common stock quarterly at the Company's option and to convert into common stock. The payment of dividends shall be made first to the Series D Convertible preferred stockholders before dividends or other distributions are made on any common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. The Series D Preferred Stock has no voting rights and is redeemable, at the Company's option, at a price equal to the greater of (a) 120% of the stated value plus accrued dividends or (b) the closing bid price of common stock on the date the notice of redemption is given by the Company.

The number of shares of common stock issuable upon conversion of each share of Series D Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) at the holder's election accrued and unpaid dividends on such share, divided by (ii) the conversion price. The conversion price shall be equal to the lessor of: (i) 100% of the average of the closing bid price of the Company's common stock for the trading day immediately preceding the date of issuance of the shares of Series D Preferred Stock to the holders, or (ii) 80% of the average of the three lowest closing bid prices for the 22 trading days immediately preceding the conversion of the respective shares of Series D Preferred Stock.

The aggregate gross proceeds from selling these 50,000 units was $500,000, which the Company received on March 10, 1999, net of expense of $30,000. In addition, the three institutional investors have committed to invest additional $500,000, which will occur upon the completion of certain 1933 Act registration events as spelled out in the Subscription Agreement. The finder fees for this fund raising exercise were paid in the form of 3,500 shares of Series D Convertible preferred stock and 50,000 warrants to purchase the Company's common stock at an exercise price of $2.96 expiring at March 9, 2002.

1999

An institutional holder of Preferred Stock Series C converted 27,938 shares into 93,959 shares of common stock from January 4, 1999 through to February 23, 1999.

In January 1999 the Company collected net proceeds of $135,000, net of issuance expenses of $15,000 and issued 50,000 shares of Preferred stock Series C accordingly.

An institutional holder of Preferred Stock Series C converted a total of 50,000 shares of Preferred Stock Series C into 150,000 shares of common stock on February 18, 1999 and February 19, 1999, respectively, (25,000 shares per each conversion).

In March 1999 the Company collected proceeds of $30,000 which represented 30,000 warrants exercised at a price of $1.00 per share and issued 30,000 shares of common stock accordingly. These warrants were issued in November 1998, as part of the Company's Rule 504 offering of its Series C
Convertible Preferred Stock.

From January 1 to March 31, 1999 the Company conducted a private sale of its common stock and received total proceeds of $415,000 through issuing 415,000 share of common stock. Among $415,000 received, $105,000 were paid back to investors per their request for cancellation in April, 1999. Accordingly, 105,000 shares of common stock were cancelled.

In March 1999, the Company conducted a Rule 506, Regulation D offering to issue 100,000 shares of its Series D Convertible Preferred Stock, with possible total gross proceeds of $1,000,000. The Company also issued 3,500 shares of the Series D Preferred Stock at a price of $10.00 per share to pay a finder's fee to a financial institution. On March 9, 1999, the Company issued 50,000 shares of the Series D Preferred Stock. The net proceeds of these 50,000 shares of Preferred Stock Series D was $470,000, net of $15,000 placement fee and $15,000 of legal expense. In line with the conversion feature embedded in Series D Preferred Stock, the Company recognized a total of $677,502 of deemed dividends for the period from the date of issuance to the first date that conversion could occur.

In April 1999, the Company issued 25,000 shares of Preferred Stock Series D at $10 per share. The net proceeds of this issuance were $240,000, net of $7,500 of placement fee and $2,500 legal expense. The Company also issued 1,750 shares of Series D Preferred Stock in exchange for a finder's fee at $10 per share. In line with the conversion feature embedded in Series D Preferred Stock, the Company recognized $106,485 of deemed dividends for the second tranche of 26,750 shares of Series D in the second quarter.

During April, the Company issued 53,334 shares of common stock at $1 per share as the result of exercising 53,334 warrants related to the previous 83,334 shares of Series C Preferred Stock.

During May and June, the Company conducted a private sale of its common stock and received total proceeds of $262,200 and issued 262,200 shares of common stock.

During June 1999, the Company issued 1,999 shares of its common stock at a market price of approximately $1 per share in exchange of $2,000 consulting fee and 4,084 shares of common stock at a market price of approximate $1.47 per share in exchange for $6,000 of consulting fee with the same consulting service provider.

During June 1999, the Company signed stock option agreements with five non-employee people, who had provided bookkeeping, research and organization services to the Company, for a total of 55,000 restrictive shares of common stock. These option agreements contain an exercise price of $1 per share and expire in five years. Accordingly, the Company recognized non-employee compensation cost of $48,563.

During July 1999, an institutional holder of Preferred Stock Series C converted 7,672 shares into 20,000 shares of common stock.

During July, August and September 1999, the Company conducted a private sale of its convertible Preferred Stock Series E and issued 330,000 shares in five tranches to investors at $2.50 per share. The net proceeds of this issuance were $711,962 net of $113,038 of finder's fee, legal and printing expenses. In line with the conversion feature embedded in Series E Preferred Stock, the Company recognized $62,552 of deemed dividends for the first tranche, $26,250 and $22,500 of deemed dividends for the second and third tranche respectively. The deemed dividends were not applicable for the fourth and fifth tranche respectively because the floor price of $1.25 was higher than the market price on the date of issuance for each tranche.

The Series E Preferred Stock has the following features: The holders of Series E Convertible Preferred stock shall be entitled to convert such stock into the Company's common stock at any time subsequent to the issuance of such stock, subject to a one year "lockup" agreement entered into by the holders of such stock. The number of shares of common stock issuable upon conversion of each share of Series E Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) at the holder's election accrued and unpaid dividends on such share, divided by (ii) the conversion price. The conversion price shall be equal to the greater of:
(i) $1.25 per share of common stock or (ii) 80% of the average of the closing bid prices for the 5 trading days immediately preceding the conversion of the respective shares of Series E Preferred Stock, but in no event shall the conversion price be greater than $2.50 per share of common stock.

During July 1999, four accredited and sophisticated holders of Preferred Stock Series E converted 60,000 shares into 104,896 shares of common stock.

During August 1999, the Company issued 1,082 shares of common stock at a market price of $1.85 per share in exchange for $2,000 of consulting fees and 1,274 shares of common stock at a market price of approximately $1.57 in exchange for a further $2,000 of consulting fees with the same service provider.

Four accredited and sophisticated investors converted a total of 50,000 shares of Preferred Stock Series E into 89,444 shares of common stock on August 3, 1999 (40,000 shares), and August 23, 1999 (10,000 shares), respectively.

During August the Company conducted a private sale of its common stock and received total proceeds of $65,000 and issued 65,000 shares of common stock.

During September 1999, the Company issued 1,163 shares of common stock, at a market price of $1.72 per share, in exchange for $2,000 of consulting fee to a service provider.

During October 1999, sixteen investors holding Convertible Preferred Stock Series E, converted a total of 220,000 shares of Preferred Stock Series E into 440,000 shares of common stock.

An institutional holder of Preferred Stock Series C converted a total of 6,961 shares of Preferred Stock Series C into 30,000 shares of common stock on October 20, 1999.

Sixteen shareholder of Preferred Stock Series E converted a total 220,000 shares of Preferred Stock Series E into 440,000 shares of common stock on October 29, 1999 (180,000 shares ) and on November 24, 1999 (40,000 shares).

During October 1999, the Company signed stock option agreements with three non-employees who are to provide advisory and consulting services to the Company, for a total of 1,016,000 restrictive shares of common stock.
These option agreements contain an exercise price of $0.50 per share for 516,000 options and an exercise price of $0.75 per share for 500,000 options. Accordingly, the Company has recognized a non-employee compensation cost of $467,300. 250,000 options were exercised at $0.50 per option on November 11, 1999, a further 250,000 were exercised on November 18, 1999 at $0.50 per option and 266,000 were exercised on November 23, 1999 at $0.75 per option of which 16,000 shares were in exchange for $12,000 of legal fee.

On November 26, 1999 an institutional holder of Preferred Stock Series C converted a total of 25,858 shares of Preferred Stock Series C into 134,000 shares of common stock.

During November 1999, the Company issued 1,713 shares of common stock, at a market price of $1.15 per share, in exchange for $2,000 of consulting fee to a service provider.

Note 8.  Stock Warrants and Options

In 1997, the Company issued warrants for 975,000 shares of common stock, at an exercise price of $5.00 per share, as part of the units sold in the Rule 504, Regulation D limited public offering. These warrants may be exercised at any time after May 31, 1998, and from time to time thereafter through and including March 31, 1999. The Company also changed the exercise price for the 975,000 warrants issued in 1997 from $5.00 to $1.00. 165,000 warrants were exercised at $1.00 per share in December 1998. The remaining 810,000 warrants expired on March 31, 1999.

During 1998 557,000 warrants for shares of common stock relating to a Rule 506 Regulation D offering were issued at an exercise price of $1.00 per share. These warrants had not been exercised as of December 31, 1999 and expire on June 30, 2003.

During 1998, 553,334 warrants relating to series C Preferred Stock were issued. 83,334 warrants for shares of common stock were exercised on March 12, 1999 (30,000) and May 19, 1999 (53,334) respectively at an exercise price $1.00 per share. The remaining 450,000 warrants expired on April 30, 1999.

During 1999 125,000 warrants relating to series D Preferred Stock were issued at an exercise price of $2.96 per share. These warrants expire during 2002, and had not been exercised as of December 31, 1999.

During 1999 231,000 warrants relating to series E Preferred Stock were issued. 33,000 of these warrants were issued at an exercise price of $2.75 per share, 165,000 were issued at an exercise price of $3.00 per share and 33,000 were issued at an exercise price of $5.00 per share. These options have expiration dates ranging from July 2001 through September 2004. None of these options had been exercised as of December 31, 1999.

During June 1999, the Company signed stock option agreements with five non-employees, who had provided bookkeeping, research and organization services to the Company, for a total of 55,000 restrictive shares of common stock pursuant to Section 4(2) of the 1933 Act. These option agreements contain an exercise price of $1 per share and expire in five years. None of these options had been exercised by December 31, 1999. Using the Black Scholes option pricing model the Company determined that the fair value of each option granted was approximately $0.88. Accordingly, pursuant to SFAS No. 123 the Company recognized non-employee compensation cost of $48,563.

The assumption used in the Black Scholes option pricing model in 1999 were as follows:


                                         Year ended
                                     December 31, 1999
                                     -----------------

Discount rate - bond yield rate              6.00%
Volatility                                  42.65%
Expected life                             2 years
Expected dividend yield                         -


During October 1999, the Company signed stock option agreements with three non-employees who are to provide advisory and consulting services to the Company, for a total of 1,016,000 restrictive shares of common stock pursuant to Section 4(2) of the 1933 Act. These option agreements contain an exercise price of $0.50 per share for 516,000 options and an exercise price of $0.75 per share for 500,000 options. These option agreements expire on October 17, 2000. In November 1999 766,000 options were exercised.

A further 100,000 options were exercised in January 2000. Using the Black Scholes option pricing model the Company determined that the fair value of each option granted was approximately $0.46. Accordingly, pursuant to SFAS 123 the Company recognized a non-employee compensation cost of $467,300.

The assumption used in the Black Scholes option pricing model in 1999 were as follows:


                                         Year ended
                                     December 31, 1999
                                     -----------------

Discount rate - bond yield rate             5.45%
Volatility                                    59%
Expected life                             1 year
Expected dividend yield                        -


These warrants and stock option agreements are summarized as follows:


                                                                  Warrants/
                                                       Grant       Options     Exercise     Vesting     Expiration
                                                        Date       Granted       Price      Period         Date
                                                      ------------------------------------------------------------

Warrants issued in Rule 504 Regulation D offering      5/31/97      975,000      $1.00     12 months     3/31/99
Warrants exercised                                    12/15/98     (165,000)      1.00        None
Warrants expired                                       3/31/99     (810,000)      1.00

Warrants issued in Rule 506, Regulation D offering     6/02/98      557,000       1.00        None       6/30/03

Warrants issued with Series C Preferred Stock         11/19/98       83,334       1.00        None       5/31/99
Warrants exercised                                     3/12/99      (30,000)      1.00        None
Warrants exercised                                     5/19/99      (53,334)      1.00

Warrants issued with Series C Preferred Stock         12/29/98      450,000       1.00        None       4/30/99
Warrants expired                                       4/30/99     (450,000)      1.00

Warrants issued with Series D Preferred Stock          3/09/99      100,000       2.96        None       3/08/02
Warrants issued with Series D Preferred Stock          4/23/99       25,000       2.96        None       4/22/02
Warrants issued with Series E Preferred Stock          7/23/99       50,000       3.00        None       7/22/01
Warrants issued with Series E Preferred Stock          7/23/99       10,000       2.75        None       7/22/04
Warrants issued with Series E Preferred Stock          7/23/99       10,000       5.00        None       7/22/02
Warrants issued with Series E Preferred Stock          8/16/99       15,000       3.00        None       8/15/01
Warrants issued with Series E Preferred Stock          8/16/99        3,000       2.75        None       8/15/04
Warrants issued with Series E Preferred Stock          8/16/99        3,000       5.00        None       8/15/02
Warrants issued with Series E Preferred Stock          9/01/99       30,000       3.00        None       8/31/01
Warrants issued with Series E Preferred Stock          9/01/99        6,000       2.75        None       8/31/04
Warrants issued with Series E Preferred Stock          9/01/99        6,000       5.00        None       8/31/02
Warrants issued with Series E Preferred Stock          9/14/99       20,000       3.00        None       9/13/01
Warrants issued with Series E Preferred Stock          9/14/99        4,000       2.75        None       9/13/04
Warrants issued with Series E Preferred Stock          9/14/99        4,000       5.00        None       9/13/02
Warrants issued with Series E Preferred Stock          9/27/99       50,000       3.00        None       9/26/01
Warrants issued with Series E Preferred Stock          9/27/99       10,000       2.75        None       9/26/04
Warrants issued with Series E Preferred Stock          9/27/99       10,000       5.00        None       9/26/02
                                                                  ---------
Total outstanding warrants                                          913,000
                                                                  =========



Agreement One                                          4/29/97    1,005,533      $1.00        None       4/28/02
Agreement Two                                          4/30/97    2,000,000       1.00        None       4/29/02
Agreement Three                                       10/01/97       25,000       1.00        None       9/30/02
Agreement Four                                        10/01/97       15,000       1.00        None       9/30/02
Agreement Five                                         6/15/99       20,000       1.00        None       6/14/01
Agreement Six                                          6/15/99       20,000       1.00        None       6/14/01
Agreement Seven                                        6/15/99        5,000       1.00        None       6/14/01
Agreement Eight                                        6/15/99        5,000       1.00        None       6/14/01
Agreement Nine                                         6/15/99        5,000       1.00        None       6/14/01

Stock options pursuant to S-8 registration            10/06/99      500,000       0.50        None      10/17/00
Stock options pursuant to S-8 registration            10/06/99      516,000       0.75        None      10/17/00
Options exercised                                     11/16/99     (250,000)      0.50
Options exercised                                     11/18/99     (250,000)      0.50
Options exercised                                     11/23/99     (266,000)      0.75
                                                                  ---------
Total options outstanding at December 31, 1999                    3,350,533
                                                                  =========

A summary of the status of the Company's stock options and warrants as of December 31, 1998 and 1999 with changes during the years then ended are presented below:


                                                                           Weighted
                                                                           Average
                                                                           Exercise
                                                               Shares       Price
                                                             ----------------------

Total warrants and options outstanding and exercisable
 at January 1, 1998                                           4,020,533     $ 1.00
Warrants/options granted                                       (165,000)    $ 1.00
Warrants/options exercised                                    1,090,334     $ 1.00
                                                             ---------------------

Total warrants and options outstanding and exercisable at
 December 31, 1998                                            4,945,867     $ 1.00
Warrants/options granted                                      1,427,000     $ 1.27
Warrants/options exercised                                     (849,334)    $(0.63)
Warrants/options expired                                     (1,260,000)    $(1.00)
                                                             ---------------------

Total warrants and options outstanding and exercisable at
 December 31, 1999                                            4,263,533     $ 1.16
                                                             =====================

Weighted average fair value of options and warrants
 granted during 1999                                          4,263,533     $ 1.16
                                                             =====================

The following table summarizes information about stock options and warrants outstanding at December 31, 1999:


                       Warrants/Options Outstanding           Options Exercisable
                  --------------------------------------    -----------------------
                                   Weighted
                                   Average      Weighted                   Weighted
                                  Remaining     Average                    Average
                    Number       Contractual    Exercise      Number       Exercise
Exercise Price    Outstanding       Life         Price      Exercisable     Price
-----------------------------------------------------------------------------------

    $0.75            250,000      0.80 yrs.      $0.75         250,000      $0.75
    $1.00          3,100,533      2.32 yrs.      $1.00       3,100,533      $1.00
    $1.00            557,000      3.50 yrs.      $1.00         557,000      $1.00
    $2.75             33,000      4.66 yrs.      $2.75          33,000      $2.75
    $2.96            125,000      2.21 yrs.      $2.96         125,000      $2.96
    $3.00            165,000      1.66 yrs.      $3.00         165,000      $3.00
    $5.00             33,000      2.66 yrs.      $5.00          33,000      $5.00
                   ---------                                 ---------

                   4,263,533      2.38 yrs.      $1.16       4,263,533      $1.16
                   =========                                 =========

Note 9.  Subsequent Events

On February 1, 2000, the Company amended its Rule 506 offering with respect to the Series D Preferred Stock originally offered on March 9, 1999 and April 23, 1999, respectively. Pursuant to this amended offering, the Company issued additional 50,000 shares of the Series D Preferred and warrants for 1,300,000 shares of common stock to the existing holders of the Company's Series D Preferred Stock. This amended offering resulted in net proceeds of $490,000, net of $10,000 of legal and issuance expenses. The Series D Preferred has a Stated Value of $10.00 per share and the same conversion feature disclosed before. The warrants for 1,300,000 shares of common stock have an exercise price of $0.625 per share and an expiration date of January 31, 2003. In connection with this sale, the Company issued 175,000 shares of its common stock to such holders to compensate them for the delay in registering the resale of the common stock underlying the Series D Preferred and the warrants. These shares are valued at $0.75 per share in terms of the market value on February 1, 2000 for the Company's common stock.

On February 7, 2000, the Company signed agreements with two non-employees in exchange for the graphic design and legal services provided by these two professionals to the Company, to issue a total of 131,314 shares of common stock pursuant to a 1933 Act Form S-8 registration statement which will be filed by the Company. The shares to be issued for these agreements are valued at $0.75 per share, which was the market value of the Company's common stock on February 7, 2000, the execution date of the agreements.
The Company anticipates the filing of a Form S-8 with respect to these shares prior to May 1, 2000.

On April 7, 2000, the Company closed a Rule 506, Regulation D exempt offering for 150,000 shares of Series F Convertible Preferred Stock, having a per share Stated Value of $10.00, and Warrants which entitle the holders of the Series F Preferred to purchase an aggregate of 3,000,000 shares of common stock. This offering resulted in net proceeds of $1,480,000, net of $20,000 of legal and issuance expenses. Each Preferred share is convertible to the common stock of the Company at a conversion price of $0.50 per common share, based upon the Stated Value divided by conversion price times the number of shares to be converted. The Series F Preferred have no voting rights or redemption features and no dividends rights beyond those attributable to the Company's common stock. The Warrants for 3,000,000 shares of common stock have an exercise price of $1.00 per share and are exercisable immediately for a period of three years. The Company can call 50% of Warrants if its common stock trades at 200% of the closing price of $0.75 per share on April 7, 2000 for 10 consecutive trading days and 100% of the Warrants if its common stock trades at 300% of the closing price of $0.75 per share on April 7, 2000 for 10 consecutive trading days. In addition, the Company issued a Warrant to a consultant in connection with this transaction, which entitles the holder to purchase an aggregate of 1,600,000 shares of common stock at an exercise price of $0.84 per share. The Warrant is exercisable immediately for a period of three years and has the same "call" provisions as the investor Warrants described above. This entire transaction provides for total potential proceeds of $5,844,000, based upon the issuance of a maximum of 7,600,000 shares of common stock underlying the Series F Preferred and the Warrants, at an average price per share of $0.77. The holders of the Preferred and the Warrants have certain registration rights for the resale of the Company's common stock underlying the Series F Convertible Preferred and the warrants.

CHINA PREMIUM FOOD CORPORATION

TABLE OF CONTENTS

PART I. FINANCIAL INFORMATION - June 30, 2000

Item 1.  Financial statements                                           F-1

         Condensed balance sheets as of                                 F-1
         June 30, 2000 (unaudited) and December 31, 1999

         Condensed statements of operations                             F-2
         (unaudited) for the period ended June 30, 2000 and 1999

         Condensed statements of cash flows                             F-3
         (unaudited) for the period ended June 30, 2000 and 1999

         Notes to condensed financial statements (unaudited)            F-4

                       CHINA PREMIUM FOOD CORPORATION
                               BALANCE SHEETS


                                                            December 31,     June 30,
                                                                1999           2000
                                                            ------------    -----------
                                                             (Audited)      (Unaudited)

ASSETS

Current assets:
  Cash and cash equivalents                                  $    16,854    $ 1,161,327
  Note Receivable                                                      -        253,631
  Prepaid expenses and other current assets                       18,196         82,292
                                                             --------------------------

Total current assets                                              35,050      1,497,250

Property, plant and equipment, net                               131,264        126,793
Investment in and advances to Meilijian                        1,264,422      1,159,969
Goodwill                                                         229,148        197,174
Licensing agreement, net                                         214,286        221,429
Deposit                                                           10,000         10,000
                                                             --------------------------

Total assets                                                 $ 1,866,170     $3,212,615
                                                             ==========================



LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of note payable                                277,741        158,621
  Accounts payable and accrued liabilities                       250,833        106,892
  Subscriptions in advance                                             -          4,000
                                                             --------------------------
Total current liabilities                                        528,574        269,513

Dividend payable                                                 370,039        236,490
Note payable, less current portion                               127,500        191,250
                                                             --------------------------
Total liabilities                                              1,026,113        697,253

Shareholders' Equity:
  Series A convertible preferred stock; par value
   $0.001 per share, 500,000 shares authorized, 500,000
   and 0 shares issued and outstanding at December 31,
   1999 and June 30, 2000, respectively                              500              -
  Series B convertible, 9% cumulative, and redeemable
   preferred stock; stated value $1.00 per share,
   1,260,000 shares authorized, 1,260,000 and 242,559
   shares issued and outstanding at December 31, 1999
   and June 30, 2000, respectively                             1,260,000        242,559
  Series C convertible,8% cumulative and redeemable
   preferred stock, stated value $3.00 per share , 14,904
   and 0 shares issued and outstanding at December 31,
   1999 and June 30, 2000, respectively                           44,713              -
  Series D convertible, 6% cumulative and redeemable
   preferred Stock, stated value $10.00 per share,
   76,250 and 105,000 shares issued and outstanding
   at December 31, 1999 and June 30, 2000, respectively          762,500      1,040,000
  Series F convertible, 6% cumulative and redeemable
   preferred Stock, stated value $10.00 per share, 0
   and 150,000 shares issued and outstanding at
   December 31, 1999 and June 30, 2000, respectively                   -      1,480,000
  Series G convertible, 7% cumulative and redeemable
   preferred Stock, stated value $10.00 per share, 0
   and 75,000 shares issued and outstanding at
   December 31, 1999 and June 30, 2000, respectively                   -        675,000
  Common stock; par value $0.001 per share, 20,000,000
   shares authorized, 10,278,129 and 12,915,242 shares
   issued and outstanding at December 31, 1999 and
   June 30, 2000, respectively                                    10,278         12,915
  Additional paid-in capital                                  11,256,952     14,544,111
  Accumulated deficit                                        (12,360,537)   (15,344,972)
  Accumulated other comprehensive loss - translation
   adjustments                                                  (134,349)      (134,251)
                                                             --------------------------
Total shareholders' equity                                       840,057      2,515,362
                                                             --------------------------
Total liabilities and shareholders' equity                   $ 1,866,170    $ 3,212,615
                                                             ==========================


               See accompanying notes to financial statements.

                       CHINA PREMIUM FOOD CORPORATION

                           STATEMENT OF OPERATIONS


                                                                Three Months Ended              Six Months Ended
                                                                     June 30,                       June 30,
                                                           ---------------------------     ---------------------------
                                                              1999            2000            1999            2000
                                                           (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)

Sales                                                      $         -     $         -     $         -     $         -
Cost of goods sold                                                   -               -               -               -
                                                           -----------------------------------------------------------
Gross margin (loss)                                                  -               -               -               -

General and administrative expense                             670,387         808,814       1,183,039       1,493,997
                                                           -----------------------------------------------------------

Loss from operations                                          (670,387)       (808,814)     (1,183,039)     (1,493,997)

Other expense:
  Interest expense, net                                         (1,409)         (3,425)         (5,224)         (8,334)
  Loss on investment in GFP                                   (204,100)              -        (607,604)              -
  Loss on investment in Meilijian                              (36,637)        (39,218)        (78,235)        (86,550)
                                                           -----------------------------------------------------------
Loss before income taxes                                      (912,533)       (851,457)     (1,874,102)     (1,588,881)

Income taxes                                                         -                               -
                                                           -----------------------------------------------------------
Net loss                                                      (912,533)       (851,457)     (1,874,102)     (1,588,881)

Dividends accrued for Series B preferred stock                 (28,350)         (5,458)        (56,700)        (33,808)
Dividends accrued for Series C preferred stock                  (3,559)              -          (9,003)           (883)
Dividends paid and accrued for Series D preferred stock       (652,453)       (191,574)       (654,504)       (532,105)
Dividends paid and accrued for Series F preferred stock              -        (663,431)              -        (663,431)
Dividends paid and accrued for Series G preferred stock              -        (165,327)              -        (165,327)
                                                           -----------------------------------------------------------
Net loss applicable to common shareholders                 $(1,596,895)    $(1,877,247)    $(2,594,309)    $(2,984,435)
                                                           ===========================================================
Weighted average number of common shares outstanding         8,408,301      11,475,848       8,206,039      11,011,151
                                                           ===========================================================
Loss per share                                             $     (0.19)    $     (0.16)    $     (0.32)    $     (0.27)
                                                           ===========================================================

Comprehensive loss and its components
 consist of the following:
  Net loss applicable to common stock                      $(1,596,895)    $(1,877,247)    $(2,594,309)    $(2,984,435)
  Foreign currency translation adjustment                       (4,268)            751          (5,635)             98
                                                           -----------------------------------------------------------
Comprehensive loss                                         $(1,601,163)    $(1,876,496)    $(2,599,944)    $(2,984,338)
                                                           ===========================================================

               See accompanying notes to financial statements.

                       CHINA PREMIUM FOOD CORPORATION
                           STATEMENT OF OPERATIONS


                                                                 Six Months Ended June 30,
                                                                 ----------------------------
                                                                     1999            2000
                                                                     ----            ----
                                                                 (Unaudited)     (Unaudited)

Cash flows from operating activities
  Net loss                                                       $(1,874,102)    $(1,588,881)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                                     86,260         (87,640)
    Issuance of stock for issuance cost                                6,000               -
    Compensation cost for stock option issued                         48,563               -
    Issuance of stock for consulting services                          2,000          64,000
    Issuance of stock for penalty expenses on Series D
     preferred stock                                                       -          93,750
    Loss on investment in GFP                                        607,604               -
    Loss on investment in Meilijian                                   78,235          86,550
    Increase (decrease) in cash from changes in:
      Stock subscription receivable                                  235,000               -
      Prepaid expenses                                               (54,233)        (64,096)
      Deposits                                                        (5,000)              -
      Accounts payable and accrued liabilities                        67,830         (45,455)
                                                                 ---------------------------

Net cash used in operating activities                               (801,843)     (1,366,492)
                                                                 ---------------------------

Cash flows from investing activities
  Advances to GFP                                                   (585,037)              -
  Advances to Meilijian                                               (8,330)              -
  Notes receivable                                                         -        (623,359)
  Purchase of licensing agreement                                          -         (50,000)
  Purchase of property and equipment                                 (32,558)        (10,837)
                                                                 ---------------------------

Net cash used in investing activities                               (625,925)       (314,468)
                                                                 ---------------------------

Cash flows from financing activities
  Proceeds of Series D Preferred stock                               762,500         490,000
  Proceeds of Section 4(2) private offering                          472,199
  Proceeds from stock warrants exercised                              83,334
  Repayment of note payable                                          (70,722)        (55,370)
  Payment of finders' fees                                                 -         (12,500)
  Proceeds of Series F Preferred stock                                     -       1,480,000
  Proceeds of Series G Preferred stock                                     -         675,000
  Proceeds from exercise of stock options                                  -          75,000
  Proceeds from exercise of participation rights on Series E
   preferred stock                                                         -         169,303
  Proceeds from stock subscription                                         -           4,000
                                                                 ---------------------------

Net cash provided by financing activities                          1,247,311       2,825,433
                                                                 ---------------------------

Net increase (decrease) in cash and cash equivalents                (180,457)      1,144,473

Cash and cash equivalents, beginning of period                       305,233          16,854
                                                                 ---------------------------

Cash and cash equivalents, end of period                         $   124,776     $ 1,161,327
                                                                 ===========================

Cash paid during the period:
  Interest                                                       $    10,528     $     9,380
                                                                 ===========================



Supplemental disclosure of non-cash activities

  Issuance of Series C preferred stock subscribed                    135,000               -
  Issuance of common stock subscribed                                641,486               -
  Licensing right acquired through assumption of note payable        300,000               -
  Conversion of accrued services fees to common stock                      -         173,486

  Accrued dividend                                                    78,721          98,486
  Conversion of Series A preferred stock to common stock                   -             500
  Conversion of Series B preferred stock to common stock                   -       1,017,441
  Conversion of Series C preferred stock to common stock             218,814          44,713
  Conversion of Series D preferred stock to common stock                   -         212,500
  Deemed dividend on Series D preferred stock                              -         500,000
  Deemed dividend on Series F preferred stock                              -         642,181
  Deemed dividend on Series G preferred stock                              -         164,015
  Reversal of accrued dividends on preferred stock upon
   conversion into common stock                                            -         222,907
  Effect of changes of exchange rate on investment in and
   advances to GFP and Meilijian                                 $    (5,632)    $        98
                                                                 ===========================

               See accompanying notes to financial statements.

                       CHINA PREMIUM FOOD CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                                 (UNAUDITED)

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000, respectively, is unaudited)

1. Presentation of Interim Information

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310 of regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited financial statements reflect all adjustments that, in the opinion of the management, are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The accompanying financial statements should be read in conjunction with the audited financial statements of the Company included in the Company's
Form 10-KSB for the year ended December 31, 1999.

China Peregrine Food Corporation (formerly Shakespeare Holding, Inc.) (the Company) was incorporated under the laws of the State of Delaware on April 26, 1996. Shakespeare Holdings, Inc. was a shell company without any substantial assets and operating activities until it merged with China Peregrine Enterprises, Ltd. in March, 1997 and the Company changed to China Peregrine Food Corporation. On February 1, 2000, the Company changed its name to China Premium Food Corporation.

The Company owns equity interests in two joint ventures in China, 70% in Green Food Peregrine Children's Food Co. Ltd. (GFP) and 52% in Hangzhou Meilijian Dairy Products, Co. Ltd.(Meilijian). On January 3, 2000, the Company commenced procedures to terminate GFP in accordance with the GFP Joint Venture contract and Articles of Association. Accordingly, the Company wrote off its investment in and advance to GFP as of December 31, 1999.

The Company's financial statements for the quarter ended June 30, 1999 have been restated based on equity method. Prior financial statements were prepared on a consolidation basis whereby the Company consolidated GFP and Meilijian. Subsequent to issuing the 1998 financial statements, the Company agreed with SEC's position that, despite its ownership of more than 50% equity interest in each of these entities, the Company did not control these entities due to the influence of the Chinese government owned minority shareholders. As such, the Company agreed that the equity method should be used to account for the Company's investment in these foreign subsidiaries. The restatement did not have an impact on the previously reported net loss for the quarter ended June 30, 1999.

2. Equity Transactions

On January 27, 2000, the Company received $75,000 in cash for issuance of 100,000 shares of its common stock pursuant to the exercise of options granted in October 1999 to three non-employees, who are to provide advisory and consulting services to the Company. These option agreements provide for the issuance of a total of 1,016,000 shares of common stock pursuant to an S-8 registration statement, filed October 9, 1999. These options expire on October 17, 2000. Prior to January 27, 2000, 766,000 options were exercised.

On February 1, 2000, the Company amended its Rule 506 offering with respect to the Series D Preferred Stock originally offered on March 9, 1999 and April 23, 1999, respectively. Pursuant to this amended offering, the Company issued additional 50,000 shares of the Series D Preferred Stock and received $490,000 in cash, net of $10,000 of legal and issuance expenses. The Series D Preferred Stock has a Stated Value of $10.00 per share and the same conversion feature disclosed before. The Company also issued warrants for 1,300,000 shares of common stock to the existing holders of the Company's Series D Preferred Stock. The warrants for 1,300,000 shares of common stock have an exercise price of $0.625 per share and an expiration date of January 31, 2003.

In connection with this sale, the Company issued 125,000 shares of its common stock to such holders to compensate them for the delay in registering the resale of the common stock underlying the Series D Preferred and the warrants, and 50,000 shares of common stock to a finder. These shares of common stock were valued at $0.75 per share, which was the market value on February 1, 2000 for the Company's common stock.

In addition, Series D preferred stock entitles the holder to convert the Series D preferred stock into the Company's common stock. The number of shares of common stock issuable upon conversion of each share of Series D Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) at the holder's election accrued and unpaid dividends on such share, divided by (ii) the conversion price. The conversion price shall be equal to the lessor of: (i) 100% of the average of the closing bid price of the Company's common stock for the trading day immediately preceding the date of issuance of the shares of Series D Preferred Stock to the holders, or (ii) 80% of the average of the three lowest closing bid prices for the 22 trading days immediately preceding the conversion of the respective shares of Series D Preferred Stock. The shares of Series D Preferred Stock and dividends not previously converted into shares of Common Stock shall be converted into shares of Common Stock without further action of the Holder on the date that is two years from the date of issuance thereof ("Mandatory Conversion Date"), at the Conversion Price and on the conversion terms specified in subscription agreement, Article 5. In accordance with the Provisions of EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Commission Ratios", the issuance of these units resulted in the Company being required to record deemed dividends of $500,000 over the period from the date of issuance to the date the preferred stock first becomes convertible. The Company recognized $324,176 deemed dividend in the first quarter ended March 31, 2000 and recognized the remaining $175,824 in the second quarter ended June 30, 2000.

On February 7, 2000, the Company signed agreements with two non-employees in exchange for the graphic design and legal services provided by these two professionals to the Company, to issue a total of 131,314 shares of common stock pursuant to a 1933 Act Form S-8 registration statement which will be filed by the Company. The shares issued for these agreements are valued at $0.75 per share, which was the market value of the Company's common stock on February 7, 2000, the execution date of the agreements.

On April 6, 2000, the Company issued 6,374 share of its common stock at $0.9413 per share to compensate the consulting service of $6000 provided by The Omega Company pursuant to the terms of a written consulting agreement. The principal of The Omega Company is Mr. Arthur Blanding, who has been a member of the Company's Board of Directors since November of 1999. These shares were issued pursuant to registration provided by Section 4(2) of 1933 Act.

On April 6, 2000, the Company issued 150,000 of its Series F Convertible Preferred Stock and warrants for 4,600,000 shares of its common stock to three sophisticated and accredited investors and one finder. In addition, the Company agreed to issue 75,000 shares of common stock upon the exercise of the warrants by the respective holders. The Series F Convertible Preferred Stock and the warrants were priced at $10.00 per unit and resulted in proceeds of $1,480,000, net of $20,000 of legal and issuance expenses. The Series F Convertible Preferred Stock has a stated value of $10.00 per share and a conversion feature equal to $0.50 per share. Pursuant to the subscription agreement, the holders of Series F Preferred Stock are subject to a maximum conversion feature that prohibits the holders from converting their preferred stock into more than 9.99% of outstanding common shares on the conversion date based upon the formula specified in the subscription agreement, Article 9.3. Warrants for 3,000,000 shares of common stock were issued to the investors with an exercise price of $1.00 per share and an expiration date of April 5, 2003. Warrants for 1,600,000 shares of common stock were issued to a finder with an exercise price of $0.84 per share and have an expiration date of April 5, 2003. The Series F Convertible Preferred Stock, the warrants and the common stock underlying the Preferred and the warrants have been and will be issued pursuant to an exemption to registration provided by Regulation D, Rule 506 and Section 4(2) of the 1933 Act. The proceeds of this offering are for working capital. In accordance with the Provisions of EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Commission Ratios", the issuance of these units resulted in the Company being required to record deemed dividends of $642,181 for the quarter ended June 30, 2000.

On April 25, 2000, the Company issued 66,785 shares of its common stock to Utah Resources, Inc. pursuant to the conversion of the Company's remaining Series C Convertible Preferred Stock issued to Utah Resources in December of 1998. The Series C Convertible Preferred Stock and the common stock underlying the preferred stock were issued to Utah Resources pursuant to an exemption to registration provided by Regulation D, Rule 504 and Section 4(2) of the 1933 Act.. Utah Resources, Inc. is an accredited and sophisticated investor. No cash was received by the Company for these shares.

On May 11, 2000, the Company issued 10,260 share of its common stock at $0.7797 per share to compensate the consulting service of $8,000 provided by The Omega Company pursuant to the terms of a written consulting agreement. The principal of The Omega Company is Mr. Arthur Blanding, who has been a member of the Company's Board of Directors since November of 1999. These shares were issued pursuant to registration provided by Section 4(2) of 1933 Act.

On May 22, 2000, the Company issued 184,638 shares of its common stock to two holders of Series D Convertible Preferred Stock pursuant to the conversion of 10,000 shares of the preferred. The Series D Convertible Preferred and the common stock underlying the preferred were issued to these sophisticated and accredited investors pursuant to an exemption from registration provided by Regulation D, Rule 506 and Section 4(2) of the 1933 Act. No cash was received by the Company for these shares.

On May 23, 2000, the Company issued 1,517,441 shares of its common stock to one holder, pursuant to the conversion of 500,000 shares of Series A Convertible Preferred Stock and 1,017,441 shares of Series B Convertible Preferred Stock. The Series A and Series B Convertible Preferred Stock converted was issued by the Company in early 1997 to one of the original "founders" of the Company pursuant to an exemption to registration provided by Section 4(2) of the Act. The conversion of the Series A Convertible Preferred Stock represents all of the Series A Convertible Preferred Stock issued by the Company. No cash was received by the Company for these shares.

On May 25, 2000, the Company issued 131,314 shares of its common stock to two non-employees pursuant to written agreements with the Company, dated February 7, 2000. The issuance of the stock was in exchange for a graphic design and legal services provided by these two professionals to the Company. Shares issued under these agreements are valued at $0.75 per share, which was the market value of the Company's common stock on the date of the execution of the agreements. These shares were issued pursuant to a 1933 Act Form S-8 registration statement. No cash was received by the Company for these shares.

On June 8, 2000, the Company issued 219,566 shares of its common stock to two holders of Series D Convertible Preferred Stock pursuant to the conversion of 10,000 shares of the preferred. The Series D Convertible Preferred and the common stock underlying the preferred were issued to these sophisticated and accredited investors pursuant to an exemption from registration provided by Regulation D, Rule 506 and Section 4(2) of the 1933 Act. No cash was received by the Company for these shares.

On June 19, 2000, the Company issued 75,000 shares of it's Series G Convertible Preferred Stock and warrants for 344,330 shares at $0.9625 per share to three investors and two finders. The recipients of the preferred stock and the warrants are all sophisticated and accredited investors.

The Series G convertible Preferred Stock, the warrants and the common stock underlying both the preferred and the warrants were issued pursuant to an exemption to registration provided by Regulation D, Rule 506 and Section 4(2) of the 1933 Act. The Series G Convertible Preferred Stock and the warrants were priced at $10.00 per unit and resulted in proceeds of $675,000 in cash, net of $60,000 in finder's fees and $15,000 of legal and issuance expenses. The Series G Convertible Preferred Stock has a stated value of $10.00 per share and a conversion feature equal to the lesser of $0.85 per share or 80% of the average of the three lowest closing bid prices of the 22 days immediately preceding the conversion of the preferred. The shares of Series G Preferred Stock and dividends not previously converted into shares of Common Stock shall be converted into shares of Common Stock without further action of the Holder on the date that is two years from the date of issuance thereof ("Mandatory Conversion Date"), at the Conversion Price and on the conversion terms specified in subscription agreement, Article 5. The warrants for 334,330 shares of common stock have an exercise price of $0.9625 per share and an expiration date of June 18, 2003. The proceeds of this offering are for working capital. In accordance with the Provisions of EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Commission Ratios", the issuance of these units resulted in the Company being required to record deemed dividends of $164,015 for the quarter ended June 30, 2000.

3. Subsequent Events

On July 14, 2000, the Company issued 225,735 shares of its common stock to former holders of the Company's Series E Convertible Preferred Stock. This common stock was issued pursuant to the exercise of certain participation rights in favor of such holders at a price determined by the market value of such common stock on the day of exercise. The Company received $169,302.50 in cash from the issuance of this common stock. The Common Stock was issued by the Company pursuant to an exemption to registration provided for the original Convertible Preferred transaction, and all shares underlying that transaction, pursuant to Regulation D, Rule 506 and Section 4(2) of the 1933 Act. This stock was issued to fourteen accredited and sophisticated investors, who were provided with updated financial and corporate information through the Company's public filings.

In December 1999, the Shanghai government approved the registration of a new wholly owned subsidiary in the Wai Gao Qiao "free trade zone" in Shanghai, China. This import-export company was formed to import, export and distribute food products on a wholesale level in China. In July of 2000, the Company capitalized this subsidiary in the amount of approximately US$ 300,000. In addition, the Company has agreed to contribute an additional amount of US $2,000,000 over a five year period, commencing July 1, 2000. The Company will provide this additional capital in tranches as collateral for loans in RMB by a Chinese bank to our subsidiary. As the RMB loans are paid by the Company's subsidiary, the collateral in US dollars will be released to the Company. By this method of financing, the Company and its subsidiary will avoid the impact of regulations governing the conversion of Chinese currency into US dollars applicable in China. A foreign exchange bank has agreed to act as the "facility" for these loan transactions. The Company's subsidiary will be able to borrow up to 90% of the US dollar collateral at an exchange rate at one point below the national rate.

============================================================================
                      12,000,000 SHARES OF COMMON STOCK


                               [COMPANY LOGO]


                                 PROSPECTUS


No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               August    ,2000

============================================================================


        back page


Part II   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Other Expenses of Issuance and Distribution

      The Company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount To Be Paid

      SEC registration fee                          $ 3,336
      Legal fees and expenses                       $15,000
      Accounting fees and expenses                  $10,000
      EDGAR Services                                $ 3,000
                                                    -------
      Total                                         $31,336

Item 25.  Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our Certificate of Incorporation and Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law.

      Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 26  Recent Sales of Unregistered Securities

Fiscal year 1997

      Prior to February 1997, the Company (then known as Shakespeare Holding, Inc.) was owned by Tamarind Management, Ltd., which held 472,000 shares of Shakespeare's common stock as the

        Part II Page 1


original "founder." Shakespeare did no business and was not an operating entity. In February 1997, however, the Company underwent a "reorganization" by increasing the members of its founding group to include two of the major participants in the China Peregrine Enterprises, Limited (CPEL), the corporate General Partner of the CPEL limited partnership, and a financial consultant. As a result, the total founders increased from one entity to three individuals and two entities. Consequently, 788,000 shares of common stock and 500,000 shares of preferred stock at par value of $0.001 per share were issued to the newly joined founders, pursuant to the exemption from
Section 5 registration provided by Section 4(2) of the Securities Act of 1933 (the Act). The purpose of this "reorganization" was to create an appropriate vehicle for investment in the opportunity presented by a more open Chinese regulatory and business infrastructure. Included in this purpose was the raising of sufficient capital to fund such an investment. This plan resulted in the utilization of the Company to purchase the assets of CPEL, and operating entity with business interests in the People's Republic of China.

      On February 28, 1997, the Company issued 25,000 shares of common stock in exchange for 100% of equity interest in Manor Products Corp., pursuant to the safe harbor provisions of Regulation D, Rule 504. Manor was a Delaware company established on January 10, 1996 without any operating activities or substantial assets. In early 1996, 80% of equity interest of Manor was bought by Mr. Paul Downes, a principal of Tamarind Management, Ltd., the initial founding entity of the Company. Manor had 331 shareholders and 20,000,000 shares of common stock authorized. As of February 9, 1997, Manor had 4,090,448 shares outstanding. Pursuant to a merger agreement, each one thousand shares of Manor were exchanged for one share of common stock of the Company, with fractional share rounded up to the nearest full share. The remaining shares of the 25,000 shares of common stock issued by the Company at that time were issued to this principal individually.

      On March 5, 1997, the Company issued 1,040,000 shares of common stock in exchange for the assets of China Peregrine Enterprises, Limited, pursuant to Section 4(2) of the Act. China Peregrine Enterprises is a Texas limited partnership, set up to manage its interest in China operation conducted by a Chinese joint venture known as Green Food Peregrine Children's Food Co. Ltd. By this transaction, the Company assumed all of the rights and obligations of China Peregrine Enterprises in and to this Chinese joint venture. With the completion of the transaction, the Company became an operating entity.

      As a condition to the Company's purchase of China Peregrine Enterprises' assets, the Company required that all obligations China Peregrine Enterprises not incurred under the joint venture contract to be removed from China Peregrine Enterprises' books. Accordingly, three shareholders of the Company agreed to assume such non joint venture debt, which consisted of a line of credit obligation existing at the First Tennessee Bank. On March 15, 1997, the Company issued 1,260,000 shares of Series B preferred stock, pursuant to Section 4(2) of the Act, at stated value of $1.00 per share to three shareholders in consideration of their assumption of the obligation to pay off approximately $1,260,000 of an outstanding line of credit owed by China Peregrine Enterprises to the Tennessee-based financial institution. The outstanding line of credit was incurred by China Peregrine Enterprises during 1995 and 1996 and paid off in 1997. Two of the three shareholders to whom the Series B shares were issued were part of the reorganized "founders" group, and the third was a limited partner in China Peregrine Enterprises.

      In the Spring of 1997, the payment of the last installment to satisfy the capital contribution requirements of the Green Food Peregrine joint venture contract and Articles of Association for that

        Part II Page 2


joint venture company became due. Payment of this last installment was necessary to secure the continued involvement of the Company in the joint venture. Accordingly, by late March, 1997, certain shareholders of the Company loaned sufficient funds to pay the capital contribution installment then due. On May 1,1997, the Company closed a Rule 504, Regulation D, limited public offering of 975,000 units, each unit consisting of one share of common stock and a warrant for one share of common stock, at $1.00 per unit to raise money to repay these loans, the proceeds of which had been utilized to pay the required capital contribution. The net proceeds of this offering amounted to $975,000. All of the proceeds of this limited public offering were earmarked for and utilized to repay the shareholders loans. This 504 offering was combined with the issuance of 25,000 shares by the Company in the above discussed merger transaction with Manor Corp. for reporting and integration purposes. The common stock underlying the warrants were not part of this 504 offering, having an exercise date deferred for one year. This offering closed May 1, 1997.

      Subsequent to Rule 504, Regulation D offering, the Company conducted a separate private placement to issue 1,520,000 shares of its common stock at $1.00 per share, commencing May 2, 1997, to raise funds for general working capital. The total proceeds from this Section 4(2) private placement, which closed May 31, 1997, amounted to $1,520,000. All subscribers were required to execute subscription agreements and a questionnaire, which qualified them as "accredited" investors. These purchasers were existing shareholders, having participated in the 504 offering, or were associates of such 504 investors.

      During 1997, the Company incurred consulting, legal and accounting expenses relating to these fund raising activities, and other directors' fees and travel expenses. The Company issued a total of 469,000 shares of common stock at $1.00 per share for these expenses, pursuant to Section 4(2). Each recipient of these shares had worked closely with management of the Company and had access to detailed corporate information.

Description                                      Date        Shares     Identity
-----------                                      ----        ------     --------

Assumption of CPEL's accrued legal fees          03/15/97    200,000    Peregrine Enterprises, Inc.

Issuance of stock for legal fees relating
 to fund raising                                 03/30/97     15,000    Roy D. Toulan, Jr.

Issuance of stock for stock promotion service    04/15/97    100,000    Continental Capital & Equity
                                                                        Corporation

Issuance of stock for promotion services         05/01/97     35,000    Robert Mazzei (10,000);
                                                                        Settondown Capital Int'l (10,000);
                                                                        John Bannon (10,000);
                                                                        Carol Bowes (5,000)

Issuance of stock for financial consultation
 services                                        06/01/97     10,000    Manchester Asset Management, Ltd.

Issuance of stock for consulting service         07/01/97     24,000    Susan Lurvey (12,000);
                                                                        Dennison Chapman (12,000)

Issuance of stock for accounting service         10/01/97     15,000    Seymour Borislow (10,000)
                                                                        Jeffrey Factor (5,000)

        Part II Page 3


Issuance of stock for consulting service         10/15/97     25,000    David Dreyer

Issuance of stock for a directors' fee          11/01/97/9    25,000    Philip Pearce

Issuance of stock for travel expense             11/17/97     20,000    Tamarind Management Ltd.(15,000)

                                                                        Dale Reese (5,000)

      During 1997, the Company signed a total of four stock options agreements with certain shareholders and non-employee directors for restricted shares pursuant to Section 4(2) of the Act. These four stock option agreements are summarized as follows:

                      Granting       Options     Exercise    Vesting   Expiration
                        Date         Granted       Price     Period       Date
                      --------       -------     --------    -------   ----------

Agreement One          4/29/97      1,005,533      $1.00      None      4/28/2002
Agreement Two          4/30/97      2,000,000      $1.00      None      4/29/2002
Agreement Three        10/1/97         25,000      $1.00      None      9/30/2002
Agreement Four         10/1/97         15,000      $1.00      None      9/30/2002
---------------------------------------------------------------------------------

Total options granted in 1997       3,045,533           -none exercised
                                    ---------

Fiscal year 1998

      On January 15, 1998, the Company issued 50,000 shares of common stock at $1.00 per share to Settondown International, Ltd. (Settondown) in exchange for services by that capital service company, pursuant to Section 4(2) of the Act. Settondown has consulted with the Company and its reorganization "founders" from early 1997. Settondown's business involves consultation and finder services for corporate financing on a private and limited basis.

      On February 2, 1998, the Company issued 5,272 shares of common stock at $2.25 per share to Kenneth G. Hanson in exchange for his services in connection with the furnishing of the Company's corporate office, pursuant to Section 4(2) of the Act. Mr. Hanson was an existing shareholder of the Company and gained detailed knowledge of the business and operations of the Company through his access to top level management at the Company's corporate offices.

      On February 19, 1998, the Company issued 120,000 shares of common stock at a price of $1.00 per share to Amer-China Partners, Limited (ACPL) pursuant to a signed agreement dated October 1, 1997, to acquire ACPL's entire interest and right (2.4%) in and to the Green Food Peregrine Children's Food Co. Ltd., pursuant to Section 4(2) of the Act.

      On May 2, 1998, the Company issued 557,000 units (each unit composed of one share of common stock and one warrant to purchase one share of common stock) at a price of $2.50 per unit, pursuant to a private offering in accordance with the exemption provided in Regulation D, Rule 506. The net proceeds of this offering were $1,531,685. Among the 557,000 shares issued, 2,000 shares were issued in exchange for accounting services. The holders of such warrants are entitled to purchase, from time to time, up to 557,000 shares of common stock, per value $0.001 per share, at an

        Part II Page 4


exercise price of $1.00 per share, at any time after June 30, 1998 and through and including June 30, 2003. The 557,000 shares were sold to 33 purchasers who, with one exception, all qualified as "accredited" investors. The "non accredited" investor was the personal business assistant to one of the Company's directors and was provided with the March 1997 offering memorandum plus the then most recent financial information of the Company.

      On June 19, 1998, the Company entered into a definitive agreement with American Flavors China, Inc., a U.S.-based entity, to acquire its 52% equity interest in Hangzhou Meilijian Dairy Products Co. Ltd. (Hangzhou Meilijian). The Boards of Directors of both companies and of the joint venture have approved the acquisition. Hangzhou Dairy Co. Ltd., a state-owned enterprise in Zhejian Province of China, controls the remaining 48% of equity interest in Hangzhou Meilijian. The aforesaid acquisition is subject to approval by the local government authorities, which presently is pending. The terms of the acquisition agreement, in part, resulted in the issue of 1,513,685 shares of the Company's common stock to American Flavors China, Inc., pursuant to Section 4(2) of the Act. The negotiations for this purchase covered a time period at approximately one year. During that time, the principals at American Flavors China, Inc. were given appropriate corporate information concerning the business and operations of the Company.

      Between December 17, 1998 and February 18, 1999, the Company issued 265,000 shares of its Common Stock to 15 holders of Warrants, issued May 1, 1997, as a result of the exercise of those Warrants. All investors receiving these shares were shareholders of the Company and are "accredited" investors. The proceeds from this exercise aggregated $265,000.

      On May 2, 1998, the Company approved and ratified an agreement between the Company and China National Green Food for the increase of the Company's equity interest in Green Food Peregrine from 70% (assuming the approval of the Amer-China transfer) to 76.92%. This change in the ownership ratio will take place upon the payment of an additional US $1,500,000 in registered capital by the Company over an eighteen month period. Since Chinese government regulations require approval of this change of the investment ratio by the Ministry of Foreign Trade and Economic Cooperation, the Company has agreed to an interim loan of US $500,000 to Green Food Peregrine, with the conversion of that loan to registered capital upon obtaining the required governmental approval.

      To fund this equity increase, commencing on October 21, 1998, the Company initiated a limited public offering of its Series C Convertible Preferred Stock, pursuant to Rule 504 of Regulation D. On November 19, 1998, the Company issued 83,334 shares of its Series C Convertible Preferred Stock, plus a like number of Warrants, at a price of $3.00 per share (including the Warrants) to Utah Resources International, Inc., a sophisticated investor, resulting in proceeds of $250,000. On December 29, 1998, an additional 50,000 shares of Series C Convertible Preferred Stock, plus nine Warrants per share, at a price of $3.00 per share (including Warrants) were issued to Explorer Fund Management, Inc., a sophisticated investor, resulting in proceeds of $150,000. The Series C Certificate of Designation was not amended; only the terms of the transaction concerning the number of warrants issued with each unit was changed to accommodate the second investor this offering.

      The aggregate proceeds received from this initial and amended Rule 504 limited public offering, which closed January 4, 1999, amounted to $400,000. In addition, the exercise of all

        Part II Page 5


Warrants at the exercise price would result in an additional $533,334 in proceeds applied toward the Company's purchase of additional registered capital in Green Food Peregrine.

      The Company offered these convertible securities to these sophisticated investors in reliance upon their written representations that their purchase of these securities was for investment purposes only and not with a view to or for distributing or reselling such securities. In addition, the availability of the Rule 504 exemption for this transaction was expressly premised upon the accuracy of the purchasers' representations in that regard.

Fiscal year 1999

Securities issued in reliance upon Section 4(2)

      During the period February 2, 1999 through February 18, 1999, the Company issued 100,000 shares of its common stock to four accredited and/or sophisticated investors, resulting from the exercise of common stock warrants issued to these investors in 1997 as part of a Section 4(2)/ Rule 506 offering.

      From March 4, 1999 through April 21, 1999, the Company issued 315,000 shares of its common stock to twelve accredited and/or sophisticated investors, who were known to the Company or existing shareholders of the Company.

      On May 28, 1999, the Company issued 145,000 shares of common stock to seven accredited/sophisticated investors; on June 25, 1999, the Company issued 117,200 shares of common stock to four accredited/sophisticated investors; and on September 16, 1999, the Company issued 65,000 shares of common stock to three accredited/sophisticated investors.

      Each above described issuance of the Company's common stock was pursuant to Section 4(2) of the Securities Act of 1933 and was made pursuant to and based upon the qualification of each investor, including representations as to the investment purpose of each such purchase.

Series C Preferred - Conversions

      On January 5, 1999 and January 7, 1999, respectively, the Company issued 13,959 shares of its common stock to Utah Resources International, Inc., pursuant to its conversion of the Company's Series C Convertible Preferred Stock. On February 5, 1999 and March 3, 1999, the Company issued the aggregate of 80,000 shares of its common stock pursuant to conversions by Utah Resources. In addition, at that time, the Company issued 150,000 shares of its common stock to Explorer Fund Management, Inc., pursuant to its conversion of 50,000 shares of the Company's Series C Convertible Preferred Stock.

      On March 23, 1999 and May 19, 1999, respectively, the Company issues common stock aggregating 83,334 shares to Utah Resources pursuant to its Series C conversions. Subsequent conversions of Series C Preferred by Utah Resources resulted in the issuance of 20,000 shares of common stock on July 30, 1999, 30,000 shares of common stock on October 20, 1999 and 134,000 shares of common stock on November 16, 1999.

        Part II Page 6


Series D Preferred

      On March 9, 1999 and April 23, 1999, respectively, the Company issued 53,500 and 25,000 shares of its Series D Convertible Preferred Stock to three accredited and/or sophisticated corporate investors and one sophisticated/accredited finder. The gross proceeds from this offer aggregated $750,000. These shares of Series D Convertible Preferred Stock were issued in reliance upon the exemption from registration provided in Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, and the proceeds therefrom were used for general working capital. The issue consisted of the Series D Convertible Preferred Stock at $10.00 per share, with Warrants to: Austinvest Anstalt Balzers, 16,250 Series D/16,250 warrants for $162,500; Esquire Trade & Finance Inc.,16,250 Series D/16,250 warrants for $162,500; Amro International, S.A., 17,500 Series D/17,500 warrants for $175,000. The Company filed this SB-2 registration statement on April 16, 1999, with respect to resale of the shares of common stock underlying the Series D Convertible Preferred and the warrants.

Series E Preferred

      During July, August and September 1999, the Company conducted a private sale of Series E Convertible Preferred Stock and issued 330,000 shares in five traunches to twenty-four accredited and sophisticated investors at $2.50 per share, as follows:

July 23, 1999 -  100,000 Series E shares and warrants for 50,000 common to seven investors
Aug. 16, 1999 -  30,000 Series E shares and warrants for 15,000 common to three investors
Sept. 1, 1999 -  60,000 Series E shares and warrants for 30,000 common to three investors
Sept. 14, 1999 - 40,000 Series E shares and warrants for 52,000 common to three investors
Sept. 27, 1999 - 100,000 Series E shares and warrants for 50,000 common to eight investors

      All twenty four Series E investors are clients of the same small registered broker dealer. No general solicitation or advertising was utilized in this offering.

      These investor warrants and finder warrants are exercisable as follows:

                    Underlying     Exercise
Closing Date          Common         Price        Expiration
------------        ----------     --------       ----------

July 23, 1999
  Investors           50,000      $3.00/share      7-22-01
  Finder              10,000      $2.75/share      7-22-04
  Finder              10,000      $5.00/share      7-22-02

August 16, 1999
  Investors           15,000      $3.00/share      8-15-01
  Finder               3,000      $2.75/share      8-15-04
  Finder               3,000      $5.00/share      8-15-02

        Part II Page 7


September 1,1999
  Investors           30,000      $3.00/share      8-31-01
  Finder               6,000      $2.75/share      8-31-04
  Finder               6,000      $5.00/share      8-31-02

September 14,1999
  Investors           20,000      $3.00/share      9-13-01
  Finder               4,000      $2.75/share      9-13-04
  Finder               4,000      $5.00/share      9-13-02

September 27, 1999
  Investors           50,000      $3.00/share      9-26-01
  Finder              10,000      $2.75/share      9-26-04
  Finder              10,000      $5.00/share      9-26-02

      No Series E Warrants have been exercised.

      The issuance of this Series E Preferred Stock and warrants was pursuant to an exemption from registration provided by Rule 506 of Regulation D. The proceeds of the sale of the Series E Preferred Stock were utilized for working capital. The net proceeds of this issuance were $711,963 net of $113,037 of finder's fee, legal and printing expenses.

Series E Preferred - Conversions

      On July 29, 1999, four holders of Series E Preferred Stock converted 60,000 shares into 104,896 shares of common stock. In addition, four holders converted a total of 50,000 shares of Series E Preferred Stock into 89,444 shares of common stock on August 3, 1999 (40,000 shares) and August 23, 1999 (10,000 shares), respectively. The issuance of the common stock underlying the Series E Preferred Stock was pursuant to an exemption from registration provided by Rule 506 of Regulation D. On October 29, 1999, sixteen accredited and sophisticated investors holding Convertible Preferred Stock Series E, converted a total of 220,000 shares of Preferred Stock Series E into 440,000 shares of common stock. The Company did not realize any proceeds upon the conversion of the Series E Preferred Stock to common stock. All of the Series E Preferred stock has been converted.

Section 4(2) - Issuance to Consultants

      During 1999, the Company issued 11,303 shares of common stock were issued to The Omega Group for dairy consulting services rendered, as follows:

      May 28, 1999                       4048 shares
      June 25, 1999                      1999 shares
      August 16, 1999                    2356 shares
      October 14, 1999                   1163 shares
      December 2, 1999                   1737 shares

      These shares of common stock were issued at market value and were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act of 1933.

        Part II Page 8


Warrants and Options

      On June 15, 1999, the Company issued a total of five stock options agreements with certain non-shareholders and non-employees, who had provided bookkeeping, research and organizational services, for 55,000 restricted shares of common stock pursuant to Section 4(2) of the Act. These options contain an exercise price of $1.00 per share and expire in five (5) years.

Fiscal Year 2000

      On February 1, 2000, we amended our Rule 506 offering with respect to the Series D Preferred Stock originally offered on March 9, 1999 and April 23, 1999, respectively. Pursuant to this amended offering, we issued an additional 50,000 shares of the Series D Preferred Stock and amended the total number of warrants to be issued by the issuance of additional warrants for 1,300,000 shares of common stock to the existing sophisticated and accredited holders of our Series D Preferred Stock. The Series D Preferred and accompanying warrants were priced at $10.00 per unit and resulted in proceeds of $490,000 in cash, net of $10,000 of legal and issuance expenses.

      The Series D Preferred Stock has a Stated Value of $10.00 per share and the same conversion feature disclosed before. The warrants for 1,300,000 shares of common stock have an exercise price of $0.625 per share and an expiration date of January 31, 2003. In connection with this sale, we issued 125,000 shares of our common stock pursuant to Section 4(2) to these holders to compensate them for the delay in registering the resale of the common stock underlying the Series D Preferred and the warrants, and 50,000 shares of common stock to a finder. These shares of common stock are issued at $0.75 per share, the market value on February 1, 2000 for our common stock.

      On April 6, 2000, we issued 6,374 shares of our common stock to The Omega Company, pursuant to a written consulting contract. The principal of The Omega Company is Mr. Arthur Blanding, who has been a member of our Board of Directors since November of 1999. These shares were issued pursuant to an exemption to registration provided by Section 4(2) of the 1933 Act. We did not received cash for these shares.

      On April 6, 2000, we issued 150,000 of our Series F Convertible Preferred Stock and warrants for 4,600,000 shares of our common stock to three sophisticated and accredited investors and one finder. In addition, we agreed to issue 75,000 shares of common stock upon the exercise of the warrants by the respective holders. The Series F Convertible Preferred Stock and the warrants were priced at $10.00 per unit and resulted in proceeds of $1,480,000, net of $20,000 of legal and issuance expenses. The Series F Convertible Preferred Stock has a stated value of $10.00 per share and a conversion feature equal to $0.50 per share. Warrants for 3,000,000 shares of common stock were issued to the investors with an exercise price of $1.00 per share and an expiration date of April 5, 2003. Warrants for 1,600,000 shares of common stock were issued to a finder with an exercise price of $0.84 per share and have an expiration date of April 5, 2000. The Series F Convertible Preferred Stock, the warrants and the common stock underlying the Preferred and the warrants have been and will be issued pursuant to an exemption to registration provided by Regulation D, Rule 506 and Section 4(2) of the 1933 Act. The proceeds of this offering are for working capital.

      On April 25, 2000, we issued 66,785 shares of our common stock to Utah Resources, Inc. pursuant to the conversion of our remaining Series C Convertible Preferred Stock issued to Utah

        Part II Page 9


Resources in December of 1998. The Series C Convertible Preferred Stock and the common stock underling the preferred were issued to Utah Resources pursuant to an exemption to registration provided by Regulation D, Rule 504 and Section 4(2) of the 1933 Act.. Utah Resources, Inc. is an accredited and sophisticated investor. We did not received cash for these shares.

      On May 11, 2000, we issued 10,260 shares of our common stock to The Omega Company pursuant to the terms of a written consulting contract. We did not received cash for these shares.

      On May 22, 2000, we issued 184,638 shares of our common stock to two holders of Series D Convertible Preferred Stock pursuant to the conversion of 10,000 shares of the preferred. The Series D Convertible Preferred and the common stock underlying the preferred were issued to these sophisticated and accredited investors pursuant to an exemption from registration provided by Regulation D, Rule 506 and Section 4(2) of the 1933 Act. We did not received cash for these shares.

      On May 23, 2000, we issued 1,517,441 shares of our common stock to one holder, pursuant to the conversion of 500,000 shares of Series A Convertible Preferred Stock and 1,017,441 shares of Series B Convertible Preferred Stock. The Series A and Series B Convertible Preferred Stock converted was issued by us in early 1997 to one of our original "founders" pursuant to an exemption to registration provided by Section 4(2) of the Act. The conversion of the Series A Convertible Preferred Stock represents all of the Series A Convertible Preferred Stock issued by us. We did not received cash for these shares.

      On June 8, 2000, we issued 219,566 shares of our common stock to two holders of Series D Convertible Preferred Stock pursuant to the conversion of 10,000 shares of the preferred. The Series D Convertible Preferred and the common stock underlying the preferred were issued to these sophisticated and accredited investors pursuant to an exemption from registration provided by Regulation D, Rule 506 and Section 4(2) of the 1933 Act. We did not received cash for these shares.

      On June 19, 2000, we issued 75,000 shares of ours Series G Convertible Preferred Stock and warrants for 344,330 shares at $0.9625 per share to three investors and two finders. The recipients of the common stock and the warrants are all sophisticated and accredited investors. The Series G convertible Preferred Stock, the warrants and the common stock underlying both the preferred and the warrants were issued pursuant to an exemption to registration provided by Regulation D, Rule 506 and Section 4(2) of the 1933 Act. The Series G Convertible Preferred Stock and the warrants were priced at $10.00 per unit and resulted in proceeds of $675,000 in cash, net of $60,000 in finder's fees and $15,000 of legal and issuance expenses. The Series G Convertible Preferred Stock has a stated value of $10.00 per share and a conversion feature equal to the lesser of $0.85 per share or 80% of the average of the three lowest closing bid prices of the 22 days immediately preceding the conversion of the preferred. The warrants for 334,330 shares of common stock have an exercise price of $0.9625 per share and an expiration date of June 18, 2003. The proceeds of this offering are for working capital.

      On July 14, 2000, we issued 225,735 shares of our common stock to former holders of our Series E Convertible Preferred Stock. This common stock was issued pursuant to the exercise of certain participation rights in favor of these holders at a price determined by the market value of the common stock on the day of exercise. We received $169,302.50 in cash from the issuance of this common stock. This stock was issued pursuant to an exemption to registration provided for the

        Part II Page 10


original convertible preferred transaction, and all shares underlying that transaction, pursuant to Regulation D, Rule 506 and Section 4(2) of the 1933 Act. This stock was issued to fourteen accredited and sophisticated investors, who were provided with updated financial and corporate information through our public filings.

Item 27.  EXHIBITS

               SEC
Exhibit     Reference
  No.          No.          Title of Document
-------     ---------       -----------------

 1a             2           Asset Purchase Agreement China Peregrine Enterprises, Limited       (1)

 1b             2           Interim Agreement to Operate  China Peregrine Project               (1)

 2a             3(i)        Articles of Incorporation                                           (1)

 2b             3(i)        Amended Articles (name change)                                      (1)

 3              3(ii)       Restated Bylaws China Peregrine Food Corporation                    (1)

 4a             4           Rights of Equity Holders   Common see Articles of
                            Incorporation                                                       (1)

 4b             4           Preferred, Series A and B Designation                               (1)

 4c             4           Preferred, Series C Designation                                     (1)

 4d             4           Preferred, Series D Designation                                     (2)

 4e             4           Preferred, Series D Amended                                         (4)

 4f             4           Preferred, Series E Designation                                     (3)

 4g             4           Preferred, Series F Designation                                     (4)

 4h             4           Preferred, Series G Designation                                     (5)

                5.1         Legal opinion of Stibel & Toulan LLP                                 *

 5             10           Material Contracts   Green Food Joint Venture Contract              (1)

 6             10           Material Contracts   Hangzhou Meilijian Joint  Venture Contract     (1)

        Part II Page 11


 7a            10           Material Contracts   Asset Purchase Agreement                       (1)
                                                 American Flavors China, Inc

 7b            10           First Amendment (1-28-98)                                           (1)

 7b            10           Second Amendment (6-19-98)                                          (1)

 8             21           Subsidiaries Articles of Association Green Food Peregrine           (1)

 9             21           Subsidiaries Articles of Association Hangzhou Meilijian             (1)

 9a            21           Subsidiaries  Certificate of Incorporation Bravo! Foods, Inc.        *

 9b            21           Subsidiaries Articles of Association                                 *
                             China Premium Food Corporation  (Shanghai) Co., Inc.

               23.1         Consent of BDO Seidman, LLP                                          *

               23.2         Consent of Stibel & Toulan LLP (included in Exhibit 5.1)             *

10             27           Financial Data Schedule, 6-30-00                                     *

11             99           Hangzhou Meilijian Audited Financial                                (4)
                             Statements, Years Ending December 31,1998 and 1999

*     Filed herewith.
<F1>  Filed with Form 10SB/A First Amendment
<F2>  Filed with Form 10QSB for 3-31-99
<F3>  Filed with Form 10QSB for 6-30-99
<F4>  Filed with Form 10K-SB for 12-31-99
<F5>  Filed with Form 10QSB for 6-30-00

        Part II Page 12


Item 28.  UNDERTAKINGS

The Company hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered
      (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or change material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the city of North Palm Beach, Florida, August 23, 2000.

(Registrant)   CHINA PREMIUM FOOD CORPORATION

By: /s/ Roy G. Warren
---------------------------------------------
Roy G. Warren, President and Chief Executive Officer

        Part II Page 13


      In accordance with the requirements of the Securities Act of 1933, this amended registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                      Title                             Date
---------                      -----                             ----

/s/ Roy G. Warren       President, Director                 August 23, 2000

/s/ Susan Lurvey        Secretary, Treasurer                August 23, 2000

/s/ Michael Davis       Chief Financial Officer             August 23, 2000

        Part II Page 14



